Exhibit 10.1

Execution Version

CREDIT AGREEMENT

DATED AS OF JANUARY 13, 2021

AMONG

PPD, INC.,

AS BORROWER,

PPD DEVELOPMENT, L.P.,

AS CO-BORROWER,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT, COLLATERAL AGENT AND A L/C ISSUER,

THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO,

AND

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC,

BOFA SECURITIES, INC.,

GOLDMAN SACHS BANK USA,

MIZUHO BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.,

HSBC SECURITIES (USA) INC.,

CREDIT SUISSE LOAN FUNDING LLC,

CITIGROUP GLOBAL MARKETS INC.,

AND

DEUTSCHE BANK SECURITIES INC.

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

TABLE OF CONTENTS

Page

ARTICLE I Definitions and Accounting Terms		1

Section 1.01	Defined Terms	1
Section 1.02	Other Interpretive Provisions	75
Section 1.03	Accounting Term	77
Section 1.04	Rounding	77
Section 1.05	References to Agreements and Laws	77
Section 1.06	Times of Day	78
Section 1.07	Timing of Payment or Performance	78
Section 1.08	Currency Equivalents Generally	78
Section 1.09	[Reserved]	78
Section 1.10	Letter of Credit Amounts	78
Section 1.11	Pro Forma and other Calculations	79
Section 1.12	Calculation of Baskets	80

ARTICLE II The Commitments and Credit Extensions		82

Section 2.01	The Loans	82
Section 2.02	Borrowings, Conversions and Continuations of Loans	82
Section 2.03	Letters of Credit	84
Section 2.04	[Reserved]	91
Section 2.05	Prepayments	91
Section 2.06	Termination or Reduction of Commitments	95
Section 2.07	Repayment of Loans	96
Section 2.08	Interest	96
Section 2.09	Fees	97
Section 2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	97
Section 2.11	Evidence of Indebtedness	97
Section 2.12	Payments Generally; Administrative Agent’s Clawback	98
Section 2.13	Sharing of Payments	100
Section 2.14	Incremental Facilities	100
Section 2.15	New Incremental Notes	103
Section 2.16	Cash Collateral	104
Section 2.17	Defaulting Lenders	105
Section 2.18	Specified Refinancing Debt	106
Section 2.19	Permitted Debt Exchanges	108
Section 2.20	Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments	109

ARTICLE III Taxes, Increased Costs Protection and Illegality		112

Section 3.01	Taxes	112
Section 3.02	[Reserved]	115
Section 3.03	Illegality	115
Section 3.04	Inability to Determine Rates	116
Section 3.05	Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements	117
Section 3.06	Funding Losses	118
Section 3.07	Matters Applicable to All Requests for Compensation	118
Section 3.08	Replacement of Lenders under Certain Circumstances	119

ARTICLE IV Conditions Precedent to Credit Extensions		121

Section 4.01	Conditions to the Initial Credit Extension on the Closing Date	121
Section 4.02	Conditions to All Credit Extensions	123

i

SCHEDULES

1	Guarantors
1.01(a)	Adjustments to Consolidated EBITDA
1.01(e)	Contracts Prohibiting Subsidiary Guarantees
1.01(k)	Existing Letters of Credit
2.01	Commitments and Pro Rata Shares
4.01(a)(ix)	Jurisdictions of Local Counsel Opinions
5.08(b)	Owned Real Property
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property Matters
6.16	Post-Closing Undertakings
7.01	Closing Date Indebtedness
7.02	Closing Date Liens
7.05	Closing Date Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Request for L/C Credit Extension
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliate Lender Assignment and Assumption
E-3	Administrative Questionnaire
F	Guaranty
G	Security Agreement
I	Solvency Certificate
J	Intercompany Subordination Agreement
K-1	U.S. Tax Compliance Certificate
K-2	U.S. Tax Compliance Certificate
K-3	U.S. Tax Compliance Certificate
K-4	U.S. Tax Compliance Certificate
L-1	Optional Prepayment of Loans

This CREDIT AGREEMENT is entered into as of January 13, 2021, among PPD, INC., a Delaware corporation (the “Borrower”), PPD DEVELOPMENT, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party hereto , and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer.

PRELIMINARY STATEMENTS

The Borrower has requested that, upon the satisfaction in full of the conditions precedent set forth in Article IV below, the applicable Lenders (a) make term loans to the Borrower in an aggregate principal amount of $3,050,000,000 and (b) make available to the Borrower a $600,000,000 revolving credit facility for the making, from time to time, of revolving loans and the issuance, from time to time, of letters of credit, in each case on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to the Eurocurrency Rate for such Interest Period, multiplied by the Statutory Reserve Rate; provided that, (i) in respect of the Initial Term Loans only, if the Adjusted Eurocurrency Rate as so determined would be less than 0.50% per annum, such rate shall be deemed to be 0.50% per annum for the purposes of this Agreement, and (ii) otherwise, if the Adjusted Eurocurrency Rate as so determined would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for the purposes of this Agreement.

“Administrative Agent” means JPMorgan, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(i).

“Affiliate Lenders” means, collectively, the Sponsors and their respective Affiliates (other than the Borrower and any of its Restricted Subsidiaries).

“Affiliate Transaction” shall have the meaning specified in Section 6.18(a).

“After Year End Payment” has the meaning specified in Section 2.5(b).

“Agent-Related Distress Event” means, with respect to the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent or the Collateral Agent (each, a “Distressed Agent- Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent- Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent- Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided, that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this credit agreement.

“Agreement Currency” has the meaning specified in Section 10.23.

“AHYDO Catch Up Payment” means any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, in each case to avoid the application of Section 163(e)(5) of the Code thereto.

“All-in Yield” means, as to any Indebtedness on any date of determination, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins, (b) any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “Eurocurrency Rate” or similar component of such formula is included in the calculation of All-in Yield) or similar devices, (c) any amendment to the relevant interest rate margins and/or interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof) payable generally by or on behalf of the Borrower to lenders or other institutions providing such Indebtedness, but excluding any amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees or other similar fees payable in connection therewith, consent or amendment fees paid or payable to consenting lenders (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender) ticking fees accruing prior to the funding of such Indebtedness and any other fees of the type not paid or payable generally by, or on behalf of, the Borrower to the lenders (in their capacities as such); provided that, with respect to any Indebtedness that includes a “floor”, (A) to the extent that the Eurocurrency Rate (for a period of three months) on the date that the All-in Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the All-in Yield and (B) to the extent that the Eurocurrency Rate on the date that the All-in Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-in Yield.

“Alternative Benchmark Rate” has the meaning specified in Section 3.04(b).

“Anti-Corruption Laws” shall have the meaning set forth in Section 5.20.

“Anticipated Cure Deadline” has the meaning specified in Section 8.03(a).

“Applicable Asset Sale Percentage” means 100% with reductions to 50% and 0%, as applicable, if, on a pro forma basis after giving effect to an Asset Sale or Casualty Event, as the case may be, and the use of proceeds therefrom, the First Lien Net Leverage Ratio would be equal to or less than 4.50:1.00 or 4.00:1.00 respectively.

“Applicable Commitment Fee” means a percentage per annum equal to (a) from the Closing Date until the first Business Day that immediately follows the date on which financial statements are delivered pursuant to Section 6.01(a) or Section 6.01(b) in respect of the first full fiscal quarter ending after the Closing Date, 0.375% per annum, and thereafter, the applicable percentage per annum set forth below, as determined by reference to Total Net Leverage Ratio as set forth in the officer’s certificate received by the Administrative Agent pursuant to Section 6.02(b)(ii):

Applicable Commitment Fee
Pricing Level	Total Net Leverage Ratio	Applicable Commitment Fee
1	Less than or equal to 3.75 to 1.00	0.250%
2	Less than or equal to 4.75 to 1.00 and greater than 3.75 to 1.00	0.375%
3	Greater than 4.75 to 1.00	0.500%

Any increase or decrease in the Applicable Commitment Fee resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable financial statements are delivered pursuant to Section 6.01(a) or Section 6.01(b); provided, however, that “Pricing Level 3” shall apply without regard to the Total Net Leverage Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) but was not delivered, commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements are delivered.

Notwithstanding the foregoing provisions above, as of any date of determination, during any period when the Borrower’s public corporate family rating as determined by Moody’s or public corporate credit rating as determined by S&P (together, the “Corporate Ratings”) is (x) Ba2 or higher, and (y) BB or higher, respectively, the “Pricing Level” with respect of the Applicable Commitment Fee shall decrease to one level below the then-applicable “Pricing Level” (unless the “Pricing Level” then in effect is “Pricing Level 1” in which case there shall not be any decrease). The Corporate Ratings shall be determined from the most recent public announcement of any Corporate Rating or changes thereto; provided that, the Borrower shall notify the Administrative Agent (which may be by facsimile or electronic mail) of any public announcement of any Corporate Rating that indicates a different Applicable Commitment Fee promptly following such public announcement. Any change in the Applicable Commitment Fee shall become effective on and as of the date of any public announcement of any Corporate Rating that indicates a different Applicable Commitment Fee. If the rating system of either Moody’s or S&P shall change, the Borrower and Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and make such other related changes to this Agreement as may be applicable, and such amendment shall become effective unless the Administrative Agent has received a written objection from the Required Lenders within five Business Days’ of written notice thereof. Pending the effectiveness of such amendment, the Corporate Ratings shall be determined by reference to the rating most recently in effect prior to such change. If and for so long as either Moody’s or S&P has ceased to provide their respective Corporate Rating, then applicable Corporate Rating shall be the Corporate Rating most recently in effect prior to such event; provided that, if the unavailability of applicable Corporate Rating is unlikely to be temporary, the Borrower and Administrative Agent shall negotiate in good faith to amend this definition to provide for an alternate rating system and make such other related changes to this Agreement as may be applicable, and such amendment shall become effective unless the Administrative Agent has received a written objection from the Required Lenders within five Business Days’ of written notice thereof.

“Applicable ECF Credits” means, with respect to any Excess Cash Flow Period, (A) any cash payments made by a Person or any of its Restricted Subsidiaries during such period in respect of capital expenditures, acquisitions of intellectual property, acquisitions, Investments and Restricted Payments (excluding Restricted Payments made pursuant to pursuant to clauses (2), (3), (17), and (22) of the second paragraph of Section 7.05 and Permitted Investments pursuant to clauses (1), (2), (3), (5), (9), (14), (15), (18), (20), (23), and (24) of the definition thereof), (B) cash payments that such Person or any of its Restricted Subsidiaries has committed to make or is required to make in respect of capital expenditures, acquisitions of intellectual property, acquisitions and Investments within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in this clause (B) will not reduce Applicable ECF Credits in subsequent periods, and, to the extent not paid, will increase Applicable ECF Credits in the subsequent period, (C) repayments, prepayments and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Financing Lease Obligations of such Person or any of its Restricted Subsidiaries during such period (excluding voluntary and mandatory prepayments of Term Loans, but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments); provided that, with respect to any mandatory prepayment of Indebtedness (other than, for the avoidance of doubt, Term Loans), such prepayments shall only be deducted pursuant to this clause (i) to the extent not deducted in the computation of net proceeds in respect of the asset disposition or condemnation giving rise thereto and (D) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with any Permitted Investment, Equity Issuance or debt issuance (whether or not consummated) and any Restricted Payment made to pay any of the foregoing

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to the Revolving Credit Facility, (i) from the Closing Date until the first Business Day that immediately follows the date on which financial statements are delivered pursuant to Section 6.01(a) or Section 6.01(b) in respect of the first full fiscal quarter ending after the Closing Date, 2.00% per annum for Eurocurrency Rate Loans and 1.00% per annum for Base Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Total Net Leverage Ratio, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 6.02(b)(ii):

Applicable Rate
Pricing Level	Total Net Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans
1	Greater than 3.75 to 1.00	2.00%	1.00%
2	Less than or equal to 3.75 to 1.00	1.75%	0.75%

(b) with respect to the Initial Term Loans, (i) from the Closing Date until the first Business Day that immediately follows the date on which financial statements are delivered pursuant to Section 6.01(a) or Section 6.01(b) in respect of the first full fiscal quarter ending after the Closing Date, 2.25% per annum for Eurocurrency Rate Loans and 1.25% per annum for Base Rate Loans and (ii) thereafter, the applicable percentage per annum as determined by reference to the Total Net Leverage Ratio, as set forth in the most recent officer’s certificate received by the Administrative Agent pursuant to Section 6.02(b)(ii):

Applicable Rate
Pricing Level	Total Net Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans
1	Greater than 3.75 to 1.00	2.25%	1.25%
2	Less than or equal to 3.75 to 1.00	2.00%	1.00%

Under clauses (a) and (b) of this definition, any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date the Compliance Certificate delivered pursuant to Section 6.01(a) or Section 6.01(b); provided, however, that “Pricing Level 1” shall apply without regard to the Total Net Leverage Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) but was not delivered, commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements are delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate under clauses (a) and (b) of this definition for any period shall be subject to the provisions of Section 2.10(b).

Notwithstanding the foregoing provisions of clauses (a) and (b) above, as of any date of determination, the Applicable Rate with respect to (x) the Revolving Credit Facility shall be (i) 1.75% per annum for Eurocurrency Rate Loans and (ii) 0.75% per annum for Base Rate Loans, and (y) the Initial Term Loans shall be (i) 2.00% per annum for Eurocurrency Rate Loans and (ii) 1.00% for Base Rate Loans, in any such case, during any period when the Borrower’s Corporate Ratings is (x) Ba2 or higher, and (y) BB or higher, respectively. The Corporate Ratings shall be determined from the most recent public announcement of any Corporate Rating or changes thereto; provided that, the Borrower shall notify the Administrative Agent (which may be by facsimile or electronic mail) of any public announcement of any Corporate Rating that indicates a different Applicable Rate promptly following such public announcement. Any change in the Applicable Rate shall become effective on and as of the date of any public announcement of any Corporate Rating that indicates a different Applicable Rate. If the rating system of either Moody’s or S&P shall change, the Borrower and Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and make such other related changes to this Agreement as may be applicable, and such amendment shall become effective unless the Administrative Agent has received a written objection from the Required Lenders within five Business Days’ of written notice thereof. Pending the effectiveness of such amendment, the Corporate Ratings shall be determined by reference to the rating most recently in effect prior to such change. If and for so long as either Moody’s or S&P has ceased to provide their respective Corporate Rating, then applicable Corporate Rating shall be the Corporate Rating most recently in effect prior to such event; provided that, if the unavailability of applicable Corporate Rating is unlikely to be temporary, the Borrower and Administrative Agent shall negotiate in good faith to amend this definition to provide for an alternate rating system and make such other related changes to this Agreement as may be applicable, and such amendment shall become effective unless the Administrative Agent has received a written objection from the Required Lenders within five Business Days’ of written notice thereof.

“Appropriate Lender” means, at any time, (a) with respect to either the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders, (c) with respect to any New Term Facility, a Lender that holds a New Term Loan at such time, and (d) with respect to any Specified Refinancing Debt, a Lender that holds Specified Refinancing Term Loans or Specified Refinancing Revolving Loans.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, BofA Securities, Inc., Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., HSBC Securities (USA) Inc., Credit Suisse Loan Funding LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. in their respective capacities as exclusive joint lead arrangers and bookrunners.

“Asset Sale” means the sale, conveyance, transfer or other Disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Borrower or any Restricted Subsidiary, or the issuance or sale of Equity Interests (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 7.01 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “Disposition”). Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to expire, lapse or become abandoned);

(b) without limiting the provisions of Section 8.01(k), the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole) in compliance with the provisions of Sections 7.03 or 7.04 or any Disposition that constitutes a Change of Control;

(c) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05 or any Permitted Investment;

(d) any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than or equal to $100.0 million;

(e) any transfer or Disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(f) the creation of any Lien permitted under this Agreement;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale or transfer of accounts receivable, or participations therein, and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by the Borrower;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business of the Borrower and the Restricted Subsidiaries;

(n) any Sale/Leaseback Transaction of any property acquired or built after the Closing Date; provided that such sale is for at least Fair Market Value;

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) Dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under the second and third paragraphs of Section 7.04) Dispositions necessary or advisable (as determined by the Borrower in good faith) in order to consummate any acquisition of any Person, business or assets;

(q) Dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(t) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such Asset Sale are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(u) a sale or transfer of equipment receivables, or participations therein, and related assets; and

(v) sale, distribution or other disposition of the Existing Non-Core Assets held by the Borrower or any Restricted Subsidiary.

For the avoidance of doubt, the unwinding of Swap Contracts shall not be deemed to constitute an Asset Sale.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more

Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(c)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an EEA or UK Financial Institution.

“Bail-In Legislation” means,

(a)

with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule;

(b)

with respect to any state other than such an EEA Member Country any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	with respect to the United Kingdom (to the extent that the United Kingdom is not such an EEA Member Country), the UK Bail-In Legislation.

“Barbados Finco” means Jaguar (Barbados) Finance SRL, an international society with restricted liability grandfathered to continue to be entitled to the benefits under the Societies With Restricted Liabilities Act, Cap. 318B of the laws of Barbados and a Wholly Owned Subsidiary of the Borrower.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 1/2 of 1%, (b) the Prime Lending Rate on such day, (c) the Adjusted Eurocurrency Rate published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month plus 1%; provided that for the purposes of clause (c), the Adjusted Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the Screen Rate, as if the relevant Borrowing of Base Rate Loans were a Eurocurrency Rate Borrowing, and (d) 1.00% per annum; provided that, (i) in respect of the Initial Term Loans only, if the Base Rate as so determined would be less than 1.50% per annum, such rate shall be deemed to be 1.50% per annum for the purposes of this Agreement, and (ii) otherwise, if the Base Rate as so determined would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for the purposes of this Agreement. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark Replacement Amendment” has the meaning specified in Section 3.04(b).

“Benchmark Replacement Adjustment” means, with respect to any replacement of the interbank offered rate with an Unadjusted Benchmark Replacement for each applicable Interest Period (to the extent an Interest Period remains applicable, otherwise, such other period), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Borrower and the Administrative Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the interbank offered rate with the applicable Unadjusted Benchmark Replacement by the relevant Governmental Authority, (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the interbank offered rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities of the applicable currency at such time or and (iii) the making of appropriate adjustments as necessary to reflect such then-prevailing market convention to (a) preserve pricing in effect at the time of selection of such Benchmark Replacement Rate (i.e. to minimize value transfer while maintaining the floating rate nature of the Loans) and (b) for the duration and time for determination of the Benchmark Replacement Rate in relation to any applicable Interest Period.

“Benchmark Replacement Conforming Changes” means, with respect to any proposed Benchmark Replacement Amendment, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent and the Borrower determine may be appropriate to reflect the adoption and implementation of such Benchmark Replacement Rate and the other provisions contemplated by Section 3.04(b), and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement Rate exists, in such other manner of administration as the Administrative Agent, with the consent of the Borrower, determines is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Rate” means the sum of: (a) the alternate benchmark rate that has been selected by the Borrower and the Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the interbank offered rate (e.g., the London interbank offered rate) for syndicated credit facilities of the applicable currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement Rate as so determined would be less than zero, the Benchmark Replacement Rate will be deemed to be zero for the purposes of this Agreement. “Benchmark Trigger Event” has the meaning specified in Section 3.04(b)(iii).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning specified in the Preliminary Statements of this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to the Borrower and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means:

(1) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City; and

(2) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, means any such day described in clause (1) above that is also a London Banking Day.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or share capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances (in the case of L/C Obligations in the respective currency or currencies in which the applicable L/C Obligations are denominated) or, if the Administrative Agent or L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support (including by backstop with a letter of credit satisfactory to the applicable L/C Issuer or by being deemed reissued under another agreement acceptable to the applicable L/C Issuer), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Lenders).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Subsidiary Guarantor (other than from the Borrower or a Restricted Subsidiary) and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) Dollars, Canadian Dollars, Japanese yen, pounds sterling, euros, the national currency of any participating member of the European Union (as it is constituted on the Closing Date) and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks or $100.0 million (or the U.S. dollar equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Borrower) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A- 2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) investment funds investing at least 95% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (iii) within 90 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, and merchant services. controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

A “Change of Control” will be deemed to occur if:

(a) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) representing more than 50% of the total voting power of all of the outstanding Voting Stock of the Borrower, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint a majority of the aggregate votes on the Board of Directors of the Borrower; or

(b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Borrower or a Subsidiary Guarantor.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s parent and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Closing Date” means January 13, 2021.

“Closing Date Refinancing” has the meaning given to such term in the definition of the Transaction.

“Co-Borrower” has the meaning specified in the Preliminary Statements of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of (i) the Collateral Agent for the benefit of the Secured Parties and/or (ii) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law.

“Collateral Agent” means JPMorgan, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages (if any), each of the mortgages, collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, Section 6.14 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of (i) the Collateral Agent for the benefit of the Secured Parties and/or (ii) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law.

“COMI Regulation” has the meaning specified in Section 5.21.

“Commitment” means a Term Commitment and/or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that competes with the business of the Borrower and its Subsidiaries from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as may be agreed between Borrower and the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets of such Person and its Restricted Subsidiaries on a consolidated basis that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person and its Restricted Subsidiaries on a consolidated basis, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items) and (vi) in the event that a Qualified Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Receivables Financing minus (y) collection by such Person against the amounts sold pursuant to clause (x).

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) escrow account balances, (g) the current portion of pension liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale and (j) any L/C Obligations or Revolving Credit Loans and any letter of credit obligations, swing line loans or revolving loans under any other revolving credit facility.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) increased, in each case (other than clauses (k), (l), and (n) below) to the extent deducted and not added back in calculating such Consolidated Net Income (and, in each case, without duplication), by:

(a) provision for taxes based on income, profits or capital, including federal and state franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Restricted Subsidiaries; plus

(b) Consolidated Interest Expense; plus

(c) all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus

(d) the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; plus

(e) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent of any of the Permitted Holders, in each case, to the extent permitted by Section 6.18; plus

(f) earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period; plus

(g) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management and all losses, charges and expenses related to payments made to holders of options or other derivative equity interests in the common equity of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(h) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future Test Period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future Test Period will be subtracted from Consolidated EBITDA for such future Test Period; plus

(i) all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities that were not already excluded in calculating such Consolidated Net Income; plus

(j) restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with any acquisitions, project start-up costs (including entry into new market/channels and new service offerings), costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, systems, facilities or equipment conversion costs, excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(k) Pro Forma Cost Savings; plus

(l) amounts included on Schedule 1.01(a), attached hereto, to the extent such amounts, or amounts of similar type and nature to those listed on Schedule 1.01(a), without duplication, continue to be applicable during such period; plus

(m) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing; plus

(n) the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income;

(o) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby;

(2) decreased (without duplication and to the extent increasing such Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date and (ii) the amount of any minority interest income consisting of a Subsidiary loss attributable to minority equity interest of third parties in any non-Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net cash or realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including cash or net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if they were denominated in foreign currencies; and

(4) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice);

provided that,

(a) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or the Closing Date Refinancing or pursuant to a transaction consummated prior to the

Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis

(b) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis; and

(c) that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1)(a) through (o) above if any such item individually is less than $2,000,000 in any fiscal quarter.

“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on the Collateral that does not rank junior in priority to the Liens on the Collateral securing the Obligations.

“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clauses (a)(i), (a)(ii) (but excluding surety bonds, performance bonds or other similar instruments), (a)(iv) (but solely in respect of the amount of outstanding Indebtedness of the type described in (a)(iv) that is in excess of $7.5 million) and (b) (in respect of Indebtedness of the type described in (a)(i), (a)(ii) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and (a)(iv) (but solely in respect of the amount of Indebtedness of the type described in (a)(iv) that is in excess of $7.5 million)) of the definition of “Indebtedness”, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Agreements, and any Receivables Financing and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Financing Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and all discounts, commissions, fees and other charges associated with any Receivables Financing); plus

(b) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that (a) when determining Consolidated Interest Expense in respect of any Test Period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such Test Period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Financing Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, income, expenses and charges, in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), will be excluded;

(b) (i) all charges and expenses related to the Transactions, (ii) all transaction fees, costs and expenses incurred in connection with the consummation of any equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred hereunder (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(c) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(d) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person), will be excluded;

(e) all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g) any non-cash or unrealized foreign currency translation or transactional gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Swap Contracts for currency exchange risk), will be excluded;

(h) (i) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (ii) the net income for such period will include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(j) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k) all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP will be excluded;

(l) all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(m) any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(o) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing will be excluded;

(p) (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(q) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (q);

(r) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(s) non-cash charges or income relating to adjustments to deferred tax asset valuation allowances will be excluded;

(t) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

(u) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1)(i) of the first paragraph of Section 7.05, and without duplication of provisions under clause (c) of the first paragraph of Section 7.05 with respect to cash dividends or other returns on Investments, the net income (or loss) for such period of any Restricted Subsidiary (other than the Co-Borrower or a Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than the Co-Borrower or a Guarantor), to the limitation contained in this clause);

(v) any Initial Public Company Costs will be excluded;

(w) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(x) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the latest maturity date of any then outstanding Term Loan Tranche, shall be excluded;

provided that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (x) above if any such item individually is less than $2,000,000 in any fiscal quarter.

For the purpose of Section 7.05 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under clause (c)(5) or (c)(6) of the first paragraph of Section 7.05.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Borrower and its Restricted Subsidiaries (including deferred tax assets (without reducing such deferred tax assets by deferred tax liabilities), and less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, investments and other like intangibles, all as set forth in the most recent consolidated balance sheet of the Borrower and computed in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Borrower or another Restricted Subsidiary to its capital) (other than Cure Equity) after the Closing Date and designated as a Cash Contribution Amount; provided that such Contribution Indebtedness) is designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer of the Borrower on the incurrence date thereof.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Controlled Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower (or of any Subsidiary Guarantor) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Covenant Suspension Period” has the meaning specified in Section 7.09.

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.25.

“Credit Agreement” means (i) this Agreement and (ii) whether or not this Agreement remains outstanding, if designated by the Borrower to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrower(s) or issuer(s) and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Agreement), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt,; provided that, in each case, such Indebtedness is Incurred to Refinance, in whole or in part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing New Revolving Loans (or unused New Revolving Commitments), or any Loans under any then-existing New Term Commitments (or, if applicable, unused Commitments thereunder), or any then-existing Credit Agreement Refinancing Indebtedness (for purposes of this definition, “Refinanced Debt”); provided, further, that (i) except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates or payment-in-kind interest), interest margins, rate floors, fees, funding discounts, closing payments, original issue discounts, maturity, currency types and denominations and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Borrower in good faith to be either, at the option of the Borrower, (A) consistent with market terms and conditions, when taken as a whole, at the time of Incurrence or effectiveness or (B) not materially more restrictive on the Borrower and the Restricted Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Covenant for the benefit of each Credit Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes a Previously Absent Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Covenant shall only be required to be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Covenant benefiting only such revolving credit facilities)); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) any Credit Agreement Refinancing Indebtedness shall have a maturity equal to or later than the earlier of the maturity of the Refinanced Debt and the Latest Maturity Date and a Weighted Average Life to Maturity equal to or greater than the then-remaining Weighted Average Life to Maturity of the Refinanced Debt; provided that the foregoing requirements of this clause (ii) shall not apply to the extent such Indebtedness (A) is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the Indebtedness that is released from escrow or the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged, as applicable, otherwise satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (B) constitutes term loan A facilities (as determined by the Borrower in good faith), (C) is Incurred in connection with a permitted acquisition, Investment or other similar transaction or

(D) constitutes Credit Agreement Refinancing Indebtedness in an amount up to the Maturity/Weighted Average Life Excluded Amount, (iii) any such Indebtedness which Refinances any existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing New Revolving Loans (or unused New Revolving Commitments) shall have a maturity that is no earlier than the maturity of such Refinanced Debt and shall not require any mandatory commitment reductions prior to the maturity of such Refinanced Debt provided that the foregoing requirements of this clause (iii) shall not apply to the extent such Indebtedness (A) is subject to Customary Escrow Provisions or constitutes a customary bridge facility, so long as the Indebtedness that is released from escrow or the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged, as applicable, otherwise satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (B) constitutes term loan A facilities (as determined by the Borrower in good faith), (C) is Incurred in connection with a permitted acquisition, Investment or other similar transaction or (D) constitutes Credit Agreement Refinancing Indebtedness in an amount up to the Maturity/Weighted Average Life Excluded Amount, (iv) except to the extent otherwise permitted under this Agreement (subject to a dollar-for-dollar usage of any other basket set forth in Section 7.01, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including OID, closing payments, upfront fees or similar fees) associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn plus additional amounts permitted to be Incurred under Section 7.01, (v) such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is Incurred or made effective, (vi) except to the extent otherwise permitted hereunder, the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Credit Commitments, or New Revolving Commitments, as applicable, being replaced plus undrawn letters of credit plus additional amounts permitted to be Incurred under Section 7.01, (vii) the terms of any Credit Agreement Refinancing Indebtedness in the form of bonds, notes, loans or debentures which Refinances, in whole or in part, existing Term Loans, shall not require any mandatory prepayment, redemption, repurchase, acquisition or defeasance earlier than the earlier of the maturity date of the Refinanced Debt and the Latest Maturity Date, , other than (x) Customary Escrow Provisions (so long as the Indebtedness that is released from escrow otherwise satisfies the requirements of this clause (vii), customary change of control, asset sale event or casualty, eminent domain or condemnation event offers, AHYDO Catch-Up Payments and customary acceleration any time after an event of default and (y) in the case of such Indebtedness in the form of loans, excess cash flow sweeps (on a no greater than pro rata basis with any Credit Facility then outstanding), (viii) any Credit Agreement Refinancing Indebtedness may not be guaranteed by any Persons that do not guarantee the Obligations and (ix) any Credit Agreement Refinancing Indebtedness may not be secured by any assets that do not secure the Obligations.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Consolidated Net Income” means, as of any date of determination, the Consolidated Net Income for the period (taken as one accounting period) commencing on April 1, 2020 and ending on the last day of the most recently ended Test Period.

“Cure Amount” has the meaning specified in Section 8.03(a).

“Cure Equity” has the meaning specified in Section 8.03(a).

“Cure Right” has the meaning specified in Section 8.03(a).

“Customary Bridge Loans” means customary bridge loans, escrow or other similar arrangements with a maturity date of not longer than one year which provide for an automatic extension of the maturity date thereof to a date no earlier than the Latest Maturity Date, subject to customary conditions or the exchange or replacement thereof with other Indebtedness; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of any class of the then-existing Term Loans and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Maturity Date on the date of the Incurrence thereof.

“Customary Escrow Provisions” shall mean customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

“Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than any natural person, the Borrower or any Restricted Subsidiary of the Borrower) and any other Affiliate of the Sponsors that, in any such case, is a bona fide debt fund or an investment vehicle that is engaged in, or advises funds or other investment vehicles that are engaged in, the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) during the continuance of a an Event of Default under Section 8.01(a) only, with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans may not be converted to, or continued as, Eurocurrency Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Credit Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that the Administrative Agent shall request such confirmation upon reasonable request from any L/C Issuer; provided further that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become subject of a Bail-in Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any of the Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non- Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower (other than Excluded Equity), that is issued after the Closing Date for cash and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate of the Borrower, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Borrower and excluded from the calculation set forth in clause (c) of the first paragraph of Section 7.05.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Capital Stock by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Capital Stock to another Person.

“Disqualified Institution” means (a) each person identified as a “Disqualified Institution” on a list made available to the Administrative Agent by the Borrower prior to the general launch of syndication of the Initial Term Loans, (b) any Company Competitor identified on a list made available to the Administrative Agent by the Borrower from time to time and (c) as to any entity referenced in each of clause (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds, or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of such entity. Notwithstanding the foregoing, any list of Disqualified Institutions shall only be required to be available to the Lenders on the Platform or another similar electronic system to the extent the Borrower desires to prevent any such Disqualified Institution from being a Participant. For the purposes of clause (b), such list shall be made available to the Administrative Agent pursuant to Section 10.02.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control, casualty event or asset sale; and any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale or casualty event, the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the Latest Maturity Date of the Term Loans at the time of issuance of the respective Disqualified Stock; provided that only the portion of Equity Interests that so mature or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Loan Party” means the Borrower, the Co-Borrower and each Subsidiary Guarantor that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary of the Borrower that (i) is organized under the laws of the United States, any state thereof or the District of Columbia, (ii) is not a Subsidiary of a Foreign Subsidiary (other than UK Holdco (or any foreign domiciled successor thereof)) and (iii) is not a FSHCO.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one of its Subsidiaries in order to purchase any Term Loans under a Tranche (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower:

(a) Notice Procedures. In connection with any Auction, the Borrower shall provide notification to the Administrative Agent (for distribution to the Appropriate Lenders) of the Term Loans under such Tranche that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $2,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Term Loans under such Tranche at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.

(b) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell, which must be in increments of $2,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount for which the Borrower or one of its Subsidiaries, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower or one of its Subsidiaries, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Borrower or one of its Subsidiaries, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower or one of its Subsidiaries, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(d) Additional Procedures. Once initiated by an Auction Notice, the Borrower or any of its Subsidiaries, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with Section 10.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by the Borrower or such Subsidiary, as applicable) reasonably acceptable to the Administrative Agent and the Borrower.

“EEA or UK Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country or (to the extent that the United Kingdom is not such an EEA Country) the United Kingdom, which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Country) the United Kingdom which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Country) the United Kingdom which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA or UK Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).

“Engagement Letter” means that certain engagement letter dated January 4, 2021 by and among the Borrower, J.P. Morgan Chase Bank, N.A., Barclays Bank PLC, BofA Securities, Inc., Goldman Sachs Bank USA, Mizuho Bank, Morgan Stanley Senior Funding, Inc., HSBC Securities (USA) Inc., Ltd., Credit Suisse Loan Funding LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the environment, human health (to the extent relating to exposure to Hazardous Materials) or safety, including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any issuance by any Person to any other Person of (a) its Equity Interests for cash, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; (k) any Foreign Benefit Event or (l) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Escrowed Proceeds” shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Eurocurrency Rate” means, in the case of any Eurocurrency Rate Loan for any Interest Period:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate administered by ICE Benchmark Administration that appears on the Reuters Screen LIBOR01 (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery on the first day of such Interest Period; or

(ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service that displays the London interbank offered rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery on the first day of such Interest Period; or

(iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the Interpolated Rate.

“Eurocurrency Rate Borrowing” means a Borrowing comprising Eurocurrency Rate Loans.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the applicable Adjusted Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:

(a) Consolidated Net Income of the Borrower Parties for such Excess Cash Flow Period, minus

(b) the sum, without duplication (in each case, for the Borrower and the Restricted Subsidiaries on a consolidated basis), of:

(i) [reserved]; minus

(ii) [reserved]; minus

(iii) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes, to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income, and (B) cash payments that such Person or any of its Restricted Subsidiaries will be required to make in respect of Taxes within 180 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; minus

(iv) all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period (A) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (a) through (x) of the definition of Consolidated Net Income or (B) that were not expensed during such period in accordance with GAAP; minus

(v) all non-cash credits included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (q) and (r) of Consolidated Net Income to the extent not reimbursed in cash during such period); minus

(vi) an amount equal to the sum of (A) the increase in the Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the end of such Excess Cash Flow Period minus Working Capital at the beginning of such Excess Cash Flow Period), if any, plus (B) the increase in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any; minus

(vii) cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period; minus

(viii) [reserved]; minus

(ix) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income; minus

(x) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

(xi) all non-cash charges, losses and expenses (including, without limitation, taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income; plus

(xii) an amount equal to the sum of (A) the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Excess Cash Flow Period minus Working Capital at the end of such Excess Cash Flow Period), if any, plus (B) the decrease in long-term accounts receivable of such Person and its Restricted Subsidiaries, if any (other than any such increases contemplated by clauses (A) and (B) of this clause

(xii) that are directly attributable to acquisitions of a Person or business unit by the Borrower and its Restricted Subsidiaries during such period); plus

(xiii) all amounts referred to in clauses (i) and (ii) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans) and the sale or issuance of Equity Interests.

“Excess Cash Flow Percentage” means 50%, with a reduction to 25% or 0% if the First Lien Net Leverage Ratio, subject to Section 1.11, as of the last day of the fiscal year to which such Excess Cash Flow Period relates was less than 4.50:1.00 or 4.00:1.00, respectively.

“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2022.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent), after consultation with the Administrative Agent, to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.19;

provided that the Borrower shall not designate the Administrative Agent as the Exchange Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Exchange Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Exchange Agent.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters “FXFIX” Page for such currency; in the event that such rate does not appear on any Reuters “FXFIX” Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Borrower after the Closing Date from:

(1) contributions to its common equity capital, and

(2) the sale of Capital Stock (other than Excluded Equity) of the Borrower,

in each case designated as Excluded Contributions pursuant to an officer’s certificate of a Responsible Officer on or promptly after such contribution or sale, or that has been utilized to make a Restricted Payment pursuant to clause (2) of the second paragraph of Section 7.05. Excluded Contributions will be excluded from the calculation set forth in clause (c) of the first paragraph of Section 7.05.

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Subsidiary), and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under clause (c) of the second paragraph under Section 7.05 or clause (14) of the definition of “Permitted Investments”.

“Excluded Property” means, with respect to any Loan Party, (a) any fee-owned real property not constituting Material Real Property and any leased real property, (b) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by filing a UCC financing statement, letter of credit rights (other than letter of credit rights that can be perfected by the filing of a UCC financing statement) with a value not in excess of $25,000,000 in the aggregate and commercial tort claims with a value not in excess of $25,000,000 in the aggregate, (c) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), or material adverse regulatory consequences, in each case, as reasonably determined by the Borrower and notified to the Administrative Agent; provided, that any such limitation described in this clause (c) shall not apply with respect to the pledge of Equity Interests of UK Holdco and Barbados Finco, (d) pledges of, and security interests in, certain assets, in favor of the Collateral Agent which are prohibited by applicable Law; provided, that (i) any such limitation described in this clause (d) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and such asset shall be included as Collateral, (e) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition; provided that (i) any such limitation described in this clause (e) on the security interests granted hereunder shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral, (f) Equity Interests in (A) any Person other than Wholly Owned Restricted Subsidiaries of the Borrower to the extent and for so long as the pledge thereof in favor of the Collateral is not permitted by the terms of such Person’s joint venture agreement or other applicable Organization Documents; provided, that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of such acquisition), (B) any not- for-profit Subsidiary, (C) any captive insurance Subsidiary, (D) any special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary and (E) any Unrestricted Subsidiary, (g) any lease, license or other agreement or any property subject to a purchase money security interest, Financing Lease Obligation or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their Wholly Owned Subsidiaries), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (h) any “intent-to-use” trademark application prior to the filing of a Statement of Use or an Amendment to Allege Use with respect thereto, to the extent, if any, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such application under applicable federal law, (i) any assets sold pursuant to a Qualified Receivables Financing, (j) Equity Interests in excess of 65% of the voting capital stock of (A) any Foreign Subsidiary (other than UK Holdco and Barbados Finco) or (B) any FSHCO and (k) Margin Stock. Other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Borrower agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means any Subsidiary that is (a) an Unrestricted Subsidiary, (b) not wholly owned directly by the Borrower or one or more Wholly Owned Restricted Subsidiaries of the Borrower, (c) an Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of revenues of all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (c) for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date exceeds 10.0% of the aggregate annual revenues of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date and (ii) the aggregate amount of net tangible assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (c) exceeds 10.0% of the aggregate amount of Consolidated Net Tangible Assets of the Borrower and the Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (c), as at the end of the Test Period most recently ended on or prior to the date of determination), (d) a FSHCO or Controlled Foreign Subsidiary (or any direct or indirect Subsidiary of such FSHCO or Controlled Foreign Subsidiary), (e) [reserved], (f) a Foreign Subsidiary (other than UK Holdco and Barbados Finco); (g) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from a Responsible Officer of the Borrower as to the existence of such prohibition or consent, approval, license or authorization requirement, (h) a Subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date and is listed on Schedule 1.01(e) hereto (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof), (i) a Subsidiary with respect to which a guarantee by it of the Facilities would result in material adverse tax consequences to the Borrower or one or more of its Restricted Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent; provided, that any such limitation described in this clause (i) shall not apply with respect to UK Holdco and Barbados Finco, (j) any Receivables Subsidiary, (k) not-for-profit subsidiaries, (l) Subsidiaries that are special purpose entities, and (m) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of guaranteeing the Facilities would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that if a Subsidiary executes the Guaranty as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty as a “Guarantor” in accordance with the terms hereof and thereof); provided, further, that no Subsidiary of the Borrower shall be an Excluded Subsidiary if such Subsidiary is a guarantor with respect to any Refinancing Notes, any New Incremental Notes or, to the extent incurred by a Loan Party (other than the Borrower), any other debt for borrowed money that is treated as an “obligation of a United States person” within the meaning of Code Section 956, in each case, with an aggregate outstanding principal amount in excess of $200.0 million.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 3.08), any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which such Lender acquired such interest or changes its lending office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date), among certain Subsidiaries of the Borrower, the financial institutions party thereto as lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

“Existing Investments” means A.M. Pappas Life Science Ventures III, L.P., A.M. Pappas Life Science Ventures IV, L.P., Acylin Therapeutics, Inc., Auven Therapeutics Holdings, L.P., Bay City Capital Fund IV, L.P., Bay City Capital Fund V, L.P., Liquidia Technologies, Inc. and venBio Global Strategic Fund, L.P.

“Existing L/C Issuer” means JPMorgan Chase Bank, N.A., Credit Suisse AG, Cayman Islands Branch or any of its Affiliates, as issuer of the Existing Letters of Credit.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(k) issued under the Existing Credit Agreement.

“Existing Non-Core Assets” means the Existing Investments

“Existing Senior Notes” means (i) the 4.625% Senior Notes due 2025 issued by certain subsidiaries of the Borrower in an aggregate principal amount of $500,000,000 issued prior to the Closing Date pursuant to the Existing Senior Notes Indenture and (ii) the 5.000% Senior Notes due 2028 issued by certain subsidiaries of the Borrower in an aggregate principal amount of $700,000,000 issued prior to the Closing Date pursuant to the Existing Senior Notes Indenture.

“Existing Senior Notes Indenture” means the Indenture dated as of June 5, 2020, relating to the Existing Senior Notes, among Wilmington Trust, National Association, as trustee, certain subsidiaries of the Borrower party thereto, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Facility” means the Term Facilities, the Revolving Credit Facility or the Letter of Credit Sublimit, as the context may require.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the board of directors of the Borrower, whose determination will be conclusive for all purposes under the Loan Documents).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements, treaties or conventions among Governmental Authorities implementing the foregoing (together with any fiscal or regulatory legislation, rules or practices adopted pursuant to such agreements, treaties or conventions).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant” has the meaning specified in Section 7.08.

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).

“Financing Lease Obligation” means, as applied to any Person, any obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Lien Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated Funded First Lien Indebtedness (less the unrestricted cash and Cash Equivalents of the Borrower Parties as of such date) of the Borrower Parties as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA of the Borrower Parties for such Test Period.

“Fixed Amounts” has the meaning specified in Section 1.12.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower Parties as of any date of determination, the ratio of (1) Consolidated EBITDA of the Borrower Parties for the most recent Test Period ended on or prior to such date of determination to (2) the Fixed Charges of the Borrower Parties for such Test Period. In the event that the Borrower or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Lender” means a lender that is not a U.S. Person.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by a Loan Party or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof).

“FSHCO” means any Subsidiary of the Borrower (or of any Subsidiary Guarantor that owns no material assets other than Capital Stock and/or, if applicable, Indebtedness of one or more Controlled Foreign Subsidiaries or another FSHCO (it being understood that PPD International Holdings, Inc., AbC.R.O., Inc. and APBI Finance Corp. satisfy the foregoing requirement as of the Closing Date).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided that the Borrower may at any time elect by written notice to the Administrative Agent to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition without giving effect to the proviso thereto. All ratios and computations based on GAAP contained in the Agreement shall be computed in conformity with GAAP (unless IFRS has been elected in lieu thereof); provided that any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, as of the Closing Date, the Borrower (other than with respect to its own Obligations, the Co-Borrower (other than with respect to its own Obligations) and the other Subsidiaries of the Borrower listed on Schedule 1 (such Subsidiaries not to include any Excluded Subsidiary) and each other Subsidiary of the Borrower that shall be required to execute and deliver (or otherwise does execute and deliver) a guaranty or guaranty supplement pursuant to Section 6.12 or 6.16.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or 6.16.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract (including by way of novation), is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) within 90 days after the time it enters into a Swap Contract (including by way of novation), becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 30 days after the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Swap Contract.

“Historical Financial Statements” shall mean (a) audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2019 and 2018 and the audited consolidated statements of operations, comprehensive income (loss), stockholders’ deficit and redeemable noncontrolling interests and cash flows of the Borrower and its Subsidiaries for the years ended December 31, 2019, 2018 and 2017 and (b) an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2020 and the unaudited condensed statements of operations, comprehensive income, stockholders’ deficit and redeemable noncontrolling interest and cash flows of the Borrower and its Subsidiaries for the nine months ended September 30, 2020.

“Honor Date” has the meaning specified in Section 2.03(d)(i).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“IG Reinstatement Condition” has the meaning specified in Section 10.28(d).

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose net tangible assets (when combined with the net tangible assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 7.5% of the aggregate amount of Consolidated Net Tangible Assets of the Borrower and its Restricted Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date of determination was an amount equal to or less than 7.5% of the of the aggregate amount of revenues of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date. “Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-

law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs, legatees or any other Person who was an Affiliate of such individual upon the death of such individual and who, upon such death, directly or indirectly owned Equity Interests in the Borrower or any of its parent companies or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Amount” means, on any date, the sum of the following:

(a) the Starter Amount on such date, plus

(b) (i) the amount of any (A) optional prepayment of any Term Loan in accordance with Section 2.05(a), (B) optional prepayment, redemption, repurchase, defeasance, satisfaction and discharge and/or other similar acquisition prior to a scheduled repayment of other Indebtedness that is secured by a Lien on the Collateral that ranks (without regard to the control of remedies) equal in priority with the Lien on the Collateral securing the Obligations, (C) permanent reduction of any Revolving Credit Commitment, plus (ii) the aggregate principal amount of any Term Loan or other Indebtedness that is secured by a Lien on the Collateral that ranks (without regard to the control of remedies) equal in priority with the Lien on the Collateral securing the Obligations reduction resulting from any assignment of such Term Loan or such other Indebtedness that is secured by a Lien on the Collateral that ranks (without regard to the control of remedies) equal in priority with the Lien on the Collateral securing the Obligations to (and/or purchase or buybacks of such Term Loan or such other Indebtedness that is secured by a Lien on the Collateral that ranks (without regard to the control of remedies) equal in priority with the Lien on the Collateral securing the Obligations by) the Borrower and/or any Restricted Subsidiary, including any such assignment, purchase or buyback made at a discount to par, with credit given for purposes of this clause (b) to the aggregate principal amount of the Loans (or, in the case of any other Indebtedness that is secured by a Lien on the Collateral that ranks (without regard to the control of remedies) equal in priority with the Lien on the Collateral securing the Obligations, other Indebtedness) subject thereto, so long as, in the case of any such optional prepayment, reduction, assignment, purchase, buyback, redemption, repurchase, defeasance, satisfaction and discharge or acquisition, the relevant prepayment, reduction, assignment, purchase, buyback, redemption, repurchase, defeasance, satisfaction and discharge and/or acquisition was not funded with the proceeds of any long-term Indebtedness minus (iii) the aggregate principal amount of all New Loan Commitments and/or Incremental Equivalent Debt Incurred in reliance on this clause (b) on or prior to such date, plus (iv) at the option of the Borrower, the amount of Indebtedness permitted to be Incurred under Section 7.01(l) and secured by liens at the time such Indebtedness is Incurred; provided that any Indebtedness Incurred pursuant to this clause (b)(iv) in lieu of Section 7.01(l) shall reduce availability under Section 7.01(l), plus

(c) an unlimited amount so long as, in the case of this clause (c), after giving pro forma effect to the incurrence of Indebtedness under the relevant New Loan Commitments and/or Incremental Equivalent Debt, the First Lien Net Leverage Ratio does not exceed either (x) 5.00:1.00 (whether or not Incurred in connection with an acquisition, Investment or other similar transaction) or (y) solely in the case of any New Loan Commitments and/or Incremental Equivalent Debt being Incurred to finance an acquisition, Investment or other similar transaction, the First Lien Net Leverage Ratio in effect immediately prior to giving effect to the consummation of such acquisition, Investment or other similar transaction and the Incurrence of the Indebtedness under such New Loan Commitment and/or Incremental Equivalent Debt, in each case, calculated on a pro forma basis (but without giving effect to any amount Incurred substantially simultaneously or contemporaneously therewith under the Starter Amount, under clause (b) of this definition of “Incremental Amount” or under any revolving facility, including the Revolving Credit Facility), including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the Indebtedness under such New Loan Commitment and/or Incremental Equivalent Debt), and in the case of any Revolving Credit Commitment Increase or New Revolving Commitment, assuming a full drawing under such Revolving Credit Commitment Increase or New Revolving Commitment, as applicable.

“Incremental Arranger” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” means Indebtedness Incurred by the Borrower or any other Loan Party in the form of (i) notes, bonds, debentures or loans secured by Liens on the Collateral ranking on an equal priority basis (but without regard to the control of remedies) to the Liens on the Collateral securing the Obligations, (ii) notes, bonds, debentures or loans secured by Liens on the Collateral ranking on a junior priority basis to the Liens on the Collateral securing the Obligations, (iii) unsecured notes, bonds, debentures or loans and/or (iv) commitments in respect of any of the foregoing Incurred or implemented in lieu of loans under New Loan Commitments; provided that:

(a) at the time of Incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness to be so Incurred does not exceed the Incremental Amount at such time; provided that, for purposes of this definition, in the case of Incremental Equivalent Debt that is not incurred in reliance on clause (a) or (b) of the definition of “Incremental Amount” and that is (I) secured by a Lien on the Collateral ranking on a junior priority basis to the Lien on the Collateral securing the Obligations, in lieu of the First Lien Net Leverage Ratio test applicable thereto, an unlimited amount of Incremental Equivalent Debt may be Incurred under clause (c) of the definition of “Incremental Amount” so long as, after giving effect to the relevant Incurrence of Incremental Equivalent Debt, the Secured Net Leverage Ratio does not exceed either (x) 5.50:1.00 (whether or not Incurred in connection with an acquisition, Investment or other similar transaction) or (y) solely in the case of any Incremental Equivalent Debt being Incurred to finance an acquisition, Investment or other similar transaction, the Secured Net Leverage Ratio in effect immediately prior to giving effect to such acquisition, Investment or other similar transaction and the Incurrence of such Incremental Equivalent Debt, in each case, calculated on a pro forma basis or (II) unsecured, in lieu of the First Lien Net Leverage Ratio test applicable thereto, an unlimited amount of Incremental Equivalent Debt may be Incurred under clause (c) of the definition of “Incremental Amount” so long as after giving effect to the relevant Incurrence of Incremental Equivalent Debt, the Total Net Leverage Ratio does not exceed either (x) 6.00:1.00 (whether or not Incurred in connection with an acquisition, Investment or other similar transaction) or (y) solely in the case of any Incremental Equivalent Debt being Incurred to finance an acquisition, Investment or other similar transaction, the Total Net Leverage Ratio in effect immediately prior to giving effect to such acquisition, Investment or other similar transaction and the Incurrence of such Incremental Equivalent Debt, in each case, calculated on a pro forma basis (in the case of each of clauses (I) and (II) above, without giving effect to any amount Incurred substantially simultaneously or contemporaneously therewith under the Starter Amount, or any Fixed Amount basket under clause (b) of the definition of “Incremental Amount” or under any revolving facility, including the Revolving Credit Facility), including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Incremental Equivalent Debt), and in the case of any Incremental Equivalent Debt that is revolving debt, assuming a full drawing of such Incremental Equivalent Debt),

(b) no Event of Default has occurred and is continuing or would exist after giving effect thereto (except in the case of the Incurrence or provision of any Incremental Equivalent Debt in connection with a an acquisition, Investment, other similar transaction or any prepayment, redemption, repurchase, defeasance, acquisition or similar payment of Indebtedness or Capital Stock that requires irrevocable notice in advance therof, not prohibited by the terms of this Agreement or any Limited Condition Transaction, in which case no Event of Default under Section 8.01)(a), 8.01(f) or 8.01(g)) has occurred and is continuing or would exist after giving effect thereto),

(c) except with respect to customary prepayment terms in connection with customary escrow arrangements, the Weighted Average Life to Maturity applicable to such notes, bonds, debentures or loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any prepayments thereof); provided that Incremental Equivalent Debt (A) constituting Customary Bridge Loans, (B) any term loan A facilities (as determined by the Borrower in good faith) and/or (C) at the option of the Borrower, in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount, in the case of each of clauses (A) through (C), may be Incurred without regard to this clause (c),

(d) except with respect to customary prepayment terms in connection with customary escrow arrangements, the final maturity date with respect to such notes, bonds, debentures or loans is no earlier than the Latest Maturity Date on the date of the Incurrence thereof; provided that Incremental Equivalent Debt (A) constituting Customary Bridge Loans, (B) any term loan A facilities (as determined by the Borrower in good faith) and/or (C) at the option of the Borrower, in an aggregate principal amount up to the available Maturity/Weighted Average Life Excluded Amount, in the case of each of clauses (A) through (C), may be Incurred without regard to this clause (d),

(e) any such Indebtedness that is secured shall be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and no such Indebtedness may be (i) guaranteed by any Person that is not a Loan Party or (ii) secured by any assets other than the Collateral, and

(f) except as otherwise permitted in Section 2.14 (including with respect to maturity, amortization, pricing, currency types and denominations, interest rate margins, rate floors, MFN terms, discounts, premiums, fees, and (subject to clause (h) below) prepayment, redemption or similar terms and provisions, in each case, which shall each be determined by the Borrower and the lenders or investors with respect to such Incremental Equivalent Debt) with respect to an analogous New Loan Commitment, the terms of any Incremental Equivalent Debt (other than any terms which are applicable only after the Latest Maturity Date) must, at the option of the Borrower, either (i) reflect market terms and conditions (taken as a whole) at the time of Incurrence, issuance or effectiveness of such Incremental Equivalent Debt (as determined by the Borrower in good faith), (ii) be not materially more restrictive on the Borrower and its Restricted Subsidiaries (when taken as a whole) than those applicable to any then-existing Term Loans (when taken as a whole) or

(iii) be otherwise reasonably acceptable to the Administrative Agent (it being understood that to the extent that any covenant (including any financial maintenance covenant) or other term is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Agreement if such covenant or other term is also added for the benefit of all Tranches of Loans).

(g) except with respect to customary prepayment terms in connection with customary escrow arrangements, no such Indebtedness (other than Customary Bridge Loans and term A loan facilities) shall have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, AHYDO Catch Up Payments, change of control offers or events of default and in the case of loans, excess cash flow sweeps) that could result in prepayments or redemptions of such Indebtedness prior to the Latest Maturity Date.

“Incremental Notes Arranger” has the meaning specified in Section 2.15(a).

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Incurrence-Based Amounts” has the meaning specified in Section 1.12.

“Indebtedness” means, with respect to any Person, without duplication:

(a) the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof),

(iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Financing Lease Obligations or (v) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered Non-Financing Lease Obligations, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) obligations under or in respect of Receivables Financings;

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries;

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(viii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(ix) Capital Stock (other than Disqualified Stock and Preferred Stock) ).; or

(x) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been irrevocably defeased or irrevocably satisfied and discharged pursuant to the terms of such agreement.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange; provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange shall not constitute Initial Public Company Costs.

“Initial Term Borrowing” means a borrowing consisting of simultaneous Initial Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a)on the Closing Date. “Initial Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01(a) under the caption “Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments as of the Closing Date is $3,050,000,000.

“Initial Term Loans” has the meaning specified in Section 2.01(a).

“Intellectual Property Security Agreement” means, collectively, each of the intellectual property security agreements, substantially in the form of Exhibit B to the Security Agreement, entered into by the applicable Loan Parties dated the date of this Agreement, together with each other intellectual property security agreement or Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 6.12, 6.14 or Section 6.16.

“Intellectual Property Security Agreement Supplement” means, collectively, any intellectual property security agreement supplement, substantially in the form of Exhibit C to the Security Agreement, entered into in connection with, and pursuant to the terms of, the Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit J hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each fiscal quarter and the Maturity Date of the Facility under which such Loan was made (commencing with March 31, 2021).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter (or such shorter interest period as may be agreed to by all Lenders of the applicable Tranche) as the Borrower may elect; as selected by the Borrower in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

“Internal Financial Statements” shall mean the most recent annual or quarterly financial statements of the Borrower that are internally available at the Borrower.

“Interpolated Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of 11:00 a.m., London time on the day two Business Days prior to the first day of such Interest Period.

“Investment” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and (ii) investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of a Non-Financing Lease Obligation of the Borrower or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described in Section 7.05:

(1) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 7.05 and otherwise determining compliance with Section 7.05) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Borrower or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment and shall be net of any Investment by such Person in the Borrower or any Restricted Subsidiary.

“Investment Grade Condition” means the first day on which (x) the Borrower’s public corporate credit rating from S&P shall be BBB- or better and the Borrower’s public corporate family rating from Moody’s shall be Baa3 or better and (y) no Event of Default shall have occurred and be continuing.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Investment Grade Securities” means:

(1) securities issued or directly and guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance and to which such Letter of Credit is subject).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or, if applicable, a Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors.

“Judgment Currency” has the meaning specified in Section 10.23.

“Junior Financing” has the meaning specified in Section 7.05.

“JV Distribution” means, at any time, 50% of the aggregate amount of all cash dividends or distributions received by the Borrower or any of its Restricted Subsidiaries as a return on an Investment in a Permitted Joint Venture during the period from April 1, 2020 through the end of the Test Period most recently ended on or prior to such date; provided that the Borrower or any of its Restricted Subsidiaries are not required to reinvest such dividends or distributions in the Permitted Joint Venture.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche or Revolving Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its applicable Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date required under Section 2.03(d)(i) or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, Bank of America, N.A., Mizuho Bank, Ltd., HSBC Bank USA, N.A., Credit Suisse AG, Cayman Islands Branch, Citibank, N.A. and Deutsche Bank AG New York Branch (or, in each case, an Affiliate thereof) in their capacity as an issuer of Letters of Credit hereunder (it being understood that none of the L/C Issuers identified in this clause (a) shall be obligated to issue any trade or commercial letters of credit hereunder, unless such L/C Issuer consents to do so), (b) any other Lender reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (c) each Existing L/C Issuer shall be an L/C Issuer with respect to the Existing Letters of Credit, and in each case, applicable Affiliates.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but (a) any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, or (b) any drawing was made thereunder on or before the last day permitted thereunder and such drawing has not been honored or refused by the applicable L/C Issuer, such Letter of Credit shall be deemed to be “outstanding” in the amount of such drawing.

“LCT Election” has the meaning specified in Section 1.02.

“LCT Test Date” has the meaning specified in Section 1.02.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A-2 hereto.

“Letter of Credit Expiration Date” means, subject to Section 2.03(a)(ii)(C), the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent or similar statutes) of any jurisdiction); provided that in no event shall a Non-Financing Lease Obligation or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (a) any Incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, Refinancing or similar payment of, Indebtedness or any Capital Stock, (b) any Acquisition (or proposed Acquisition) by the Borrower or any Restricted Subsidiary permitted by this Agreement, (c) the making of any Disposition, (d) the making of any Investment (including any Acquisition) or Restricted Payment and (e) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (a) through (e), including any transaction that, if consummated, would constitute a transaction of the type described in any of the preceding clauses (a) through (e).

“Loan” means an extension of credit by a Lender to the Borrower and/or Co-Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Specified Refinancing Revolving Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Intercompany Subordination Agreement, (vi) any intercreditor agreement required to be entered into pursuant to the terms of this Agreement, (vii) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, and (viii) any Refinancing Amendment.

“Loan Parties” shall mean, collectively, and/or, as applicable, individually, the Borrower, the Co-Borrower and each other Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders that would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Investors” means the current, former or future officers, directors, managers and employees (and any Immediate Family Members of the foregoing) of the Borrower, the Restricted Subsidiaries who are or who become direct or indirect investors in the Borrower, including any such officers, directors, managers, employees, members or partners (and any Immediate Family Members of the foregoing) owning through an equityholding vehicle.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as from time to time in effect.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of the Borrower on a Business Day no more than five Business Days prior to the date of the declaration or making of a Restricted Payment permitted pursuant to Section 7.05(c)(8) multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment (or, if such common Equity Interests have only been traded on such securities exchange for a period of time that is less than 30 consecutive trading days, such shorter period of time).

“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Agents and the Lenders under the Loan Documents.

“Material Real Property” means any parcel of real property (other than a parcel with a Fair Market Value of less than $25,000,000) owned in fee by a Loan Party and located in the United States; provided, however, that one or more parcels owned in fee by a Loan Party and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address, may, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Maturity Date” means: (a) with respect to the Revolving Credit Facility, the earlier of (i) January 13, 2026 and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06(a) or 8.02; and (b) with respect to the Initial Term Loans, the earliest of (i) January 13, 2028, (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.06(a) prior to any Initial Term Borrowing and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to (i) Term Loans and Revolving Credit Commitments that are the subject of a loan modification offer pursuant to Section 10.01 and (ii) Term Loans and Revolving Credit Commitments that are incurred pursuant to Sections 2.14 or 2.18 shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, or specified refinancing documentation, as applicable thereto.

“Maturity/Weighted Average Life Excluded Amount” means (x) the greater of (i) $840,000,000 and (ii) 100.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries less (y) the aggregate principal amount of Indebtedness Incurred utilizing the Maturity/Weighted Average Life Excluded Amount.

“Maximum Rate” has the meaning specified in Section 10.10.

“MFN Exception” has the meaning specified in Section 2.14(d)

“MFN Protection” has the meaning specified in Section 2.14(d)

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages in respect of Mortgaged Properties in the U.S. made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Mortgaged Properties” means the parcels of real property identified on Schedule 5.08(b) and any other Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any of its Restricted Subsidiaries (other than any Disposition of any receivables in a Qualified Receivables Financing by the Borrower or any of its Restricted Subsidiaries to a Receivables Subsidiary) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of:

(A) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and (y), if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking equal in priority with (but without regard to the control of remedies) or junior in priority to the Liens on the Collateral securing the Obligations), together with any applicable premiums, penalties, interest or breakage costs,

(B) the fees and out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(C) all taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any tax distribution the Borrower may be required to make as a result of such Disposition or Casualty Event) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(D) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E), and

(F) in the case of any Disposition or Casualty Event by a Restricted Subsidiary that is a joint venture or other non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (F)) attributable to the minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof;

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries or the issuance of any Equity Interests, including Disqualified Stock or Preferred Stock, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out- of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance (and, in the case of any Incurrence of Indebtedness the proceeds of which are required to be used to prepay any class of Loans and/or reduce any class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction) and any costs associated with unwinding any related Swap Contract in connection therewith, and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“New Incremental Notes” has the meaning specified in Section 2.15(a).

“New Incremental Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any New Incremental Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“New Loan Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Commitment” has the meaning specified in Section 2.14(a).

“New Term Commitment” has the meaning specified in Section 2.14(a).

“New Revolving Loan” has the meaning specified in Section 2.14(a).

“New Revolving Facility” has the meaning specified in Section 2.14(a).

“New Term Facility” has the meaning specified in Section 2.14(a).

“New Term Loan” has the meaning specified in Section 2.14(a).

“Non-Consenting Lender” has the meaning specified in Section 3.08(c).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Guarantor Casualty Event” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Non-Guarantor Disposition” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) at the option of the Borrower, obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04.

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Affiliate” means any Sponsor and any Affiliate of a Sponsor, other than the Borrower, any Subsidiary thereof and any natural person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other LC” has the meaning specified in Section 2.03(c)(v).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are both (i) imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08) and (ii) Other Connection Taxes.

“Outstanding Amount” means: (a) with respect to the Term Loans, Revolving Credit Loans and Specified Refinancing Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Specified Refinancing Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Pari Passu Indebtedness” means:

(a) with respect to the Borrower, any Indebtedness that ranks equal in right of payment to the Loans; and

(b) with respect to any Guarantor, its guarantee of the Obligations and any Indebtedness that ranks equal in right of payment to such Guarantor’s guarantee of the Obligations.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(m).

“PATRIOT Act” has the meaning specified in Section 10.22.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Exceptions” means that no Loan Party shall be required to (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts, commodities accounts, deposit accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of Borrower and its Restricted Subsidiaries, (ii) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC), (3) Fixtures (as defined in the UCC), except to the extent that the same are Equipment (as defined in the UCC) or are related to real property covered or intended by the Loan Documents to be covered by a Mortgage, (4) Assigned Agreements (as defined in the Security Agreement) and (5) Equity Interests of Immaterial Subsidiaries or any Person that is not a Subsidiary, (iii) so long as no Event of Default shall have occurred and be continuing, send notices to account debtors or other contractual third-parties, (iv) enter into any security documents to be governed by, or enforceable under, the law of any jurisdiction in which assets are located outside the United States or any state thereof (other than with respect to such documents necessary to perfect the security interests granted by or in respect of UK Holdco and Barbados Finco contemplated hereby), or (v) deliver landlord waivers, estoppels or collateral access letters.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that (i) such purchase and sale or exchange occurs within 90 days of each other and (ii) any cash or Cash Equivalents received must be applied in accordance with Section 7.04.

“Permitted Debt” has the meaning specified in Section 7.01.

“Permitted Debt Exchange Notes” means Indebtedness in the form of unsecured, first lien, second lien or other junior lien notes; provided that such Indebtedness (i) satisfies the Permitted Other Debt Conditions, (ii) the covenants of such Indebtedness are, taken as a whole, not more restrictive to the Borrower and the Restricted Subsidiaries than those contained in the Loan Documents (taken as a whole) (except for (x) covenants or other provisions applicable only to periods after the Maturity Date of the applicable Facility existing at the time of incurrence or issuance of such Permitted Debt Exchange Notes and (y) any covenant or other term to the extent such covenant or other term is also added for the benefit of the lenders under the applicable Facility) or otherwise reflect market terms and conditions (as reasonably determined by the Borrower) at the time of incurrence or issuance of such Permitted Debt Exchange Notes, (iii) does not mature prior to the Latest Maturity Date of the Term Loans, (iv) such Indebtedness is not at any time guaranteed by any Person other than Guarantors, and (v) to the extent secured, such Indebtedness is not secured by property other than the Collateral and the Liens securing such Indebtedness shall be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower and the security agreements governing such Liens shall be substantially the same as of the Collateral Documents (with such differences as are reasonably acceptable to the Administrative Agent and the Borrower).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.19(a).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Equal Priority Refinancing Debt” shall mean any secured Indebtedness Incurred by the Borrower and/or the Guarantors in the form of one or more series of senior secured notes, bonds, debentures or loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors and (d) the holders of such Indebtedness (or their representative) and Collateral Agent shall become parties to an intercreditor agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Permitted Holders” means (a) each of the Sponsors and each Management Investor, (b) any Person who is acting solely as an underwriter or initial purchaser in connection with a public or private offering of Equity Interests of the Borrower, acting in such capacity, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing or any Permitted Parent are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other the Permitted Holders specified in clauses (a), (b), (d) or (e) of this definition) own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Borrower held by such group, (d) any Permitted Parent and (e) any Permitted Plan.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the Borrower or any Restricted Subsidiary;

(3) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(4) any Investment by the Borrower or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 7.04 or any other Disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Closing Date and, in respect of any Investment in an amount equal to or greater than $50.0 million, listed on Schedule 7.05, (y) made pursuant to binding commitments in effect on the Closing Date and listed on Schedule 7.05 or (z) that replaces, Refinances, refunds or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted under this definition or otherwise under Section 7.05;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at such time outstanding, not in excess of the greater of $25.0 million and 3.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date);

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Borrower or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10) Swap Contracts and cash management services permitted under Section 7.01(j);

(11) any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at such time outstanding, not to exceed the greater of $200.0 million and 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date); provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) additional Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at such time outstanding, not to exceed the greater of $200.0 million and 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date); provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.18(b) (except transactions described in clause (2), (3), (4), (8), (9), (13) or (14));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Borrower; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of Section 7.05;

(15) Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with the Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) the Transactions;

(20) guarantees of Indebtedness permitted to be incurred under Section 7.01 and Obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(25) Investments in joint ventures of the Borrower or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at such time outstanding, not to exceed the greater of $155.0 million and 20.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date); provided that the Investments permitted pursuant to this clause may be increased by the amount of JV Distributions, without duplication of dividends or distributions increasing amounts available pursuant to clause (c) of the first paragraph of Section 7.05;

(26) additional Investments (other than Investments in Unrestricted Subsidiaries) so long as, after giving effect thereto on a pro forma basis, the Total Net Leverage Ratio does not exceed 4.50:1.00;

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) Investments resulting from pledges and deposits that are Permitted Liens;

(30) acquisitions of obligations of one or more officers or other employees, the Borrower or any Subsidiary of the Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) Guarantees of Non-Financing Lease Obligations (for the avoidance of doubt, excluding Financing Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(32) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.05;

(33) non-cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted; and

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture in any other Person engaged in a Similar Business in respect of which the Borrower or a Restricted Subsidiary beneficially owns at least 35.0% of the shares of Equity Interests of such Person.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness Incurred by any Loan Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Secured Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Collateral Agent shall become parties to the intercreditor agreement in a form reasonably acceptable to the Administrative Agent and the Borrower providing that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the Secured Obligations, and (d) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP) or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by the Borrower;

(3) Liens for taxes, assessments or other governmental charges or levies (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP, or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by the Borrower;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.01(a) or (d) and obligations secured ratably thereunder; provided that, in the case of clause (d), any such Lien shall encumber only the asset and/or Capital Stock financed with the proceeds of such Indebtedness and replacements thereof, proceeds and products thereof, additions and accessions thereto and improvements thereon, ancillary rights thereto and customary security deposits, related contract rights and payment intangibles and other assets, income or profits related thereto; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(7) Liens of the Borrower or any of the Restricted Subsidiaries existing on the Closing Date and, in respect of any Liens securing an amount equal to or greater than $50.0 million, listed on Schedule 7.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 7.01, the terms of which Indebtedness require or include a pledge of after-acquired property or (B) proceeds and products thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Permitted Debt);

(8) Liens on assets of, or Equity Interests (other than Equity Interests in any Subsidiary that is required to become a Guarantor pursuant to this Agreement) in, a Person at the time such Person becomes a Subsidiary; provided, however, that no such Lien (A) extends to or covers any other assets (other than (w) the proceeds or products thereof, accessions or additions thereto and improvements thereon, (x) with respect to such Person, any replacements of such property or assets and additions and accessions thereto, or proceeds and products thereof, (y) after-acquired property to the extent such Indebtedness requires or includes, pursuant to its terms at the time assumed, a pledge of after-acquired property of such Person, and (z) in the case of multiple financings of equipment provided by any lender or its affiliates, other equipment financed by such lender or its affiliates, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) or (B) was created in contemplation of the applicable acquisition of the Person, assets or Equity Interests; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Borrower at the time of such merger, amalgamation or consolidation;

(9) Liens on assets at the time the Borrower or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or such Restricted Subsidiary; provided, however, that no such Lien (A) extends to or covers any other assets (other than (w) the proceeds or products thereof, accessions or additions thereto and improvements thereon, (x) with respect to such Person, any replacements of such property or assets and additions and accessions thereto, or proceeds and products thereof, (y) after-acquired property to the extent such Indebtedness requires or includes, pursuant to its terms at the time assumed, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and (z) in the case of multiple financings of equipment provided by any lender or its affiliates, other equipment financed by such lender or its affiliates, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) or (B) was created in contemplation of the applicable acquisition of the Person, assets or Equity Interests; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary, a Person other than the Borrower or Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Borrower or such Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by the Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Subsidiary Guarantor permitted to be incurred in accordance with Section 7.01;

(11) Liens securing Swap Contracts incurred in accordance with Section 7.01;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code financing statement filings regarding, Non-Financing Lease Obligations entered into by the Borrower and the Guarantors in the ordinary course of business;

(15) Liens in favor of the Borrower or any Restricted Subsidiary;

(16) (i) Liens on accounts receivable and related assets of the type specified in the definition of Receivables Financing Incurred in connection with a Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries or any Receivables Subsidiary;

(19) grants of intellectual property, software and other technology licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 8.01(f), (g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products” (including those described in Section 7.01(j) and (w));

(23) Liens to secure any Refinancing, refunding, extension, renewal or replacement (or successive Refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) or (9) or (11), or succeeding clauses (24), (25) or (47) of this definition; provided, however, that (i) no such Lien extends to any other property or asset of the Borrower or any Restricted Subsidiary, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) after-acquired property financed by Indebtedness or subject to a Lien securing Indebtedness, in either case permitted by Section 7.01, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations and (C) the proceeds and products thereof, accessions thereto and improvements thereon, (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8), (9), (11), or the succeeding clauses (24), (25) or (47) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any fees and expenses, including unpaid accrued interest and the aggregate amount of premiums (including tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith, related to such Refinancing, refunding, extension, renewal or replacement and (z) any amounts incurred under this clause (23) as a refinancing indebtedness of clause (25) of this definition hereunder shall reduce the amount available under such clause (25);

(24) other Liens on assets securing Indebtedness; provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness then outstanding and secured thereby shall not exceed (I) in the case of any such Liens secured by the Collateral that rank equal in priority (but without regard to the control of remedies) with the Liens on the Collateral securing the Obligations, a First Lien Net Leverage Ratio of no greater than either (x) 5.00:1.00 (whether or not Incurred in connection with an Acquisition or other Investment) or (y) in the case of any obligations incurred to finance an acquisition, Investment or other similar transaction, the First Lien Net Leverage Ratio in effect immediately prior to giving effect to the consummation of such acquisition, Investment or other similar transaction and such incurrence or (II) in the case of any such Liens secured by the Collateral ranking junior in priority to the Liens securing the Obligations, a Secured Net Leverage Ratio of no greater than either (x) 5.50:1.00 (whether or not Incurred in connection with an Acquisition or other Investment) or (y) in the case of any obligations incurred to finance an acquisition, Investment or other similar transaction, the Secured Net Leverage Ratio in effect immediately prior to giving effect to the consummation of such acquisition, Investment or other similar transaction and such incurrence and (III) in the case of any such Liens that are secured by assets that do not constitute Collateral (assuming, for purposes of this clause (III) that such assets constitute Collateral), a Secured Net Leverage Ratio of 5.25:1.00, in each case, calculated on a pro forma basis (without “netting” the cash proceeds of the applicable Incurrence); provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Obligations but, in any event, shall not be required to enter into any intercreditor arrangements with respect to any Collateral consisting of cash and Cash Equivalents.

(25) other Liens securing Indebtedness or other obligations provided that at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate principal amount then secured pursuant to this clause (25) shall not exceed the greater of (x) $270.0 million and (y) 35.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date); provided that, if such Liens are consensual Liens that are secured by the Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Obligations but, in any event, shall not be required to enter into any intercreditor arrangements with respect to any Collateral consisting of cash and Cash Equivalents;

(26) Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to Section 7.01(u);

(27) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(28) [reserved];

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 7.05 (to the extent applicable) to be a prepayment of such Indebtedness;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on vehicles or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business;

(36) Liens on assets of Non-Loan Parties securing Indebtedness incurred in accordance with Section 7.01;

(37) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date for any Mortgaged Property and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(38) Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set-off or similar rights;

(39) (a) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment and (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(46) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(47) Liens on property constituting Collateral securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto, (ii) any New Incremental Notes and the New Incremental Notes Indentures related thereto, (iii) any other Credit Agreement Refinancing Indebtedness and (iv) any Incremental Equivalent Debt, and, in each case, any permitted refinancings thereof (or successive permitted refinancings thereof); provided that the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall enter into customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower providing that the Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank, at the option of the Borrower, either equal in priority (but without regard to the control of remedies) with, or junior to, the Liens on the Collateral (other than cash and Cash Equivalents) securing the Obligations but, in any event, shall not be required to enter into any intercreditor arrangements with respect to any Collateral consisting of cash and Cash Equivalents; and

(48) Liens on cash proceeds (and the related escrow accounts) in connection with the entry into (and pending the release from) a customary escrow arrangement in connection with the Incurrence of any Refinancing Notes, any New Incremental Notes, Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, any Ratio Debt, Indebtedness Incurred pursuant to Section 7.01(o) and, in each case, any permitted refinancing thereof.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) or (24) above or a combination thereof (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (6) or (24) or a combination thereof above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) customary offers or obligations to repurchase, repay or redeem upon a change of control, asset sale, casualty or condemnation event, receipt of excess cash flow or initial public offering, (y) maturity payments and customary mandatory prepayments for a customary bridge financing which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this definition or (z) “AHYDO” payments), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred; provided that Permitted Other Debt Conditions shall not apply to Indebtedness in an amount up to the Maturity/ Weighted Average Life Excluded Amount.“Permitted Parent” means (a) any direct or indirect parent company of the Borrower that at the time it became a parent company was a Permitted Holder pursuant to clause (a) or (c) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control and (b) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except to the extent (and until such time as) any Person or group (other than a Permitted Holder) is deemed to be or becomes a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company (as determined in accordance with the provisions of the final paragraph of the definition of “Change of Control”).

“Permitted Plan” means any employee benefit plan of the Borrower or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness Incurred by any Loan Party in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, unincorporated organization or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means “Pledged Debt” (or similar term) as defined in the Security Agreement and each other applicable Collateral Document.

“Pledged Interests” means “Pledged Interests” (or similar term) as defined in the Security Agreement and each other applicable Collateral Document.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Previously Absent Covenant” shall mean, at any time (x) any financial maintenance covenant or other covenant or requirement that is not included in this Agreement at such time and (y) any financial maintenance covenant or other covenant or requirement in any other Indebtedness that is included in this Agreement at such time but with covenant levels or requirements that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels or requirements included in this Agreement at such time.

“Prime Lending Rate” means, for any day, the “U.S. Prime Lending Rate” as quoted by JPMorgan Chase Bank, N.A. for such day; each change in the Prime Lending Rate shall be effective on the date that such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in Section 1.11 an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including, the entry into any material contract or arrangement) and acquisition or other synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken, expected to be taken or to be taken by the Borrower (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower (or any successor thereto) and are reasonably anticipated to be realized within 24 months after the consummation of any change or the initiation of any such action that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided, further, that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add-back, exclusion or otherwise, for such period.

“Pro Forma Entity” shall mean any Acquired Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the US Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Lender” has the meaning specified in Section 6.02.

“QFC Credit Support” has the meaning specified in Section 10.25.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries,

(2) all sales of accounts receivable and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first introduced (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Qualified Reporting Subsidiary” has the meaning specified in Section 6.01(d).

“Ratio Debt” has the meaning specified in the first paragraph of Section 7.01.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, contribute, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Swap Contracts entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(3) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Borrower or any shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent, any Lender, and any L/C Issuer, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, as applicable.

“Reference Rate” shall mean an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day for delivery two Business Days later by reference to ICE Benchmark Administration Limited’s “LIBOR” rate (or by reference to the rates provided by any Person that take over the administration of such rate if ICE Benchmark Administration Limited is no longer making a “LIBOR” rate available) for deposits in Dollars (as set forth on the Bloomberg screen displaying such “LIBOR” rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, in each case as selected by the Administrative Agent)) for a period equal to three-months; provided that, to the extent that the Eurocurrency Rate is not ascertainable pursuant to the foregoing, the Reference Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a three month Interest Period to major banks in the London interbank eurocurrency market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such date for delivery two Business Days later.

“Refinance”, “Refinancing” and “Refinanced” have the meanings assigned to such terms in Section 7.01.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and to the Borrower, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.

“Refinancing Indebtedness” has the meaning specified in Section 7.01.

“Refinancing Notes” means one or more series of senior unsecured notes, or senior secured notes secured by the Collateral on a first lien “equal and ratable” basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Obligations or senior secured notes secured by the Collateral on a “junior” basis to the Liens on the Collateral securing the Obligations, in each case issued in respect of a refinancing of outstanding Indebtedness of the Borrower under any one or more Term Loan Tranches; provided that, (a) if such Refinancing Notes shall be secured, then (i) such Refinancing Notes shall only be secured by a security interest in the Collateral, and (ii) such Refinancing Notes shall be issued subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent and to the Borrower; (b) no Refinancing Notes shall (i) mature prior to the Latest Maturity Date with respect to Term Loan Tranche being refinanced provided that the requirement of this clause (i) shall not apply to Refinancing Notes in an amount up to the Maturity/ Weighted Average Life Excluded Amount or (ii) be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (x) customary assets sale, casualty events or similar event, change of control provisions, customary prepayment terms in connection with customary escrow arrangements, and customary acceleration rights after an event of default and (y) customary “AHYDO” payments); (c) other than pricing, currency types and denominations, interest rate margins, rate floors, MFN terms, discounts, premiums, fees, and (subject to clause (b) above) prepayment, redemption or similar terms and provisions, in each case, which shall each be determined by the Borrower and the lenders or investors with respect to such Refinancing Notes (other than any terms which are applicable only after the Latest Maturity Date) must, at the option of the Borrower, either (i) reflect market terms and conditions (taken as a whole) at the time of Incurrence, issuance or effectiveness of such Refinancing Notes (as determined by the Borrower in good faith), (ii) be not materially more restrictive on the Borrower and its Restricted Subsidiaries (when taken as a whole) than those applicable to any then-existing Term Loans (when taken as a whole) or (iii) be otherwise reasonably acceptable to the Administrative Agent (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (or shorter) (including a reasonable description of the basis upon which it objects)); (d)any Refinancing Notes may not be guaranteed by any Persons that do not guarantee the Obligations ; and (e) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to prepayment of outstanding Term Loans under the applicable Term Loan Tranche being so refinanced in accordance with Section 2.05(b).

“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Register” has the meaning specified in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).

“Replaceable Lender” has the meaning specified in Section 3.08(a).

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Event” means each of (a) the prepayment or refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the proceeds from the Incurrence by any Loan Party of any broadly syndicated senior secured “term loan B” financings having an All-in Yield that is less than the All-in Yield applicable to the Initial Term Loans so prepaid or refinanced and (b) any amendment, waiver or other modification to this Agreement that would reduce the All-in Yield applicable to the Initial Term Loans; provided that the primary purpose of such prepayment, refinancing, amendment, waiver or other modification was to reduce the All-in Yield applicable to the Initial Term Loans; provided, further, that in no event shall any such prepayment, refinancing, substitution, replacements, amendment or modification in connection with a Change of Control or a Transformative Transaction constitute a Repricing Event. Any determination by the Administrative Agent in consultation with the Borrower of the All-in Yield for purposes of this definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by (x) any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (y) any Affiliate Lenders (other than Debt Fund Affiliates) shall be deemed to have voted in the same proportion as Lenders that are not Affiliate Lenders vote on such matter.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of the Borrower), or other similar officer of a Loan Party, or a director or secretary of UK Holdco (or of its general partner, managing member or sole member, if applicable). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Retired Capital Stock” has the meaning specified in Section 7.05.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(d).

“Revolving Credit Borrowing” means a borrowing under the Revolving Credit Facility consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitments” means, as to any Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable, as the same may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments shall be $600,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement. “Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time (and after the termination of all Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of Revolving Credit Loans and/or L/C Obligations).

“Revolving Credit Loan” has the meaning specified in 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Tranche” means (a) the Revolving Credit Facility and (b) any Specified Refinancing Debt constituting revolving credit facility commitments, in each case, including the extensions of credit made thereunder. Additional Revolving Tranches may be added after the Closing Date as provided in Section 2.14, i.e., New Revolving Commitments.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement and (ii) any sanctions or requirements imposed under similar laws or regulations enacted by the European Union or the United Kingdom or administered, enacted or enforced by the respective governmental institutions or agencies of any of the foregoing, including, without limitation, Her Majesty’s Treasury in the United Kingdom, that apply to the Borrower or the Restricted Subsidiaries (as any of the foregoing laws may from time to time be amended, renewed, extended or replaced).

“Screen Rate” means in respect of the Eurocurrency Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Rate. Notwithstanding the foregoing, if the Screen Rate, determined as provided above, would otherwise be less than zero, then the Screen Rate shall be deemed to be zero for all purposes.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated by the Borrower in writing to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, on or about the time of entering into such Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank, except for any such Swap Contract designated by the Borrower and the applicable Hedge Bank in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness secured by a Lien on the Collateral (less unrestricted cash and Cash Equivalents of the Borrower Parties) of the Borrower Parties as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA of the Borrower Parties for such Test Period.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders (including, for the avoidance of doubt, the L/C Issuers), the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means, collectively, the Security Agreement dated as of the Closing Date executed by the Loan Parties party thereto, substantially in the form of Exhibit G, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12, 6.14 or 6.16.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by the Borrower and its Subsidiaries on the Closing Date and any business or other activities that are similar, ancillary, complementary, incidental or related thereto.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of the Loan Parties as they become absolute and matured, (c) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination, (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (e) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Refinancing Agent” has the meaning specified in Section 2.18(a).

“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).

“Specified Refinancing Revolving Credit Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Restructuring” shall mean any restructuring initiative, cost savings initiative, operating improvement or other similar strategic initiative of the Borrower or any of its Restricted Subsidiaries after the Closing Date described in reasonable detail in a certificate of an Responsible Officer delivered by the Borrower to the Administrative Agent.

“Specified Transaction” means any Incurrence or Refinancing of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring by the Borrower or implementation of any initiative, including cost saving initiative, not in the ordinary course of business.

“Sponsors” means Hellman & Friedman LLC, Carlyle Partners V, L.P. or any of their respective Control Investment Affiliates and, in each case (whether individually or as a group any of their respective Affiliates and their and their respective Affiliates’ funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing, but excluding any operating portfolio companies of the foregoing

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary that the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Starter Amount” means, on any date of determination, (a) the greater of (i) $840,000,000 and (ii) 100.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date).

“Stated Maturity” means with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Lien” has the meaning specified in Section 7.02.

“Subordinated Indebtedness” means (a) with respect to the Borrower or the Co-Borrower, any Indebtedness of the Borrower that by its terms is expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that by its terms is expressly subordinated in right of payment to its Guarantee of the Obligations.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors, including, for the avoidance of doubt, the Co-Borrower.

“Supplemental Agent” has the meaning specified in Section 9.14(a).

“Supported QFC” has the meaning specified in Section 10.25.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to the Borrower, the Co-Borrower or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments or Term Loans of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Rate Loans, the same Interest Period.

“Term Commitment” means, as to each Term Lender, (i) its Initial Term Commitment, (ii) its Term Commitment Increase, (iii) its New Term Commitment or (iv) its Specified Refinancing Term Commitment. The amount of each Lender’s Initial Term Commitment is as set forth in the definition thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Increase” has the meaning specified in Section 2.14(a).

“Term Facility” means a facility in respect of any Term Loan Tranche, as the context may require.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility.

“Term Loan Tranche” means the respective facility and commitments utilized in making Term Loans hereunder, with there being one Tranche on the Closing Date, i.e. Initial Term Loans and Initial Term Commitments. Additional Term Loan Tranches may be added after the Closing Date, i.e., New Term Loans, Specified Refinancing Term Loans, New Term Commitments and Specified Refinancing Term Commitments.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans under the same Term Loan Tranche made or held by such Term Lender.

“Test Period” means, (a) for any determination under this Agreement other than with respect to any determination of the Financial Covenant, any determination of the Applicable Rate or the Applicable Commitment Fee or any determination pursuant to Sections 2.05(b)(i), the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Internal Financial Statements are available for each fiscal quarter or fiscal year in such period and (b) for any determination of the Financial Covenant, any determination of the Applicable Rate and the Applicable Commitment Fee and or any determination pursuant to Section 2.05(b)(i), the most recent period of four consecutive quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) for each fiscal quarter or fiscal year in such period.

“Testing Party” has the meaning specified in Section 1.02.

“Threshold Amount” means $150.0 million.

“Total Leverage Excess Proceeds” has the meaning specified in Section 2.5(b).

“Total Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (less the unrestricted cash and Cash Equivalents of the Borrower Parties as of such date) of the Borrower Parties as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA of the Borrower Parties for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Tranche” means any Term Loan Tranche or any Revolving Tranche.

“Transaction” means the entry into this Agreement on or about the Closing Date, the borrowing of the Term Loans hereunder on the Closing Date and the use of proceeds therefrom, together with cash on hand for

(i) (x) the repayment of all Indebtedness, and the termination of any financing commitments, under the Existing Credit Agreement, (the “Closing Date Refinancing”);

(ii) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Transaction Costs” has the meaning given to such term in the definition of the “Transaction.”

“Transformative Transaction” shall mean any merger, acquisition, Disposition, dissolution, consolidation or Investment, in any such case by the Borrower or any Restricted Subsidiary that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction, (b) is greater than the lesser of (x) $210,000,000 and (y) 25% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date) or (c) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Holdco” means Wildcat Acquisition Holdings (UK) Limited, a limited liability company incorporated under the laws of England and Wales with company number 07832973 and a Wholly Owned Subsidiary of the Borrower.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement Rate excluding the Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, and (b) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(c).

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unpaid Amount” has the meaning specified in Section 7.05.

“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Borrower in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.05.

The board of directors of Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that no Subsidiary designated an Unrestricted Subsidiary that is subsequently designated a Restricted Subsidiary shall be redesignated an Unrestricted Subsidiary thereafter; provided, further, however, that immediately after giving effect to such designation no Event of Default shall have occurred and be continuing.

Any such designation by the board of directors of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.25.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following Incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent, and any other withholding agent, as applicable.

“Working Capital” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“Write-Down and Conversion Powers” means,

(a)

with respect to any Resolution Authority in respect of an EEA Member Country, the write-down and conversion powers of such Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule;

(b)

with respect to any other applicable Bail-In Legislation, any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)

with respect to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issues by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that any representations and warranties are true and correct or no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as such representations and warranties are true and correct (to the extent required by such provisions) as of, or no Default, Event of Default or specified Event of Default, as applicable, exists on the LCT Test Date (as defined below) for such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any representation and warranty shall fail to be true and correct following the LCT Test Date for the applicable Limited Condition Transaction or any Default, Event of Default or specified Event of Default occurs following the LCT Test Date for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such failure, Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(j) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, the First Lien Net Leverage Ratio or the Secured Net Leverage Ratio; or(b) testing baskets, or any other calculations set forth in this Agreement (including baskets or any other calculations measured as a percentage of Consolidated EBITDA or by reference to the Consolidated Net Income);

in each case, at the option of the Borrower, any of its Restricted Subsidiaries, the Borrower, or any successor entity of any of the foregoing (including a third party) (the “Testing Party”, and the election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements, submission of notice or the making of a definitive declaration, as applicable, with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be (x) the date the definitive agreements (or, if applicable, a binding offer or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction are entered into, provided or made, as applicable, or the date that a certificate of a Responsible Officer of the Borrower is given with respect to the designation of a subsidiary as restricted or unrestricted or for such Limited Condition Transaction are entered into (y) the date of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or (z) in respect of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Conditions Transaction ( the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the applicable LCT Test Date, the Borrower or its Restricted Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Testing Party has made an LCT Election and any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded with as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in Consolidated Interest Expense, Consolidated Net Income or Consolidated EBITDA of the Borrower, the target company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Consolidated Interest Expense with respect to any Indebtedness expected to be Incurred in connection with such Limited Condition Transaction will, for purposes of the Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Testing Party in good faith. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Agreement. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, calculation or test with respect to the Incurrence of

Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, Dispositions, mergers, Dispositions of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, calculation or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.03 Accounting Term.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing, prior to the Closing Date, the Historical Financial Statements, and after the Closing Date, the most recently delivered Section 6.10 financials, except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, but only to the extent that, without undue burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such Accounting Change had not occurred.

(b) Where reference is made to “the Borrower and the Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Restricted Subsidiaries.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value” as defined therein.

(d) Unrestricted Subsidiaries may use value transferred from the Borrower and its Restricted Subsidiaries in an Investment permitted by the Agreement to purchase or otherwise acquire Indebtedness or Equity Interests of the Borrower, any Permitted Parent or any of the Borrower’s Restricted Subsidiaries, and to transfer value to the holders of the Equity Interests of the Borrower or any Restricted Subsidiary or any Permitted Parent or to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Borrower or its Restricted Subsidiaries.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the Exchange Rate; provided that (x) if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates and (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock, if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted amount) of the Indebtedness, Disqualified Stock or Preferred Stock that is Incurred to Refinance such Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount (or accreted amount) of such Indebtedness, Disqualified Stock or Preferred Stock being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder plus amounts otherwise permitted to be Incurred under 7.01 and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be Incurred or Disposition, Restricted Payment or payment under Section 10.07 may be made at any time under such Sections

(b) For purposes of determining the First Lien Net Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) testing the Financial Covenant, at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) or, prior to the Closing Date, the Historical Financial Statements, and (B) calculating any Total Net Leverage Ratio, the First Lien Net Leverage Ratio (other than for the purposes of determining compliance with Section 7.08) and the Fixed Charge Coverage Ratio, at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) or, prior to the Closing Date, the Historical Financial Statements.

Section 1.09 [Reserved].

Section 1.10 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time after giving effect to any expiration periods applicable thereto; provided, however, that (i) if any presentation of drawing documents shall have been made on or prior to the expiration date of such Letter of Credit and the applicable L/C Issuer shall not yet have honored such drawing or given notice of dishonor, the amount of such Letter of Credit that is the subject of such drawing shall be treated as still outstanding and (ii) with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.11 Pro Forma and other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios, calculations and tests (including measurements of baskets and other calculations calculated on the basis of Consolidated EBITDA), including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.11; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.11, when calculating the First Lien Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate” and the “Applicable Commitment Fee” and (ii) calculating the Financial Covenant in Section 7.08, the events described in this Section 1.11 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that, for purposes of any determination under the proviso to Section 2.05(b)(i), Consolidated Funded First Lien Indebtedness shall be determined after giving pro forma effect to (A) the aggregate principal amount of (1) Term Loans voluntarily prepaid pursuant to Section 2.05(a), and (2) Indebtedness secured by a Lien on the Collateral that ranks equal in priority (but without regard to the control of remedies) with the Liens on the Collateral securing the Obligations that is voluntarily prepaid, repurchased, defeased, acquired or redeemed, (B) the aggregate principal amount of Term Loans assigned to the Borrower Party pursuant to Section 10.07(j) (or in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured Refinancing Indebtedness in respect thereof), but only to the extent that such Loans (or such Refinancing Indebtedness in respect thereof), as applicable, have been cancelled and (C) the aggregate amount of all permanent reductions of Revolving Credit Commitments, New Revolving Commitments or Specified Refinancing Revolving Credit Commitments pursuant to Section 2.06, in each case, after the end of the Borrower’s most recently ended full fiscal year and prior to the date of the applicable payment to be made pursuant to such Section 2.05(b)(i) assuming such voluntary prepayments had been made on the last day of such fiscal year. In addition, whenever a financial ratio, calculation or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Internal Financial Statements are internally available.

(b) For purposes of calculating any financial ratio, calculation or test (including measurements of baskets and other calculations on the basis of Consolidated EBITDA), Specified Transactions and/or Specified Restructuring (with any Incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.11) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction and/or Specified Restructuring) had occurred on the first day of the applicable Test Period (or, in the case of “unrestricted” cash and cash equivalents, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction and/or Specified Restructuring that would have required adjustment pursuant to this Section 1.11, then such financial ratio, calculation or test (including measurements of baskets and other calculations on the basis of Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

(c) Whenever pro forma effect or a determination of pro forma compliance is to be given to a Specified Transaction or a Specified Restructuring, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt, the amount of Pro Forma Cost Savings resulting from or relating to any such Specified Transaction and/or Specified Restructuring

(d) Subject to Section 1.12, in the event that the Borrower or any Restricted Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test that is to be calculated on a pro forma basis, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such Incurrence or Refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period).

(e) Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by an Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months). To the extent interest expense generated by Swap Contracts that have been terminated is included in Consolidated Interest Expense prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is being made, Consolidated Interest Expense shall be adjusted to exclude such expense. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the date of the event for which the calculation of the Fixed Charge Coverage Ratio is being made, except as set forth in Section 1.11(d). For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Funded Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board of Directors or senior management of the Borrower.

(f) Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type described on Schedule 1.01(a) to the extent such adjustments, without duplication, continue to be applicable to the Test Period provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

Section 1.12 Calculation of Baskets.

(a) For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.04, 7.05 and 6.18 and the definitions of “Incremental Amount” and “Permitted Investments” and “Permitted Liens”, in the event that any Indebtedness, Lien, Restricted Payment, Investment, disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections and the definitions of “Incremental Amount”, “Permitted Investments” and/or “Permitted Liens”, the Borrower, in its sole discretion, may, from time to time, divide, classify and/or reclassify such transaction or item (or portion thereof) among any combination of one or more categories within such Section and will be required to include the amount and type of such transaction (or portion thereof) only in any one category at any time; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item (or portion thereof) Incurred or made pursuant to a Fixed Amount (including the Starter Amount) that later would be permitted on a pro forma basis to be Incurred or made pursuant to an Incurrence-Based Amount (including clause (c) of the definition of “Incremental Amount”). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Investment, disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Investment, disposition and/or Affiliate transaction Sections 7.01, 7.02, 7.04, 7.05 and 6.18 and the definitions of “Incremental Amount” and “Permitted Investments” and “Permitted Liens”, respectively, but may instead be permitted in part under any combination thereof.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amount or financial ratio, test, covenant, calculation or measurement (including, without limitation, the Financial Covenant), any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Fixed Charge Coverage Ratio test, the unrestricted cash and Cash Equivalents amount and the amount of Consolidated EBITDA), such Fixed Amount, Incurrence-Based Amount or financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.02.(i)), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Incurrence-Based Amount or financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts Incurred (including under the Revolving Credit Facility) or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant or the definition of “Incremental Amount”) that does not require compliance with a financial ratio or test (including, without limitation, the Financial Covenant, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including any covenant or the definition of “Incremental Amount”) that requires compliance with a financial ratio or test (including, without limitation, the Financial Covenant, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(d) Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is Incurred, any Lien is Incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the Incurrence of any Indebtedness under any revolving facility, Qualified Receivables Financing or letter of credit facility (i) immediately prior to or in connection therewith or (ii) used to finance working capital needs of the Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower).

(e) Notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Agreement that was calculated or determined in good faith by a responsible financial or accounting officer of the Borrower based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Agreement at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Agreement.

(f) For purposes of the calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio in connection with the Incurrence of any Indebtedness under a revolving credit, Qualified Receivables Financing or other similar facility pursuant to Section 7.01 or in connection with entering into a commitment letter with respect to the Incurrence of any Indebtedness that would not be prohibited under Section 7.01 (and, in each case, any Lien securing such Indebtedness pursuant to Section 7.02), such Person may elect, pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any such Indebtedness which is to be Incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Borrower, its Restricted Subsidiaries or any third party), as the case may be, as being Incurred or secured, as the case may be, as of the date such certificate is delivered and (i) any subsequent Incurrence of such Indebtedness or such Lien under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to a certificate of a responsible financial or accounting officer of the Borrower delivered to the Administrative Agent and (iii) at all times thereafter, for subsequent calculations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

Section 1.13 Divisions.

For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

The Commitments and Credit Extensions

Section 2.01 The Loans.

(a) The Initial Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make a single loan denominated in Dollars (the “Initial Term Loans”) to the Borrower and/or the Co-Borrower on the Closing Date in an amount not to exceed such Term Lender’s Initial Term Commitment. The Initial Term Borrowing shall consist of Initial Term Loans made simultaneously by the Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower and/or Co-Borrower from time to time after the Closing Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. To the extent that any portion of the Revolving Credit Facility has been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the Revolving Tranches.

(c) After the Closing Date, subject to and upon the terms and conditions set forth herein, each Lender with a Term Commitment (other than an Initial Term Commitment) with respect to any Tranche of Term Loans (other than Initial Term Loans) severally agrees to make a Term Loan denominated in Dollars under such Tranche to the Borrower in an amount not to exceed such Term Lender’s Term Commitment under such Tranche on the date of incurrence thereof, which Term Loans under such Tranche shall be incurred pursuant to a single drawing on the date set forth for such incurrence. Such Term Loans may be Base Rate Loans or Eurocurrency Rate Loans as further provided herein. Once repaid, Term Loans incurred hereunder may not be reborrowed.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans, shall be made upon irrevocable notice by the Borrower to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (i) three Business Days prior to the requested date of any Borrowing of, conversion of Base Rate

Loans to, or continuation of, Eurocurrency Rate Loans (or in the case of any such Borrowing to be made on the Closing Date, one Business Day prior to the Closing Date), and (ii) on the requested date of any Borrowing of Base Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans. Each notice pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.

Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be (i) in a principal amount of $1,000,000, or (ii) a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(d), each Borrowing of, or conversion to, Base Rate Loans shall be (i) in a principal amount of $1,000,000, or (ii) a whole multiple of $500,000 in excess thereof.

Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of a Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If, with respect to any Eurocurrency Rate Loans, the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans, Specified Refinancing Revolving Loans, or Revolving Credit Loans shall be made as, or converted to, Eurocurrency Rate Loans with an Interest Period of 1 month. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation of Eurocurrency Rate Loan is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurocurrency Rate Loans with an Interest Period of one month as described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. (New York City time) (or 1:00 p.m. (New York City time), in the case of Base Rate Loans), on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01 and Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due under Section 3.06 in connection therewith. During the existence of an Event of Default, at the election of the Required Lenders, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans of the same Type, there shall not be more than ten Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.17.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) On and after the Closing Date, the Existing Letters of Credit will constitute Letters of Credit under this Agreement. Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Restricted Subsidiary (provided that the Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(c), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Revolving Credit Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided further that no L/C Issuer identified in clause (a) of the definition thereof shall have any obligation to make an L/C Credit Extension if, after giving effect thereto, the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed, in the case of (i) JPMorgan Chase Bank, N.A., $8,350,000, (ii) Barclays Bank PLC, $8,350,000, (iii) Morgan Stanley Senior Funding, Inc., $5,000,000, (iv) Goldman Sachs Bank USA, $5,000,000, (v) Bank of America, N.A., $5,000,000, (vi) Mizuho Bank, Ltd., $5,000,000, (vii) HSBC Bank USA, N.A., $4,150,000, (viii) Credit Suisse AG, Cayman Islands Branch, $3,750,000, (ix) Citibank, N.A., $2,700,000, and (x) Deutsche Bank AG New York Branch, $2,700,000. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit (and, in the case of clause (B) and (C), no L/C Issuer shall issue any Letter of Credit) if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(c)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless the Required Revolving Lenders and the applicable L/C Issuer, in their sole discretion, have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date and/or (ii) the applicable L/C Issuer has approved such expiry date and such requested Letter of Credit has been Cash Collateralized by the applicant requesting such Letter of Credit in accordance with Section 2.16 at least five Business Days prior to the Letter of Credit Expiration Date;

(D) the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;

(E) such Letter of Credit is in an initial stated amount of less than $5,000 or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion (provided that each of Barclays Bank PLC, Deutsche Bank AG New York Branch and Goldman Sachs Bank USA shall be under no obligation to issue any Letter of Credit with a face amount less than $250,000, nor shall Barclays Bank PLC, Deutsche Bank AG New York Branch or Goldman Sachs Bank USA be under any obligation to issue a Letter of Credit if it has more than ten Letters of Credit outstanding under this Credit Agreement at the time it receives the applicable Letter of Credit Application);

(F) such Letter of Credit is denominated in a currency other than Dollars;

(G) [reserved]; or

(H) any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section 2.17(a)(iv) or the delivery of Cash Collateral in accordance with Section 2.16 with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure under such Tranche.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) The foregoing benefits and immunities shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, consequential, punitive or exemplary damages claims which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such the L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer (it being understood that such draft language for each such Letter of Credit must be in English or, if agreed to in the sole discretion of the applicable L/C issuer, accompanied by an English translation certified by the Borrower to be a true and correct English translation), appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 noon (New York City time) at least three Business Days (or such shorter period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Maturity Date of the Revolving Credit Facility, unless the Administrative Agent and the applicable L/C Issuer otherwise agree); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate or other documents to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be a Borrower Party); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii) Promptly following delivery of any Letter of Credit Application to the applicable L/C Issuer, the Borrower will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application and, if the Administrative Agent has not received a copy of such Letter of Credit Application, then the Borrower will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or any Restricted Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the Revolving Credit Facility multiplied by the amount of such Letter of Credit.

(iii) If the Borrower on behalf of the applicable Borrower Party so requests in any applicable Letter of Credit Application (or in any applicable letter of credit application in respect of any Existing Letters of Credit), the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrower, the applicable Borrower Party and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B) the Administrative Agent in turn will notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein.

(v) Notwithstanding anything to the contrary set forth above, the issuance of any Letters of Credit by any L/C Issuer under this Agreement shall be subject to such reasonable additional letter of credit issuance procedures and requirements as may be required by such L/C Issuer’s internal letter of credit issuance policies and procedures, in its sole discretion, as in effect at the time of such issuance, including requirements with respect to the prior receipt by such L/C Issuer of customary “know your customer” information regarding a prospective account party or applicant that is not the Borrower hereunder, as well as regarding any beneficiaries of a requested Letter of Credit. Additionally, if (a) the beneficiary of a Letter of Credit issued hereunder is an issuer of a letter of credit not governed by this Agreement for the account of the Borrower or any Restricted Subsidiary (an “Other LC”), and (b) such Letter of Credit is issued to provide credit support for such Other LC, no amendments may be made to such Other LC without the consent of the applicable L/C Issuer hereunder.

(d) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any drawing under such Letter of Credit, the applicable L/C Issuer shall, within the drawing period stipulated by terms and conditions of Letter of Credit, examine drawing document(s). If the documents are compliant, L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Each L/C Issuer shall notify the Borrower on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing interest and fees in respect of any such Letter of Credit) after the Borrower shall have received notice of such payment with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed prior to 3:00 p.m. (New York City time) on the applicable Honor Date, from and including the date paid or disbursed to but excluding the date such L/C Issuer was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Rate as in effect from time to time for Revolving Credit Loans that are maintained as Base Rate Loans. If the Borrower fails to so reimburse such L/C Issuer on such next Business Day, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, in the case of an Unreimbursed Amount, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, in accordance with the requirements of Section 2.02 but without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, as the case may be, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at the Administrative Agent’s Office in an amount equal to its applicable Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Revolving Credit Loans. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s applicable Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(d) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such principal amount, the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(d)(vi) shall be conclusive absent manifest error.

(e) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its applicable Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft, certificate or other drawing document that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, administrator, administrative receiver, judicial manager, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the instructions of the Borrower or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g) Role of L/C Issuer. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as they may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may, in its sole discretion, either accept documents that appear on their face to be in order and make payment upon such documents, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its applicable Pro Rata Share, a Letter of Credit fee which shall accrue for each Letter of Credit in an amount equal to the Applicable Rate then in effect for Eurocurrency Rate Loans with respect to the Revolving Credit Facility multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases automatically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective applicable Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each fiscal quarter, in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee equal to 0.125% of the maximum daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each fiscal quarter beginning with the first fiscal quarter after the Closing Date in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, administration, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals greater than 31 days.

(l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent any Letters of Credit are not able to be reallocated pursuant to this clause (l) and there are outstanding Revolving Credit Loans under the non-terminating Tranches, the Borrower agrees to repay all such Revolving Credit Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this clause (l)) or (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.16 but only up to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional. (i) The Borrower may, upon revocable notice by the Borrower substantially in the form of Exhibit L-1 to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as set forth in Section 2.05(a)(iii) below; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loan and (B) on the date of prepayment of Base Rate Loans (or such shorter period as the Administrative Agent shall agree); (2) any prepayment of Eurocurrency Rate Loans shall be (x) in a principal amount of $1,000,000, or (y) a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be (x) in a principal amount of $1,000,000, or (y) a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Eurocurrency Rate Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iii) and Section 3.06. The Borrower may specify which Tranche or Facility it wishes to prepay and in no event shall prepayments be required to be applied pro rata to all or any outstanding Tranche or Facility unless specified by the Borrower. All voluntary prepayments of a Term Loan Tranche in accordance with this Section 2.05(a) shall be applied to the remaining amortization payments of the respective Term Loan Tranche as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity); and each such prepayment shall be paid to the Appropriate Lenders within the Tranche so prepaid on a pro rata basis, except as set forth above.

(ii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii) If the Borrower, in connection with, or resulting in, any Repricing Event (A) makes a voluntary prepayment of any Initial Term Loans pursuant to Section 2.05(a), (B) makes a repayment of any Initial Term Loans pursuant to Section 2.05(b)(iii) or (C) effects any amendment with respect to the Initial Term Loans, in each case, prior to the date that is six months after Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders (x) with respect to clauses (A) and (B), a prepayment premium in an amount equal to 1.00% of the principal amount of Initial Term Loans prepaid or repaid and (y) with respect to clause (C), a prepayment premium in an amount equal to 1.00% of the principal amount of the affected Initial Term Loans held by the Term Lenders not consenting to such amendment.

(b) Mandatory. (i) Within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) (or, if later, the date on which such financial statements and such Compliance Certificate are required to be delivered), the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) the applicable Excess Cash Flow Percentage of Excess Cash Flow for the fiscal year covered by such financial statements commencing with the fiscal year ending on December 31, 2022, minus (B) the sum of (1) the aggregate amount of voluntary principal prepayments of the Loans and/or voluntary prepayments, redemptions, purchases or similar payment of any other Indebtedness secured by Liens on the Collateral ranking equal in priority (but without regard to the control of remedies) with the Liens on the Collateral securing the Obligations (including prepayments, redemptions, purchases or similar payments at a discount to par, with credit given to the aggregate principal amount of Indebtedness prepaid, redeemed, purchased, retired or reduced), but in each case excluding prepayments, redemptions, purchases or similar payments funded with the proceeds of Specified Refinancing Debt, Refinancing Notes, Credit Agreement Refinancing Indebtedness or any

other long-term Indebtedness, and in the case of any prepayment of Revolving Loans, only to the extent that Revolving Commitments are permanently reduced in the same amount of such prepayments), (2) all Applicable ECF Credits and (3) any amount not required to be applied to such prepayment pursuant to Section 2.05(b)(viii), in each case during such fiscal year or after year-end and prior to the time such prepayment pursuant to this Section 2.05(b) is due and (C) without duplication, to the extent that the amount of payments described in clauses (B)(1) through (3) above would exceed the amount calculated pursuant to clause (A) above for any fiscal year, the amount of such excess shall, at the Borrower’s option, be carried forward to the next fiscal year (and not any subsequent filed year) and be used as a credit against the amount calculated pursuant to clause (A) above in such fiscal year (any payments described in the foregoing clauses (1) through (3) of this clause (B) made after the end of the applicable fiscal year but prior to the time such prepayment pursuant to this Section 2.05(b) is due in respect of such fiscal year, an “After Year End Payment”; provided further that the Borrower may use a portion of Excess Cash Flow to prepay any other Indebtedness that is secured by Liens or the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens or the Collateral securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment thereof with the Excess Cash Flow in an amount not to exceed the product of (1) the amount of such Excess Cash Flow and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Article I), provided, that, no prepayment shall be required with respect to any Excess Cash Flow Period to the extent Excess Cash Flow for such period is less than $25.0 million.

(ii) If (x) any Asset Sale or Casualty Event (or series of related Asset Sales or Casualty Events) results in the receipt by the Borrower or any Restricted Subsidiary of aggregate Net Cash Proceeds in excess of $25.0 million or (y) the aggregate Net Cash Proceeds received by the Borrower and the Restricted Subsidiaries from all Asset Sales and Casualty Events not described in clause (x) above exceeds $100.0 million in any fiscal year (any such transaction or series of related transactions referred to in clauses (x) and each such transaction referred to in clause (y) if the threshold therein is exceeded (effective with respect to each such transaction under clause (y) in a fiscal year only upon the later of the date of consummation thereof and the date such threshold is first exceeded) being a “Relevant Transaction”), then, except to the extent that the Borrower elects to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 7.04, the Borrower shall prepay, subject to Section 2.05(b)(viii), an aggregate principal amount of Term Loans in an amount equal to the Applicable Asset Sale Percentage of the Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof (or, in the case of clause (y) above, within 15 Business Days after the later of the date the threshold therein is first exceeded and the date the relevant Net Cash Proceeds are received) by the Borrower or such Restricted Subsidiary (any Net Cash Proceeds not required to be prepaid pursuant to this Section 2.5(b)(ii) in reliance on this sentence (i.e. such 50% or 100%) shall constitute “Total Leverage Excess Proceeds”); provided that the Borrower may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay, redeem, purchase or make a similar payment in respect of any other Indebtedness that is secured by Liens or the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens or the Collateral securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment, redemption, purchase or similar payment thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Article I); provided, further that only the amount of Net Cash Proceeds in excess of $25.0 million for any Asset Sale or Casualty Event (under clause (x) above) or $100.0 million in any fiscal year (under clause (y) above) shall be subject to prepayment pursuant to this Section 2.05(b)(ii).

(iii) Upon the incurrence or issuance by the Borrower or any Restricted Subsidiary of any New Term Loan Commitments Incurred to refinance Term Loans, Refinancing Notes, any Specified Refinancing Term Loans, any Credit Agreement Refinancing Indebtedness in respect of Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.01, the Borrower shall prepay an aggregate principal amount of applicable Term Loan Tranche or Tranches in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary in accordance with the provisions of Section 2.05(b)(vi).

(iv) Upon the incurrence by the Borrower or any Restricted Subsidiary of any Specified Refinancing Debt constituting revolving credit facilities, the Borrower shall prepay an aggregate principal amount of Revolving Credit Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(v) If, for any reason, the sum of the Total Revolving Credit Outstandings or the sum of outstanding Specified Refinancing Revolving Loans at any time exceed the sum of the Revolving Tranche in respect thereof (including after giving effect to any reduction in the Revolving Credit Commitments pursuant to Section 2.06), the Borrower shall immediately prepay the applicable Revolving Tranche and/or Cash Collateralize the L/C Obligations related thereto in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the applicable Revolving Tranche the sum of the Total Revolving Credit Outstandings or the outstanding Specified Refinancing Revolving Loans, as the case may be, exceed the aggregate Revolving Credit Commitments or the commitments to make Specified Refinancing Revolving Loans, as the case may be, then in effect.

(vi) Subject to Section 2.17, and except with respect to any New Loan Commitments intended to refinance any Term Loans, Refinancing Notes, any Specified Refinancing Term Loans, any Credit Agreement Refinancing Indebtedness in respect of Term Loans which shall be applied to the applicable Term Loan Tranche that is being refinanced (as directed by the Borrower), each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to each Term Loan Tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Term Loan Tranche, in a manner that provides for more favorable prepayment treatment of other Term Loan Tranches, so long as each other such Term Loan Tranche receives its Pro Rata Share of any amount to be applied more favorably, except to the extent otherwise agreed by the Majority Lenders of each Term Loan Tranche receiving less than such Pro Rata Share) (other than a prepayment of (x) Term Loans or Revolving Credit Loans, as applicable, with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Term Loan Tranche or Revolving Tranche, as applicable, being refinanced pursuant thereto or (y) Term Loans with the proceeds of any New Loan Commitments, Refinancing Notes, Specified Refinancing Debt or Credit Agreement Refinancing Indebtedness Incurred to the extent permitted under Section 7.01(a), which shall be applied to the Term Loan Tranche being refinanced pursuant thereto). Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied to the remaining scheduled installments with respect to such Term Loan Tranche in direct order of maturity. Each prepayment of Term Loans under a Facility pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Eurocurrency Rate Loans under such Facility; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06.

(vii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.06 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iii). Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b) (it being agreed, for clarity, that interest shall continue to accrue on the Loans so prepaid until the amount so deposited is actually applied to prepay such Loans). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii) Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Non-Guarantor Subsidiary (a “Non-Guarantor Disposition”) or the Net Cash Proceeds of any Casualty Event from a Non-Guarantor Subsidiary (a “Non-Guarantor Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited, restricted or delayed by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors) from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable law, rule or regulation (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors) will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors) such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05 to the extent provided herein.

(ix) Notwithstanding any other provisions of this Section 2.05, to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Non-Guarantor Disposition or any Non-Guarantor Casualty Event, in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) would have an adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Non-Guarantor Subsidiary; provided that, on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05 (or twelve months after the date such Excess Cash Flow would have been so required to be applied if it were Net Cash Proceeds), (x) the Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Non-Guarantor Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Non-Guarantor Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Non-Guarantor Subsidiary, in each case, other than as mutually agreed by the Borrower and the Administrative Agent.

(c) Term Lender Opt-Out. With respect to any prepayment of Initial Term Loans and, unless otherwise specified in the documents therefor, other Term Loan Tranches pursuant to Section 2.05(b)(i), (ii) or (iii), any Appropriate Lender, at its option (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment, but in any event other than in connection with any New Loan Commitments, Credit Agreement Refinancing Indebtedness, Refinancing Notes or any Specified Refinancing Term Loans), may elect not to accept such prepayment as provided below. The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i), (ii) or (iii) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i), (ii) or (iii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than four Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fourth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the

Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranches owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans, New Term Loans or Specified Refinancing Term Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Amounts”).

(d) All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in the currency in which they were made.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written revocable notice by the Borrower to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche; provided that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Commitments under any Tranche of the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (y) the Total Revolving Credit Outstandings with respect to such Tranche would exceed the Revolving Credit Commitments under such Tranche, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory. (i) The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Loan Tranche, which in the case of the Initial Term Commitments provided prior to the Closing Date shall be reduced to zero on the Closing Date after giving effect to the Borrowing on such date.

(ii) Upon the incurrence by the Borrower or any Restricted Subsidiary of any New Loan Commitments, Specified Refinancing Debt, Refinancing Notes or Credit Agreement Refinancing Indebtedness constituting revolving credit facilities intended to Refinance in whole or part any Revolving Credit Commitments, the Revolving Credit Commitments of the Lenders under the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of the Commitments under such revolving credit facilities.

(iii) If, after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(iv) The aggregate Revolving Credit Commitments with respect to any Tranche of the Revolving Credit Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Tranche of the Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination. For the avoidance of doubt, to the extent that any portion of the Revolving Credit Loans have been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, any prepayments of revolving Loans made pursuant to this Section 2.06 (other than any prepayments of revolving Loans made pursuant to Section 2.06(b)(ii)) shall be allocated ratably among the Revolving Tranches.

Section 2.07 Repayment of Loans.

(a) Initial Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders commencing June 30, 2021, on the last Business Day of each June, September, December and March prior to the Maturity Date for Initial Term Loans, in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.05 and purchases or assignments in accordance with Section 10.07(j) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.14 and (B) on the Maturity Date for Initial Term Loans, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Tranche the aggregate principal amount of all of its Revolving Credit Loans of such Tranche outstanding on such date.

(c) All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

Section 2.08 Interest.

(a) Subject to the provisions of the following sentence, (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period plus (B) the Applicable Rate for Eurocurrency Rate Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility. After a payment event of default, the Borrower shall pay interest on all overdue amounts hereunder, which shall include all amounts following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that, in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments other than as set forth in Section 2.14(d)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Interest on each Loan shall be payable in the currency in which each Loan was made.

(d) All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of each Tranche of the Revolving Credit Facility, a commitment fee equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Revolving Credit Commitments under such Tranche exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans under such Tranche and (B) the Outstanding Amount of L/C Obligations under such Tranche, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the last Business Day of the first full fiscal quarter to end following the Closing Date, and on the Maturity Date for the Revolving Credit Facility.

(b) Other Fees. The Borrower shall pay to the Lenders and the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the First Lien Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher interest and/or fees for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause shall not limit the rights of the Administrative Agent, any Lender or the applicable L/C Issuer, as the case may be, under Section 2.03(d)(iii), Section 2.03(h) or (i), Section 2.08(b) or under Article VIII. The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and acceleration of the Loans pursuant to Section 8.02 and the repayment of all other amounts after an acceleration of the Loans pursuant to Sections 8.02. Except in any case where a demand is excused as provided above, any additional interest and fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest and fees as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulations Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the

Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of

(a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere in this Agreement (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.16, (B) the assignments and participations (including by means of a Dutch Auction and open market debt repurchases) described in Section 10.07, (C) (i) the incurrence of any New Term Loans in accordance with Section 2.14, (ii) the prepayment of Revolving Credit Loans in accordance with Section 2.14(d) in connection with a Revolving Credit Commitment Increase or (iii) any Specified Refinancing Debt in accordance with Section 2.18, (D) any loan modification offer described in Section 10.01, or (E) any applicable circumstances contemplated by Sections 2.05(a) or (b), 2.14, 2.17 or 3.08.

Section 2.14 Incremental Facilities.

(b) The Borrower may, from time to time after the Closing Date, upon notice by the Borrower to the Administrative Agent and the Person appointed by the Borrower to arrange an incremental Facility (such Person (who (i) may be the Administrative Agent, if it so agrees, or (ii) any other Person appointed by the Borrower), the “Incremental Arranger”) specifying the proposed amount thereof, request (i) an increase in the Commitments under any Revolving Tranche (which shall be on the same terms as, and become part of, the Revolving Tranche proposed to be increased) (a “Revolving Credit Commitment Increase”), (ii) an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in clause (d) below with respect to amortization)) (each, a “Term Commitment Increase”), (iii) the addition of one or more new revolving credit facilities to the Facilities (each, a “New Revolving Facility” and, any advance made by a Lender thereunder, a “New Revolving Loan”; and the commitments thereof, the “New Revolving Commitment”) or (iv) the addition of one or more new term loan facilities (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and together with the Revolving Credit Commitment Increase, the New Revolving Commitments and the Term Commitment Increase, the “New Loan Commitments”) by an amount not to exceed the Incremental Amount; provided that any such request for an increase shall be in a minimum amount of the lesser of (x) $20,000,000 and (y) the entire amount of any increase that may be requested under this Section 2.14; provided, further that, subject to Section 1.02(i), at the time that any such New Loan Commitments are Incurred, made or effected (and after giving pro forma effect thereto), except as set forth in the proviso below, no Event of Default (or, in the case of the Incurrence or provision of any New Loan Commitments in connection with an acquisition or other Investment or any prepayment, redemption, repurchase, defeasance, acquisition or similar payment of Indebtedness or Capital Stock that requires irrevocable notice in advance thereof, no Event of Default under Sections 8.01(a), (f) or (g)) shall have occurred and be continuing; provided, further, that (i) New Loan Commitments may be Incurred without regard to the

Incremental Amount, without regard to whether an Event of Default has occurred and is continuing and without regard to whether an Event of Default has occurred and is continuing and without regard to the minimums set forth in the first part of this Section 2.14(a), to the extent that the Net Cash Proceeds from such New Loan Commitments are used on the date of Incurrence of such New Term Loans (or substantially concurrently therewith) to either (x) prepay Term Loans and related amounts in accordance with the procedures set forth in Section 2.05(b)(iii) or (y) permanently reduce the Revolving Credit Commitments in accordance with the procedures set forth in Section 2.08 (and any such New Loan Commitments shall be deemed to have been Incurred pursuant to this proviso, and (ii) New Revolving Commitments may be provided without regard to the Incremental Amount, without regard to the minimums set forth in the first sentence of this Section 2.14(a) and without regard to whether an Event of Default has occurred and is continuing, to the extent that the existing Revolving Credit Commitments shall be permanently reduced in accordance with Section 2.06 by an amount equal to the aggregate amount of New Revolving Commitments so provided (and any such New Revolving Commitments shall be deemed to have been Incurred pursuant to this proviso).

The Borrower may designate any Incremental Arranger of any New Loan Commitments with such titles under the New Loan Commitments as Borrower may deem appropriate.

(b) Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. The Borrower may also invite additional Eligible Assignees and, solely in connection with a Revolving Credit Commitment Increase, with the consent of the Administrative Agent and each L/C Issuer (to the extent the consent of any of the foregoing would be required to assign Revolving Credit Loans to such Eligible Assignee, which consent shall not be unreasonably withheld or delayed) to become Lenders pursuant to a joinder agreement to this Agreement. Neither the Administrative Agent nor the Collateral Agent (in their respective capacities as such) shall be required to execute, accept or acknowledge any joinder agreement pursuant to this Section 2.14 and such execution shall not be required for any such joinder agreement to be effective; provided that, with respect to any New Loan Commitments, the Borrower must provide to the Administrative Agent the documentation providing for such New Loan Commitments.

(c) If (i) a Revolving Tranche or a Term Loan Tranche is increased in accordance with this Section 2.14 or (ii) a New Term Facility or New Revolving Facility is added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, New Term Facility or New Revolving Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase, New Term Facility or New Revolving Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan Tranche or Revolving Tranche or (ii) any addition of a New Term Facility or New Revolving Facility, in each case, pursuant to this Section 2.14, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrower and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) in order to establish the New Term Facility or New Revolving Facility or to effectuate the increases to the Term Loan Tranche or Revolving Tranche and to reflect any technical changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein. As of the Increase Effective Date, in the case of an increase to an existing Term Loan Tranche, the amortization schedule for the Term Loan Tranche then increased set forth in Section 2.07(a) (or any other applicable amortization schedule for New Term Loans or Specified Refinancing Term Loans) shall be amended in a writing (which may be executed and delivered by the Borrower and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date. Without limiting the generality of the foregoing, this Agreement and the other Loan Documents may, subject to the other provisions of this Section, without the consent of any other Lenders, be amended as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) in connection with New Term Facility Tranches, to extend the prepayment premium period for the benefit of any existing Tranche of Term Loans to the extent that such Tranche of New Term Loans shall have the benefit of such longer prepayment premium period, (ii) to increase the All-in Yield or Applicable Rate of the applicable Tranche of Term Loans, or make other changes to any applicable Tranche of Term Loans so long as such changes are favorable to the Lenders in respect thereof, in any such case, to the extent necessary in order to ensure that any applicable Tranche of New Term Loans are “fungible” with any applicable existing Tranche of Term Loans, (iii) to add or extend, in either case, any other “call protection” for the benefit of any applicable existing Tranche of Term Loans and/or (iv) in connection with any Incurrence of any New Term Facility denominated in a currency other than Dollars, to add interest rate definitions and other currency provisions that are customarily included in agreements contemplating Borrowings or the execution of credit documents in any such currency (d) (i) Term Commitment Increases and New Term Facilities (A) shall be secured only by all or a portion of the Collateral securing the Obligations and shall only be guaranteed by the Loan Parties, (B) shall not mature earlier than the Maturity Date for Initial Term Loans, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loans, (D) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed interest rates), pricing, interest margins, rate floors, upfront fees, AHYDO Catch Up Payments, funding discounts, original issue discounts, currency types and denominations and prepayment terms and premiums for the Term Commitment Increases and New Term Facilities as determined by the Borrower and the lenders of such Tranches; provided that, during the period commencing on the Closing Date and ending on the date that is 6 months after the Closing Date, in the event that the All-in Yield for any broadly syndicated Term Commitment Increases and New Term Facilities (other than such Tranches (1) established pursuant to the final proviso of Section 2.14(a), (2) Incurred pursuant to clause (c) of the definition of Incremental Amount, (3) having a final maturity date that is more than one year after the Maturity Date with respect to the Initial Term Loans, (4) Incurred in connection with a permitted acquisition or Investment or (5) in an aggregate principal amount equal to or less than the greater of (x) $840,000,000, (y) 100.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such determination (measured as of such date) based upon the Internal Financial Statements most recently available on or prior to such date (clauses (1) through (5), collectively, the “MFN Exceptions”)), is greater than the All-in Yield for the Initial Term Loans by more than 0.75%, then the Applicable Rate for the Initial Term Loans shall be increased to the extent necessary so that the All-in Yield for the Initial Term Loans are equal to the All-in Yield for the New Term Loans minus 0.75% (this proviso, the “MFN Protection”); ); provided, further, that, with respect to Term Commitment Increases and New Term Facilities that do not bear interest at a rate determined by reference to the Adjusted Eurocurrency Rate, for purposes of calculating the applicable increase (if any) in the Applicable Rate for the Initial Term Loans in the immediately preceding proviso, the Applicable Rate for such Term Commitment Increases and New Term Facilities shall be deemed to be the interest rate of such Term Commitment Increases and New Term Facilities less the then applicable Reference Rate; provided, further, that, notwithstanding the foregoing, New Term Loans in an amount not exceeding the Maturity/ Weighted Average Life Excluded Amount may be Incurred without regard to clause (B) and/or (C) of this Section 2.14(d)(i);and (E) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that except with respect to matters contemplated by clauses (B), (C) and (D) above, any differences shall be either, at the option of the Borrower, (1) reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date), (2) consistent with market terms and conditions, when taken as a whole, at the time of Incurrence or effectiveness of such New Loan Commitment (as determined by the Borrower in good faith), (3) not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole or (4) the documentation governing any New Term Loans may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Credit Facility

(ii) The Revolving Credit Commitment Increase shall be treated the same as the Tranche of Revolving Credit Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Tranche of Revolving Credit Facility being increased (it being understood that, if required to consummate an Revolving Credit Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Tranche of Revolving Credit Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Revolving Credit Commitment Increase (without any requirement to pay such fees to any existing Lenders)).

(iii) The New Revolving Commitments (A) shall be secured only by all or a portion of the Collateral securing the Obligations and shall only be guaranteed by the Loan Parties, (B) shall not mature earlier than the Maturity Date for the Revolving Credit Commitments and shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date for the Revolving Credit Commitments, (C) shall have interest rates (including through fixed interest rates), pricing, interest margins, rate floors, upfront fees, AHYDO Catch-Up Payments, funding discounts, original issue discounts, currency types and denominations, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments, (D) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances, in the case of letters of credit, shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable amendment to this Agreement) to the terms relating to the Letters of Credit with respect to the applicable Tranche of Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent and (E) may otherwise have terms and conditions different from those of the Revolving Credit Facility; provided that except with respect to matters contemplated by clauses (B), (C), (D) and (E) above, any differences shall be either, at the option of the Borrower, (1) reasonably satisfactory to the Administrative Agent (except for covenants and other provisions or requirements applicable only to the periods after the Latest Maturity Date), (2) consistent with market terms and conditions, when taken as a whole, at the time of the incurrence or effectiveness of such New Revolving Commitments by the Borrower (as determined by the Borrower in good faith), (3) not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole or (4) the documentation governing any New Revolving Loans may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Credit Facility

(e) On the Increase Effective Date with respect to an increase to an existing Revolving Tranche, (x) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase to the Revolving Credit Commitments (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding L/C Obligations such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in L/C Obligations will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the Increase Effective Date be prepaid from the proceeds of Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.06. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The additional Term Loans made under the Term Loan Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under such Term Loan Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Loan Tranche.

(f) If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.14 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.15 New Incremental Notes.

(a) The Borrower or any Guarantor may from time to time after the Closing Date, upon notice by the Borrower to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request to issue one or more series of senior secured, senior unsecured, senior subordinated or subordinated notes (which notes, if secured by the Collateral, are secured on a first lien “equal and ratable” basis with the Liens securing the Obligations or secured on a “junior” basis with the Liens securing the Obligations) and guaranteed only by Loan Parties or entities who become Loan Parties (such notes, collectively, “New Incremental Notes”) in an amount not to exceed the Incremental

Amount (at the time of issuance); provided that (i) no Event of Default would exist after giving pro forma effect to any such request, subject to Section 1.02(i), and (ii) any such issuance of New Incremental Notes shall be in a minimum amount of the lesser of (x) $20,000,000 and (y) the entire amount that may be requested under this Section 2.15 provided, further, that, subject to Section 1.02(i), at the time that any such New Incremental Notes are Incurred (and after giving pro forma effect thereto), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the Incurrence or provision of any New Incremental Notes in connection with an acquisition or other Investment or any prepayment, redemption, repurchase, defeasance, acquisition or similar payment of Indebtedness or Capital Stock that requires irrevocable notice in advance therof, no Event of Default under Section 8.01(a), (f) or (g)) shall have occurred and be continuing. The Borrower, after consultation with the Administrative Agent, may appoint any Person that is not an Affiliate of the Borrower as arranger of such New Incremental Notes (such Person (who may be the Administrative Agent, if it so agrees), the “Incremental Notes Arranger”).

(b) As a condition precedent to the issuance of any New Incremental Notes pursuant to this Section 2.15, (i) such New Incremental Notes shall not be Guaranteed by any Person that is not a Loan Party or that does not become a Loan Party, (ii) to the extent secured by the Collateral, such New Incremental Notes shall be subject to intercreditor arrangements that are reasonably satisfactory to the Incremental Notes Arranger, to the Borrower and, if such Incremental Notes Arranger is not the Administrative Agent, the Administrative Agent, (iii) such New Incremental Notes shall be subject to the same conditions that govern any Incremental Equivalent Debt. Notwithstanding the foregoing, the conditions precedent to each such increase shall be agreed to by the Lenders providing such increase and the Borrower.

(c) The Lenders hereby authorize the Incremental Notes Arranger (and the Lenders hereby authorize the Incremental Notes Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to secure any New Incremental Notes with the Collateral and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Incremental Notes Arranger and the Borrower in connection with the issuance of such New Incremental Notes, in each case on terms consistent with this Section 2.15. If the Incremental Notes Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Notes Arranger herein shall be done in consultation with the Administrative Agent and, with respect to applicable documentation (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.16 Cash Collateral.

(a) Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103.0% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103.0% of all Fronting Exposure of such Defaulting Lender after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender.

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent or the Collateral Agent (or other financial institution selected by any of them). The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent and the Collateral Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.06, 2.17, 8.02 or 8.04 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure (after giving effect to such release) or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Sections 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.04) and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no or Event of Default pursuant to Sections 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the Borrower as a result of any non- appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the Pro Rata Share of each non-Defaulting Lender under a Revolving Tranche shall be determined without giving effect to the Commitment under such Revolving Tranche of that Defaulting Lender; provided that (i) each such reallocation shall be given effect unless an Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender under a Revolving Tranche to acquire, refinance or fund participations in Letters of Credit issued under such Revolving Tranche shall not exceed the positive difference, if any, of (1) the Commitment under such Revolving Tranche of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans under such Revolving Tranche of that Revolving Credit Lender.

(b) If the Borrower, the Administrative Agent and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to the application of Section 2.17(a)(iv)) in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.18 Specified Refinancing Debt.

(a) The Borrower may, from time to time after the Closing Date, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment” and the commitments in respect of such new revolving credit facilities, the “Specified Refinancing Revolving Credit Commitment”) pursuant to procedures reasonably specified by any Person that is not an Affiliate of any Borrower appointed by the Borrower, after consultation with the Administrative Agent, as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to the Borrower, to refinance (i) all or any portion of any Term Loan Tranches then outstanding under this Agreement and/or (ii) all or any portion of any Revolving Tranches then in effect under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will not have obligors other than the Loan Parties or entities who shall have become Loan Parties (it being understood that the roles of such obligors as Borrower or guarantors with respect to such obligations may be interchanged); (ii) will be (x) unsecured or (y) secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or on a “junior” basis to the Liens securing the Obligations (in each case pursuant to intercreditor arrangements reasonably satisfactory to the Specified Refinancing Agent, to the Borrower and, if the Specified Refinancing Agent is not the Administrative Agent, the Administrative Agent); (iii) will have such pricing and optional prepayment terms and premiums and commitment reduction and termination terms as may be agreed by the Borrower and the applicable Lenders thereof;

(iv) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled Maturity Date of the Revolving Tranche being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced; provided, that, notwithstanding the foregoing, Specified Refinancing Debt in an amount not exceeding the Maturity/ Weighted Average Life Excluded Amount may be Incurred without regard to clause (x) and/or (y) of this Section 2.18(a)(iv); (v) any Specified Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.05(b)(i) and (ii)

(or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loan Tranches than the Specified Refinancing Term Loans); and (vi) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of the Tranche being so refinanced (and, in the case of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced), in each case pursuant to Section 2.05 and 2.06, as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus an amount equal to accrued interest, fees, discounts, premiums and expenses). Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent and each L/C Issuer in the case of Specified Refinancing Revolving Credit Commitments, the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent.

(b) The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating Lenders providing such Specified Refinancing Debt and the Specified Refinancing Agent. The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.

(c) Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less $20,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower in respect of a Revolving Tranche pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Credit Commitments.

(d) The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” and/or Tranches hereunder). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Specified Refinancing Agent and the Borrower, to effect the provisions of or consistent with this Section 2.18. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of a Revolving Tranche shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.18 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.19 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Debt Exchange Notes (each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of such Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Exchange Agent and (vi) any applicable Minimum Tender Condition (as defined below) shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.19, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05(a) or (b), and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10.0 million in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable classes be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower and the Exchange Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.19 and without conflict with Section 2.19(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Exchange Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws and regulations in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Exchange Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws and regulations in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended, and/or other applicable securities laws and regulations.

(e) If the Exchange Agent is not the Administrative Agent, the actions authorized to be taken by the Exchange Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.19, any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.20 Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans or to make any other changes to the terms of such Term Loans (excluding any changes to the Guarantees, Collateral or payment or lien priority (unless such change is to make such payment or lien priority junior to the Existing Term Loan Class and in such case customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower shall be entered into) (any such Term Loans which have been so extended or changed, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally and on the same terms and conditions to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended or changed except that (w) the scheduled final maturity date may be extended or changed and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.07 or in the Extension Agreement or the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended or changed, in each case as more particularly set forth in Section 2.20(d) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Sections 2.05(a) and 2.05(b) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended or changed.

(b) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, the Extended Revolving Credit Commitments of any Class and/or any New Revolving Credit Commitments (and, in each case, including any previously extended Revolving Credit Commitments and/or New Revolving Credit Commitments), existing at the time of such request or to make any other changes to the terms of such Existing Revolving Credit Commitments and related Loans (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments or to make any other changes to the terms of such Existing Revolving Credit Commitment and related Loans (excluding any changes to the Guarantees, Collateral or payment or lien priority (unless such change is to make such payment or lien priority junior to the Existing Revolving Credit Class and in such case customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower shall be entered into) (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.20. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally and on the same terms and conditions to all Lenders of such Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended or changed (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be extended or changed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms; provided that, notwithstanding anything to the contrary in this Section 2.20 or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 10.07 and (III) subject to the applicable limitations set forth in Section 2.05(a) and Section 2.05(b), permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reductions in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date). For the avoidance of any doubt, no L/C Issuer shall have any obligation in respect of any L/C Credit Extension without its prior written consent after the then scheduled Maturity Date then in effect.

(c) The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.20. The Borrower may, at its election, specify as a condition to consummating any Extension Agreement that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Loans and/or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments or New Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments and/or New Revolving Credit Commitments (and/or any earlier Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans, Revolving Credit Commitments and New Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of Letters of Credit under Section 2.03, except that the applicable Extension Agreement may provide that the last day for issuing Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Agreement) so long as each applicable Letter of Credit Issuer has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.20(d) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Loan Parties, the Extending Lenders and the Administrative Agent. In addition to any terms and changes required or permitted by this Section 2.20(d), each Extension Agreement in respect of Extended Term Loans shall, to the extent applicable, amend the scheduled amortization payments pursuant to Section 2.07 or the applicable Incremental Agreement or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Loans/Commitments provided for therein, does not breach or result in a default under the provisions of Section 10.01 of this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrower and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments of such Class.

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other

Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.20(d)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.20(d).

(g) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.20 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h) This Section 2.20 shall supersede any provisions in Section 2.02 or Section 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.02 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then the Borrower, the other applicable Loan Party, Administrative Agent or other applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition but without duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Within 30 days after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c). The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(f).

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax;

(b) executed originals of IRS Form W-8ECI (or any successor form);

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(d) to the extent a Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall deliver to the Borrower or the Administrative Agent, executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA to determine whether such Lender or the Administrative Agent has complied with such Lender’s or the Administrative Agent’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) the Administrative Agent shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed originals of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrower and the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding any other provision of this Section 3.01(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(h) Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(m) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) The agreements in this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

Section 3.02 [Reserved].

Section 3.03 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans, the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.06. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.04 Inability to Determine Rates.

(a) If the Required Lenders reasonably determine that for any reason, adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Benchmark Replacement. Notwithstanding anything else in this Agreement to the contrary, if at any time:

(i) the Administrative Agent and the Borrower reasonably determine in good faith that (A) the circumstances set forth in Section 3.04(a) have arisen and such circumstances are unlikely to be temporary, (B) the circumstances set forth in Section 3.04(a) have not arisen but the supervisor or the administrator of the interbank offered rate or a Governmental Authority or an insolvency official having jurisdiction over the supervisor or administrator, or a court or an entity with similar insolvency or resolution authority over the supervisor or administrator, or the central bank for the currency of the relevant interbank offered rate has made a public statement or published information stating that the administrator or supervisor (each of the foregoing, a “Relevant Administrator”) has ceased or will cease to use the interbank offered rate for determining interest rates for loans in Dollars (or any other currency, as applicable) or (C) a Relevant Administrator has made a public statement or published information announcing that the interbank offered rate is no longer representative;

(ii) if the existing interbank offered rate benchmark set forth in any non-speculative interest rate Swap Contract related to the Loans is amended pursuant to a final protocol published by, or other amendment promulgated by, the International Swaps and Derivatives Association, Inc. (“ISDA”) to facilitate the replacement of such interbank offered rate benchmark or if any non-speculative interest rate Swap Contract related to the Loans is entered into after the Closing Date and is subject to ISDA definitions amended after the Closing Date that reflect a replacement of the interbank offered rate benchmark used in this Agreement on the Closing Date; or

(iii) either (1) a notification is made by the Borrower to the Administrative Agent or (2) a notification is made by the Administrative Agent to the Borrower with respect to which the Borrower agrees in writing, that such notification constitutes a Benchmark Trigger Event (as defined below), in each case, that at least five currently outstanding syndicated credit facilities, each available for review (including by way of availability through posting on DebtDomain, Intralinks, Debt X, SyndTrak Online or by similar electronic means) and identified by the Borrower in such notice, contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the Eurocurrency Rate (or similar interbank offered rate benchmark) a replacement benchmark rate (each of (i) through (iii), a “Benchmark Trigger Event”), then the Administrative Agent and the Borrower may establish an alternate benchmark floating rate of interest to the Eurocurrency Rate and the Reference Rate (or similar interbank offered rate) that is a Benchmark Replacement Rate, and may enter into an amendment to this Agreement (the “Benchmark Replacement Amendment”) to reflect such Benchmark Replacement Rate and such other related changes to this Agreement with respect thereto as may be applicable in their discretion, including provisions for the Administrative Agent and the Borrower to allow for the adoption (without further amendment) of a term structure and any Benchmark Replacement Conforming Changes; provided further that any Benchmark Replacement Rate implemented pursuant to this Section shall only be implemented to the extent it is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion). Notwithstanding anything to the contrary herein, the Benchmark Replacement Amendment (i) shall become effective without any further action or consent of any other party to this Agreement and (ii) may designate the timing of effectiveness of the Benchmark Replacement Rate (including pursuant to the occurrence of identified conditions).

If there is not a Benchmark Replacement Rate, then the Administrative Agent and the Borrower may establish an alternate benchmark floating term rate of interest to the Eurocurrency Rate that is not a Benchmark Replacement Rate, which may include a spread or method for determining a spread or other adjustments or modifications (including to make appropriate adjustments as necessary to reflect such then-prevailing market convention to (A) preserve pricing in effect at the time of selection of such new rate (i.e. to minimize value transfer while maintaining the floating rate nature of the Loans) and (B) enter into a Benchmark Replacement Amendment to reflect such alternate rate of interest, which amendment shall become effective within five Business Days after the date that notice of such alternate rate of interest is provided to the Lenders, unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders stating that such Required Lenders object to such alternate rate of interest (the “Alternative Benchmark Rate”); provided that any Alternative Benchmark Rate implemented pursuant to this paragraph shall only be implemented to the extent it is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion). For the avoidance of doubt, if any such alternate rate of interest determined pursuant to this paragraph would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Following the effectiveness of the Benchmark Replacement Amendment, if any Benchmark Trigger Event occurs with respect to the Benchmark Replacement Rate or the Alternative Benchmark Rate identified in such Benchmark Replacement Amendment (including, for the avoidance of doubt, any change in or alternative to the Benchmark Replacement Adjustment or any change in or alternative to a compounded or term methodology for calculating such benchmark), then the Administrative Agent and the Borrower may enter into an additional Benchmark Replacement Amendment to reflect another Benchmark Replacement Rate without any further action or consent of any other party to this Agreement or to reflect an Alternative Benchmark Rate, which amendment, for the avoidance of doubt, shall become effective within five Business Days of the date that notice of such alternate rate of interest is provided to the Lenders, unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders stating that such Required Lenders object to such alternate rate of interest.

Section 3.05 Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or (as the case may be) issuing or participating in Letters of Credit, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.05(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy and liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including Eurocurrency Rate funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such notice.

(d) For purposes of this Section 3.05, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (other than foreign regulatory authorities in Switzerland), in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.06 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower; or

(c) any mandatory assignment of such Lender’s Eurocurrency Rate Loans pursuant to Section 3.08 on a day other than the last day of the Interest Period for such Loans,

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.07 Matters Applicable to All Requests for Compensation.

(a) A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.03, 3.04 or 3.05, the Loan Parties shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests compensation under Section 3.05, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then such Lender or the L/C Issuer, as applicable, will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.02 or 3.04, as applicable, in the future and (ii) would not, in the judgment of such Lender or such L/C Issuer, as applicable, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office or such L/C Issuer. The provisions of this clause (b) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Section 3.05.

(c) If any Lender requests compensation by the Borrower under Section 3.05, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.07(c) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.03, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(e) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(f) A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from Borrower (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities.

Section 3.08 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.03 or 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non- Consenting Lender (as defined below in this Section 3.08) (collectively, a “Replaceable Lender”), then the Borrower may, on three Business Days’ prior written notice from the Borrower to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower then due and owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of Borrower having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and (ii) deliver any Notes evidencing such Loans to the Borrower (for return to the Borrower) or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest, fees and premiums in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.08(a), the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.06.

(b) Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements consistent with the requirements of Section 2.16) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; provided, that the term “Non- Consenting Lender” shall also include any Lender that rejects (or is deemed to reject) (x) a loan modification offer under Section 10.01, which loan modification has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such loan modification and (y) any Lender that does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18. For the avoidance of doubt, if any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the Borrower, pursuant to Section 3.08(a) on or prior to the date that is six months after the Closing Date in connection with any such waiver, amendment or modification constituting a Repricing Event, the Borrower shall pay such Non-Consenting Lender a fee equal to 1.00% of the principal amount of the Initial Term Loans so assigned or prepaid.

(d) Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender and any resignation or removal of the Administrative Agent.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01 Conditions to the Initial Credit Extension on the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver in accordance with Section 10.01 of each of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Borrower and its Subsidiaries, giving effect to the transactions contemplated by this Agreement):

(i) executed counterparts of (A) this Agreement from the Borrower and Co- Borrower, (B) the Guaranty from each Guarantor and (C) the Intercompany Subordination Agreement;

(ii) the Security Agreement, duly executed by each of the Borrower, the Co-Borrower and each Subsidiary Guarantor, as applicable, together with:

(I)

certificates, if any, representing the Pledged Interests in the Co-Borrower, each other wholly owned Domestic Subsidiary (other than Immaterial Subsidiaries) of a Loan Party, Barbados Finco and UK Holdco, in each case, accompanied by undated stock powers executed in blank (or stock transfer forms, as applicable) and instruments evidencing the Pledged Debt indorsed in blank (or instrument of transfer, as applicable),

(II)

copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of the Borrower and each Subsidiary Guarantor that is party to any Security Agreement created under such Security Agreement, covering the Collateral described in such Security Agreement, other than, with respect to security interests granted by UK Holdco, registrations with the Registrar of Companies for England and Wales, which shall be duly registered within 21 days of the Closing Date, and

(III)

evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of duly executed payoff letters, customary lien searches and UCC-3 termination statements); provided, however, that this provision does not apply with respect to foreign intellectual property;

(iii) the Intellectual Property Security Agreements, duly executed by each Domestic Loan Party that owns or exclusively licenses intellectual property that is required to be pledged in accordance with the applicable Security Agreement; provided, however, that this provision does not apply with respect to perfection and protections of the Liens over foreign intellectual property;

(iv) a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date;

(v) a Committed Loan Notice and a Letter of Credit Application, if applicable, in each case relating to the initial Credit Extension;

(vi) a solvency certificate executed by the chief financial officer or similar officer, director, manager or authorized signatory of the Borrower substantially in the form attached hereto as Exhibit I;

(vii) such customary documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Administrative Agent may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of the Loan Parties acting as such in connection with this Agreement and the other Loan Documents and (B) that the Borrower, the Co-Borrower and each Subsidiary Guarantor is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(viii) an opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower, the Co- Borrower and the Subsidiary Guarantors, addressed to the Agents and the Lenders on the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent; and

(ix) opinions of local counsel for the Subsidiary Guarantors (or the Administrative Agent, as applicable) listed on Schedule 4.01(a)(ix) hereto, in form and substance reasonably satisfactory to the Administrative Agent.

(b) (i) the Borrower and each Subsidiary Guarantor shall have provided the documentation and other information reasonably requested in writing at least ten days prior to the Closing Date by the Arrangers as they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three business days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree) and (ii) at least three days prior to the Closing Date, if the Borrower or Co-Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to such Person.

(c) All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to Liens permitted under Section 7.02) in the Collateral shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date.

(d) All fees and expenses required to be paid or reimbursed by the Borrower on the Closing Date pursuant to this Agreement or any other agreement with the Arrangers, to the extent invoiced at least five Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall have been paid (which amounts may be offset against the proceeds of the Initial Term Loan).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (excluding Credit Extensions made pursuant to Section 2.14, Section 2.15, Section 2.18, Section 2.19 and/or Section 2.20 which may be subject to different conditions precedent and representations, but only if so agreed by the Borrower and the applicable lenders) other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Restricted Subsidiaries (a) is a Person duly organized, formed or incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i), (b)(ii) (other than with respect to the Borrower), (c) and (d), to the extent that any failure to be so or to have such could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents or (b) violate any Law; except to the extent that such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents, except for (w) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages, and, with respect to security interests granted by UK Holdco, registrations with the Registrar of Companies for England and Wales, which shall be duly registered within 21 days of the Closing Date, (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, administration, administrative receivership, winding-up, insolvency, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), receivership, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The audited consolidated financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 6.01(a) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 6.01(b) (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments and the inclusion of any explanatory footnotes.

(c) Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect.

(d) Each Lender and each Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate the financial statements delivered pursuant to Sections 5.05(a) and 5.05(b) as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan Documents under Section 8.01(d) (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Restricted Subsidiary, or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

Section 5.07 Use of Proceeds. The Borrower (a) will only use the proceeds of the Term Loans made on the Closing Date to finance the Transactions and pay Transaction Costs (including paying any fees, commissions and expenses associated therewith); and (b) will use the Letters of Credit and the proceeds of all other Borrowings to finance the working capital needs of the Borrower and the Restricted Subsidiaries and for general corporate purposes of the Borrower and the Restricted Subsidiaries (including acquisitions, other Investments and Restricted Payments permitted hereunder).

Section 5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of the Restricted Subsidiaries has fee simple or other comparable valid title to, or leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.02, except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any Material Real Property or any real property necessary for the ordinary conduct of the Borrower’s business, taken as a whole.

(b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list, in all material respects, of all Material Real Property owned by any Domestic Loan Party as of the Closing Date, showing as of the Closing Date, the street address (to the extent available), county or other relevant jurisdiction, state and record owner; and as of the Closing Date, no Domestic Loan Party owns any Material Real Property except as listed on Schedule 5.08(b).

Section 5.09 Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and the Restricted Subsidiaries and their respective operations and properties, are in compliance with all applicable Environmental Laws and Environmental Permits and none of the Borrower or the Restricted Subsidiaries are subject to any Environmental Liability.

(b) (i) None of the properties currently or formerly owned or operated by the Borrower or any Restricted Subsidiary is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on any analogous foreign, state or local list of contaminated or potentially contaminated properties or is adjacent to any such property, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of the Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of the Restricted Subsidiaries, except for such releases, discharges and disposals that were in compliance with, or would not reasonably be expected to give rise to liability under, Environmental Laws.

(c) None of the Borrower or any of the Restricted Subsidiaries is undertaking, and none has completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of the Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to the Borrower or any of the Restricted Subsidiaries.

Section 5.10 Taxes. The Borrower and each of the Restricted Subsidiaries have filed or have caused to be filed all Tax returns and reports required to be filed, and have paid all Taxes (including in its capacity as a withholding agent) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11 Employee Benefits Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, none of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Restricted Subsidiary, directly or indirectly, to any tax or civil penalty.

(c) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

(d) (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan or Multiemployer Plan, (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) there exists no Unfunded Pension Liability, (iv) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (v) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (vi) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (vii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (viii) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (viii) of this Section 5.11(d), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e) (i) With respect to each Foreign Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable Law and, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained, (ii) except as disclosed or reflected in such financial statements, there are no aggregate unfunded liabilities with respect to Foreign Plans and the present value of the aggregate accumulated benefit liabilities of all Foreign Plans did not, as of the last annual valuation date applicable thereto, exceed the assets of all such Foreign Plans, except with respect to each of the foregoing clauses (i) and (ii) of this Section 5.11(e), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f) No Loan Party maintains, or contributes to, a Foreign Plan which is a defined benefit occupational pension scheme as defined in the Pensions Act 2004, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12 Subsidiaries; Capital Stock. As of the Closing Date, there are no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Capital Stock in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) any Lien that is permitted under Section 7.02.

Section 5.13 Margin Regulations; Investment Company Act.

(a) Each of the Loan Parties is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14 Disclosure.

(a) The written factual information or written factual data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender on or before the Closing Date (including all such information contained in the lender presentation prepared in connection with the Transactions (and all information incorporated by reference therein) and in the Loan Documents) for purposes of, or in connection with, this Agreement or any transaction contemplated hereby does not contain any untrue statement of material fact and does not omit to state any material fact necessary to make such information and data, when taken as a whole and when taken together with information that has been filed or furnished by the Borrower with the Securities and Exchange Commission, taken as a whole, not materially misleading at such time (after giving effect to all supplements so furnished from time to time, when taken together with information that has been filed or furnished by the Borrower with the Securities and Exchange Commission) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 5.14(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or industry specific nature.

(b) The projections contained in the information and data referred to in Section 5.14(a) were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 5.15 Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Intellectual Property; Licenses, Etc. To the knowledge of the Borrower, the Borrower and each Subsidiary Guarantor owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, except to the extent such failure to own, license or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and provided that the foregoing shall not deem to constitute a representation that Borrower and the Subsidiary Guarantors do not infringe or violate the IP Rights held by any other Person. Set forth on Schedule 5.16 is a complete and accurate list of all material registered or applications to register in the United States Patent and Trademark Office patents and trademarks, and all material registered copyrights in the United States Copyright Office, owned or, in the case of copyrights, exclusively licensed by the Borrower and Subsidiary Guarantors as of the Closing Date. To the knowledge of the Borrower, the conduct of the business of the Borrower or Subsidiary Guarantor as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17 Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18 Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforceability as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted by Section 7.02.

Section 5.19 Anti-Terrorism Laws; OFAC.

(a) Anti-Terrorism Laws. The Borrower and each of its respective Subsidiaries is in compliance, in all material respects, with the Sanctions Laws and Regulations. No Borrowing or Letter of Credit, or use of proceeds, will violate or result in the violation of any Sanctions Laws and Regulations applicable to any party hereto.

(b) OFAC. None of (I) the Borrower or any other Loan Party and (II) in any material respect, the Restricted Subsidiaries that are not Loan Parties or, to the knowledge of the Borrower, any director, manager, officer, agent or employee of the Borrower or any of its respective Restricted Subsidiaries, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii)

engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person that is the subject of any U.S. sanctions administered by OFAC.

Section 5.20 Anti-Corruption Laws. No part of the proceeds of any Loan or Letter of Credit will be used for any improper payments, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower (collectively, the “Anti-Corruption Laws”). The Borrower has implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and its respective directors, officers, employees and agents with Anti-Corruption Laws, and the Borrower, its Subsidiaries and its respective officers and employees and, to the knowledge of the Borrower, its respective directors and agents, are in compliance with Anti-Corruption Laws.

Section 5.21 COMI Regulation. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “COMI Regulation”), each Loan Party’s center of main interest (as that term is used in Article 3(1) of the COMI Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as such term is used in Article 2(h) of the COMI Regulation) in any other jurisdiction.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or such longer period as may be permitted by the SEC and any successor thereto if the Borrower was then subject to such SEC reporting requirements as a non-accelerated filer, including any extensions permitted under Rule 12b-25 of the Exchange Act), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in all material respects in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche, LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit (other than any such qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facilities or any other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered, (ii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iii) any potential inability (or, other than in the case of the Revolving Credit Facility, any in ability) to satisfy the Financial Covenant on a future date or in a future period), together with a customary management’s discussion and analysis of financial information;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such longer period as may be permitted by the SEC and any successor thereto if the Borrower was then subject to such SEC reporting requirements as a non-accelerated filer, including any extensions permitted under Rule 12b-25 of the Exchange Act), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in all material respects in accordance with GAAP, subject only to normal and recurring year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory footnotes, together with a customary management’s discussion and analysis of financial information;

(c) [reserved];

(d) concurrently with the delivery of any financial statements pursuant to Sections 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, (A) the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied by furnishing, at the option of the Borrower, the applicable financial statements of (I) any successor of the Borrower or (II) any Wholly Owned Restricted Subsidiary of the Borrower that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Borrower and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”); provided that to the extent such information relates to a Qualified Reporting Subsidiary, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (B) (i) in the event that the Borrower or any Qualified Reporting Subsidiary delivers to the Administrative Agent an Annual Report on Form 10- K for any fiscal year (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC, within the time frames set forth in clause (a) above, such Form 10-K shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any “going concern” qualification, or any qualification as to the scope of audit (other than any such qualification expressly permitted to be contained therein under clause (a) of this Section 6.01) and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any fiscal quarter (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC, within the time frames set forth in clause (b) above, such Form 10-Q shall satisfy all requirements of clause (b) of this Section with respect to such fiscal quarter to the extent that it contains the information required by such clause (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q (or similar filings in the applicable jurisdiction) satisfies the requirements of clauses (a) or (b) of this Section 6.01, as the case may be.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five days after the delivery of (i) the financial statements referred to in Section 6.01(a) or (ii) an Annual Report on Form 10-K (delivered pursuant to the last paragraph of Section 6.01), but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants, a certificate of the independent certified public accountants certifying such financial statements;

(b) no later than five days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b) or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the last paragraph of Section 6.01), (x) only during any period in which the Financial Covenant is applicable, a duly completed Compliance Certificate, (y) a certificate setting forth the then Applicable Rate and Applicable Commitment Fee, in either case, signed by a Responsible Officer of the

Borrower, and (z) at the time of the delivery of the financial statements provided for in Sections 6.01(a) beginning with the fiscal year ending on December 31, 2022, a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of Excess Cash Flow and the amount available under clause (c) of the first paragraph of Section 7.05 as at the end of the fiscal year to which such financial statements relate, (in each case, which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly upon filing thereof, (x) copies of any annual, quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K, but excluding any such reports that are filed in the ordinary course given the nature of the business of the Borrower and its Restricted Subsidiaries (other than such ordinary course reports that contain or report information that is not ordinary course)) and registration statements which the Borrower (or any Permitted Parent) or any Restricted Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements and material reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and (ii) with reasonable promptness, and subject to the confidentiality and all other provisions of this Agreement, such other information (financial, legal, business, corporate affairs or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time;

(d) [reserved];

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non- U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries; and

(f) promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (d) or Section 6.02(c) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”)

may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, shall mean that the word “PUBLIC SIDE” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates, or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Borrower Materials that are not marked “PUBLIC SIDE” shall be deemed to contain material non-public information (within the meaning of United States federal and state securities laws) and shall not be suitable for posting on a portion of the Platform designated “Public Side Information.” Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(b) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information.”

Section 6.03 Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) [reserved];

(c) of the institution of any material litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect; and

(d) (i) of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect; and (ii) promptly after any reasonable request therefor by the Administrative Agent or any Lender, copies of (A) any documents described in Section 101(k)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan or (B) any notices described in Section 101(l)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, however, that if the Borrower or any ERISA Affiliate have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(e) of the occurrence of any Foreign Benefit Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.

Section 6.04 Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, the Borrower or Restricted Subsidiary of any registered copyrights, patents, trademarks, trade names and service marks that such Borrower or Restricted Subsidiary reasonably determines is not useful to its business or no longer commercially desirable.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance.

(a) Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower and the Restricted Subsidiaries. The Borrower shall use commercially reasonable efforts to ensure that at all times the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by the Borrower and each Subsidiary Guarantor and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee and mortgagee with respect to the property insurance maintained by the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the Borrower, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries, and (C) the Collateral Agent agrees that the Borrower and/or their applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance. Notwithstanding anything to the contrary herein, with respect to Foreign Subsidiaries and Collateral located outside of the United States, the requirements of this Section 6.07(a) shall be deemed satisfied if the Borrower obtains insurance policies that are customary and appropriate for the applicable jurisdiction.

(b) If (x) any improved portion of any Mortgaged Property located in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto) and (y) the Collateral Agent shall have delivered notice(s) to the relevant Borrower Party pursuant to Section 208.25(i) of Regulation H of the FRB stating that such mortgaged property is located in the United States and in such special flood hazard area with respect to which such flood insurance has been made available, then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 6.08 Compliance with Laws. Comply with the requirements of all applicable Laws (including, without limitation, ERISA, the PATRIOT Act and Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower or, if applicable, the Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

Section 6.10 Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender, to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which such Borrower or such Restricted Subsidiary is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Borrower’s expense; provided, further, that when an Event of Default is continuing the Administrative Agent (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time and from time to time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11 Use of Proceeds. The Borrower will use the Letters of Credit and the proceeds of the Loans only as provided in Sections 5.07, 5.13(a), 5.19 and 5.20.

Section 6.12 Covenant to Guarantee Obligations and Give Security.

(a) Promptly following the formation or acquisition of any new Wholly Owned Subsidiaries by any Loan Party (provided that each of (i) any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary, but remaining a Restricted Subsidiary (including a Foreign Subsidiary ceasing to be a Foreign Subsidiary or a FSHCO ceasing to be a FSHCO) shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), and upon the acquisition of any property (other than Excluded Property and real property that is not Material Real Property) by any Loan Party, which property is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where, in the reasonable judgement of the Administrative Agent, such actions to create such a perfected Lien would be required in accordance with the terms of the Collateral Documents or other Loan Documents), the Borrower shall, at the Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary, within 90 days after such formation or acquisition or such longer period as the Collateral Agent may agree in its sole discretion, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the Obligations and a joinder or supplement to the applicable Collateral Documents and (B) (if not already so delivered) deliver certificates (or the foreign equivalent thereof, as applicable) representing the Pledged Interests of each such Subsidiary (if any) (other than any Unrestricted Subsidiary) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt owing by such Subsidiary to any Loan Party indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement; provided that any Excluded Property shall not be required to be pledged as Collateral,

(ii) within 90 days after such acquisition of any such property or any request therefor by the Collateral Agent (or such longer period, as the Collateral Agent may agree in its sole discretion), duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Collateral Agent one or more Mortgages (and other documentation and instruments referred to in Section 6.14) (with respect to Material Real Properties only), Security Agreement Supplements, Intellectual Property Security Agreement Supplements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent, to the extent applicable, with the Security Agreement, the Intellectual Property Security Agreement, the Mortgages and the other Collateral Documents (and Section 6.14)), securing payment of all the Obligations (but not securing the Obligations in respect of Letters of Credit or the Revolving Credit Facility in those states that impose a mortgage tax on paydowns or re-advances applicable thereto) of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and establishing Liens on all such properties or property; provided that such properties or property shall not be required to be pledged as Collateral, and no Security Agreement Supplements, Intellectual Property Security Agreement Supplements shall be required to be delivered in respect thereof, to the extent that any such properties or property constitute Excluded Property; provided, further, that promptly after acquisition of any Material Real Property, the Borrower shall provide at least forty-five (45) days prior written notice to the Administrative Agent of its intent to pledge such Material Real Property,

(iii) within 90 days after such request, formation or acquisition, or such longer period, as the Collateral Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary and each applicable Loan Party to take, whatever action (including the recording of Mortgages (with respect to Material Real Properties only), the filing of UCC financing statements, the giving of notices and delivery of stock and membership interest certificates or foreign equivalents representing the applicable Capital Stock) as may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, supplements to other Collateral Documents and security agreements delivered pursuant to this Section 6.12, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms,

(iv) within 90 days after the request of the Collateral Agent, or such longer period as the Collateral Agent may agree in its sole discretion, deliver to the Collateral Agent, Organization Documents, resolutions and a signed copy of one or more opinions, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties (or the Collateral Agent, as applicable) reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request (limited, in the case of any opinions of local counsel to Loan Parties constituting material Subsidiary Guarantors in jurisdictions in which any Mortgaged Property is located, to opinions relating to Material Real Property (and any other Mortgaged Properties located in the same jurisdiction as any such Material Real Property)),

(v) within 90 days after the request of the Collateral Agent, or such longer period as the Collateral Agent may agree in its sole discretion, deliver to the Collateral Agent with respect to each Material Real Property that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Collateral Agent, fully paid American Land Title Association Lender’s title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements as provided in Section 6.14 and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the value of the Material Real Properties covered thereby and subject to any tie-in coverage available) but only to the extent such Material Real Property is located in the United States, and

(vi) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreement Supplements, Collateral Documents and security agreements.

Section 6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all Environmental Laws and Environmental Permits; obtain, maintain and renew all applicable Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14 Further Assurances. Promptly upon request by the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents. By the date that is 120 days after the Closing Date, as such time period may be extended in the Collateral Agent’s reasonable discretion, the Borrower shall, and shall cause each Restricted Subsidiary to, deliver to the Collateral Agent:

(i) a Mortgage with respect to each Mortgaged Property, together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date in a form suitable for filing and recording in all appropriate local filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Liens, and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) fully paid American Land Title Association Lender’s title insurance policies or marked up unconditional binder for such insurance (the “Mortgage Policies”) in form and substance reasonably requested by Collateral Agent, with endorsements reasonably requested by Collateral Agent, in amounts reasonably acceptable to the Collateral Agent (not to exceed the Fair Market Value of the Material Real Properties covered thereby and subject to any tie-in coverage available), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent in connection with any Material Real Property located in the United States;

(iii) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Collateral Agent; provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage is available for the Mortgage Policies without the need for such new or updated surveys and provided further this foregoing requirement shall only be in connection with any Material Real Property located in the United States;

(iv) in each case with respect to any Material Real Property (and any other Mortgaged Properties located in the same state as any such Material Real Property), customary opinions of local counsel to the Loan Parties in jurisdictions in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and, if applicable any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent;

(v) customary opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the validly existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent;

(vi) with respect to each improved Mortgaged Property, a “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and, if the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” by the Federal Emergency Management Agency (or any successor agency), written acknowledgment of receipt of such notification from the Administrative Agent and evidence of flood insurance satisfying the requirements of Section 6.07(b) hereof;

(vii) evidence that all other actions reasonably requested by the Administrative Agent, that are necessary in order to create valid and subsisting Liens on the property described in the Mortgage, have been taken; and

(viii) evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 6.14 and as otherwise required to be paid in connection therewith under Section 10.04.

Section 6.15 Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) (i) a public corporate family rating of the Borrower and a rating of the Facilities, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of the Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 6.16 Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16 hereto.

Section 6.17 No Change in Line of Business. Continue to engage in substantially similar lines of business as those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof including any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 6.18 Transactions with Affiliates.

(a) The Borrower will not, and will not permit the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower involving aggregate consideration in excess of the greater of $70.0 million and 8.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date), unless (each of the foregoing, an “Affiliate Transaction”):

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis (as determined in good faith by the Borrower or any Permitted Parent); and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of $80 million and 10.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction

(measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date), the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the board of directors of the Borrower approving such Affiliate Transaction, together with a certificate signed by a Responsible Officer of the Borrower certifying that the board of directors of the Borrower, determined or resolved that such Affiliate Transaction complies with Section 6.18(a)(i).

(b) The provisions of Section 6.18(a) shall not apply to the following:

(1) (a) transactions between or among the Loan Parties and/or any of their Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(2) (a) Restricted Payments permitted by Section 7.05 and (b) Permitted Investments;

(3) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of 6.18(a)(i);

(4) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(5) any agreement or arrangement as in effect as of the Closing Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement or arrangement is not materially disadvantageous to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Closing Date (as determined in good faith by the Borrower or any direct or indirect parent of the Borrower)) or any transaction or payments contemplated thereby;

(6) any services agreement or any transaction or payments (including reimbursement of out-of-pocket expenses or payments under any indemnity obligations) contemplated thereby;

(7) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise disadvantageous to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction effected as part of a Qualified Receivables Financing;

(10) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;

(11) payments by the Borrower or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Borrower in good faith or a majority of the disinterested members of the board of directors of the Borrower in good faith;

(12) any contribution to the capital of the Borrower (other than Disqualified Stock) or any investments by the Sponsors in Equity Interests (other than Disqualified Stock) of the Borrower (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith);

(13) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries (other than the Borrower or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(14) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Borrower; provided, however, that such director abstains from voting as a director of such Borrower on any matter involving such other Person;

(15) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto to the extent not prohibited hereunder;

(16) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(17) pledges of Equity Interests of Unrestricted Subsidiaries;

(18) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the board of directors (or the applicable committee or designee thereof) of the Borrower or of a Restricted Subsidiary, as appropriate, in good faith;

(19) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the board of directors (or the applicable committee or designee thereof) of Borrower or of a Restricted Subsidiary, as appropriate;

(20) investments by Affiliates in Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non- Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(21) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of the Company of their obligations under the terms of, any registration rights agreement to which they are a party or become a party in the future;

(22) investments by the Sponsors in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsors or a direct or indirect parent of such Borrower in connection therewith);

(23) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(24) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business;

(25) (i) intellectual property licenses in the ordinary course of business and (ii) intercompany intellectual property licenses and research and development agreements;

(26) transactions pursuant to, and complying with, Section 7.01 (to the extent such transaction complies with Section 6.18(a)(i)) or Section 7.03; or

(27) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

Section 6.19 MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, the deliverables set forth in Section 6.14(vi).

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Borrower shall not, nor shall they permit any other Restricted Subsidiary to :

Section 7.01 Indebtedness. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and the Borrower will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if either (x) the Total Net Leverage Ratio for the Borrower and its Restricted Subsidiaries calculated, subject to Section 1.02(j), as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would not exceed 6.00:1.00; or (y) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries calculated, subject to Section 1.02(j), as of the date such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would not be less than 2.00 to 1.00 (Incurrence under either cause (x) or (y), “Ratio Debt”); provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Subsidiaries that are not Loan Parties (together with the aggregate amount of Indebtedness that may be incurred or assumed and Disqualified Stock or Preferred Stock that may be issued pursuant to clause (o) of the second paragraph of this Section 7.01 by Subsidiaries that are not Loan Parties) shall not exceed the greater of (x) $270.0 million and 35.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date)

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) (x) Indebtedness, or Disqualified Stock, or the Incurrence by any Restricted Subsidiary of Preferred Stock, arising under the Loan Documents, including any New Loan Commitments or refinancing thereof in accordance with Section 2.18 or pursuant to any other Credit Agreement Refinancing Indebtedness,

(y) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any permitted Refinancing thereof (or successive permitted Refinancings thereof) and (z) Indebtedness of the Loan Parties evidenced by New Incremental Notes or other Incremental Equivalent Debt and any permitted Refinancing of either thereof (or successive permitted Refinancings thereof);

(b) Indebtedness represented by the Existing Senior Notes and the Guarantees thereof, as applicable, in an aggregate principal amount not to exceed the principal amount outstanding on the Closing Date.

(c) Indebtedness and Disqualified Stock of the Borrower and its Restricted Subsidiaries, and the Preferred Stock of any Restricted Subsidiary ,existing on the Closing Date (other than Indebtedness, Disqualified Stock and Preferred Stock described in clause (a) and (b) above) and, in respect of any Indebtedness in an amount equal to or greater than $50.0 million, listed on Schedule 7.01;

(d) Indebtedness (including, without limitation, Financing Lease Obligations and mortgage financings as purchase money obligations) incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary; provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount or liquidation preference, including all Indebtedness incurred and Disqualified Stock or Preferred Stock issued to Refinance any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (d) and that is then outstanding pursuant to this clause (d), shall not to exceed the greater of (x) $175.0 million and (y) 22.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date), plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (d) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs, amounts and expenses incurred in connection with such refinancing plus an amount equal to any existing commitment unutilized letters of credit undrawn thereunder plus additional amounts otherwise permitted to be Incurred under this Section 7.01; provided, further, that Financing Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans under this Agreement or other Pari Passu Indebtedness that is secured by equal priority Liens on the Collateral;

(e) Indebtedness or Disqualified Stock Incurred by the Borrower or any of its Restricted Subsidiaries and Preferred Stock Incurred by any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(f) Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with this Agreement, other than guarantees of Indebtedness incurred or Disqualified Stock or Preferred Stock Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness or Disqualified Stock of the Borrower to a Restricted Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing to a Non-Loan Party shall be subordinated in right of payment to the Borrower’s Obligations with respect to this Agreement pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness or Disqualified Stock not permitted by this clause (g);

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary or the Borrower owing to the Borrower or another Restricted Subsidiary; provided that (x) if the Borrower or a Loan Party incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a Non-Loan Party, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Borrower’s Obligations or Guarantee of such Loan Party, as applicable, pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (i);

(j) Swap Contracts and cash management services that, at the time incurred, were not incurred for speculative purposes;

(k) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary;

(l) Indebtedness or Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and Preferred Stock of any of its Restricted Subsidiaries; provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount or liquidation preference, including all Indebtedness, Disqualified Stock or Preferred Stock Incurred to Refinance any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (l), then outstanding and Incurred pursuant to this clause (l), shall not exceed the greater of (x) $270.0 million and (y) 35.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date), plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (l) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs, amounts and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized letters of credit undrawn thereunder plus additional amounts otherwise permitted to be Incurred under this Section 7.01;

(m) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement;

(n) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the Incurrence by any Restricted Subsidiary of Preferred Stock in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any Credit Agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”) and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness, Disqualified Stock or Preferred Stock Incurred as Ratio Debt or permitted under clause (a), clause (c), clause (d), clause (l) this clause (n), clause (o), clause (r), clause (t), clause (cc) or clause (dd) of this Section 7.01 (provided that any amounts Incurred under this clause (n) as Refinancing Indebtedness in respect of Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to subclause (y) of these clauses shall reduce the amount available under such subclause (y) of such clauses), plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay unpaid accrued interest and the aggregate amount of premiums (including reasonable tender premiums), and underwriting discounts, defeasance costs and fees and other costs, amounts and expenses Incurred in connection therewith plus an amount equal to any existing commitment unutilized letters of credit undrawn thereunder plus additional amounts otherwise permitted to be Incurred under this Section 7.01 (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) with respect to Refinancing Indebtedness in respect of amounts originally incurred under clause (a) above has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced (without giving effect of any amortization or prepayments previously made in respect of such indebtedness);

(2) with respect to Refinancing Indebtedness in respect of amounts originally incurred under clause (a) above in the case of any revolving Indebtedness, has a Stated Maturity which is no earlier than the later of Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired and the Latest Maturity Date

(3) to the extent that such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non- Loan Party that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided notwithstanding the foregoing, Specified Refinancing Debt in an amount not exceeding the Maturity/ Weighted Average Life Excluded Amount may be Incurred without regard to clause (1) and/or (2) of this Section 7.01(n);

(o) (1) Indebtedness, Disqualified Stock or Preferred Stock (i) of the Borrower or any Restricted Subsidiaries incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person and (ii) of any Person that is acquired by the Borrower or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement and (2) Indebtedness, Disqualified Stock or Preferred Stock Incurred or assumed in anticipation of, or in connection with, an acquisition of any assets, business or Person; provided, however, that after giving effect to such acquisition, merger, consolidation or amalgamation and the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, any of:

(i) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness under either clause (x) or clause (y) of the definition of Ratio Debt;

(ii) the Total Net Leverage Ratio of the Borrower is equal to or less than such ratio immediately prior to such acquisition, merger, consolidation or amalgamation; or

(iii) the Fixed Charge Coverage Ratio of the Borrower is equal to or greater than such ratio immediately prior to such acquisition, merger, consolidation or amalgamation.

provided further, that the aggregate amount of Indebtedness that may be incurred or assumed and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (o) by Subsidiaries that are not Loan Parties (together with the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the first paragraph of this Section 7.01 by Subsidiaries that are not Loan Parties) shall not exceed the greater of (x) $270.0 million and (y) 35.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date);

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r) Contribution Indebtedness;

(s) Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary or the Preferred Stock of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t) Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Parties; provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate prepaid amount or liquidation preference including all Indebtedness incurred and Disqualified Stock or Preferred Stock issued to Refinance any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (t) and that is then outstanding pursuant to this clause (t), does not exceed the greater of (x) $235 million and (y) 30.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date), plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs, amounts, and expenses Incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized letters of credit undrawn thereunder plus additional amounts otherwise permitted to be Incurred under this Section 7.01;

(u) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Borrower or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(v) Indebtedness, Disqualified Stock or Preferred Stock incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(w) Indebtedness, Disqualified Stock or Preferred Stock Incurred on a short-term basis to banks and other financial institutions in the ordinary course of business of the Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Borrower and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(x) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness or Disqualified Stock Incurred by the Borrower or any Restricted Subsidiary or Preferred Stock Incurred by any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof, their respective Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent permitted under Section 7.05;

(y) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(z) Indebtedness or Disqualified Stock Incurred by the Borrower or a Restricted Subsidiary or Preferred Stock Incurred by any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(aa) [reserved];

(bb) (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by the Borrower or a Restricted Subsidiary as a result of leases entered into by the Borrower or such Restricted Subsidiary in the ordinary course of business;

(cc) Indebtedness or Disqualified Stock Incurred by the Borrower or any Restricted Subsidiary or Preferred Stock Incurred by any Restricted Subsidiary on behalf of, or representing guarantees of Indebtedness, Disqualified Stock or Preferred Stock Incurred by, joint ventures; provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the prepaid amount or liquidation preference, including incurred and Disqualified Stock or Preferred Stock Incurred to Refinance any Indebtedness, Disqualified Stock or Preferred Stock issued pursuant to this clause (cc) and that is then outstanding under this clause (cc), does not exceed the greater of (x) $80.0 million and (y) 10.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date), plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (cc) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs, amounts and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized letters of credit undrawn thereunder plus additional amounts otherwise permitted to be Incurred under this Section 7.01;

(dd) Indebtedness, or Disqualified Stock of the Borrower or a Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person; provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount or liquidation preference, including all Indebtedness incurred and Disqualified Stock or Preferred Stock issued to Refinance any Indebtedness, Disqualified Stock or Preferred Stock issued pursuant to this clause (dd) and that is then outstanding under the clause (dd), does not exceed the greater of (x) $195.0 million and (y) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date); plus, in the case of any Refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (dd) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs, amounts and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized letters of credit undrawn thereunder plus additional amounts otherwise permitted to be Incurred under this Section 7.01;

(ee) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment; and

(ff) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred or issued as Ratio Debt, the Borrower may, in its sole discretion, at the time of incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all (i) Indebtedness outstanding under the Loan Documents and any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been Incurred in reliance only on the exception set forth in Section 7.01 (but without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify, Indebtedness Incurred under Section 2.18 as between the Starter Amount and the Incurrence-Based Amount Incurred pursuant to clause (c) of the definition of “Incremental Amount”). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant. Any Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to Section 7.01(a) shall be permitted to include additional Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to pay fees, underwriting discounts, original issue discounts, accrued and unpaid interest, premiums and other costs, amounts and expenses incurred in connection with such Refinancing.

Section 7.02 Limitations on Liens.

Permit the Borrower or any of the Subsidiary Guarantors to, create, incur or assume any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Subsidiary Guarantor, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Subsidiary Guarantor, except:

(a) in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and

(b) in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Financing) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

Any Lien created for the benefit of the Secured Parties pursuant to the preceding clause (b) shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

Section 7.03 Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person except that:

(a) any Restricted Subsidiary or any other Person may merge, amalgamate or consolidate with or into

(i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States) or (ii) any one or more other Restricted Subsidiaries; provided that (A) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors or the Co-Borrower, if the surviving Person formed by or surviving such merger, amalgamation or consolidation is not a Loan Party, any Indebtedness of any Subsidiary Guarantor or the Co-Borrower assumed by such surviving Person shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 7.01 of this Agreement (without giving effect to Section 7.01(o) with respect to assumed Indebtedness) and (B) in the case of any merger, amalgamation or consolidation involving a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation is not a Restricted Subsidiary, (x) to the extent constituting an Investment, such Investment must be a Permitted Investment (y) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (z) subject to Section 1.02, no Event of Default under Sections 8.01(a) or 8.01(f) shall have occurred and be continuing; provided, further, that, in the case of the foregoing clauses (i) and (ii), the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not disadvantageous to the Lenders in any material respect;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Domestic Loan Party;

(d) any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect a Permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12 and (ii) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(e) the Borrower and the other Restricted Subsidiaries may consummate the Transaction;

(f) any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.04 (other than Dispositions permitted by Section 7.03); and

(g) any Permitted Investment may be structured as a merger, consolidation or amalgamation.

Section 7.04 Asset Sales. Cause or make an Asset Sale, unless:

(1) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, that the amount of:

(a) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Borrower) of the Borrower or such Restricted Subsidiary other than liabilities that are by their terms subordinated to the Obligations or are otherwise extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary, as the case may be, from further liability;

(b) any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof; and

(c) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at such time outstanding, not to exceed the greater of (x) $235.0 million and (y) 30.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date), calculated at the time of the receipt of such Designated Non- cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); shall each be deemed to be Cash Equivalents for the purposes of this clause (2).

Except in the case of a Permitted Asset Swap, within 18 months after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(1) to prepay Loans and other Permitted Debt in accordance with Section 2.05(b)(ii).

(2) to make an investment in any one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;

(3) to make an investment in any one or more businesses, properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(4) any combination of the foregoing;

provided that the Borrower and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (2) or (3) of this paragraph if and to the extent that, within 18 months after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clauses (2) and (3) of this paragraph, and that investment is thereafter completed within 180 days after the end of such 18 month period; provided, further, that the Borrower may elect to deem expenditures that otherwise would be permissible as a reinvestment of Net Cash Proceeds in accordance with the immediately preceding proviso that occur prior to the receipt of the Net Cash Proceeds in respect of such Asset Sale to have been invested in accordance with the immediately preceding proviso (it being agreed that such deemed expenditure shall have been made no earlier than the earliest of (1) notice of such Asset Sale, (2) execution of a definitive agreement for such Asset Sale, if applicable, and (3) consummation of such Asset Sale)

Pending the final application of any such amount of Net Cash Proceeds pursuant to Section 2.05(b)(ii) and this Section 7.04, the Borrower or such Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Agreement.

Section 7.05 Restricted Payments. Directly or indirectly:

(1) pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any ”third party” Subordinated Indebtedness of the Borrower or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of the Borrower or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.01(g) or (i)) (“Junior Financing”); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as

“Restricted Payments”), unless, at the time of such Restricted Payment:

(a) In the case of a Restricted Payment utilizing clause (1)(ii) of the next succeeding paragraph, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) [reserved]

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clause (1) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1) (i) the greater of (x) $420.0 million and (y) 50% of Consolidated EBITDA for the Test Period most recently ended on or prior to the date of such transactions (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on our prior to such date), plus (ii) an amount (which shall not be less than zero) equal to 50% of the Cumulative Consolidated Net Income or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit, plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Borrower after the Closing Date from the issue or sale of Equity Interests of the Borrower (other than Excluded Equity), including such Equity Interests (including any increase to the equity capital account of the Borrower as a result of any consolidation, merger or similar transaction between any Person (other than the Borrower or any Restricted Subsidiary) and the Borrower or any Restricted Subsidiary) issued upon exercise of warrants or options, plus

(3) 100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value of assets (other than cash) after the Closing Date (other than Excluded Equity), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests (including any increase to the equity capital account of the Borrower as a result of any consolidation, merger or similar transaction between any Person (other than the Borrower or any Restricted Subsidiary) and the Borrower or any Restricted Subsidiary) in the Borrower (other than Excluded Equity), plus

(5) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Borrower or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary of the Borrower) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments,

(B) the sale (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary, or

(C) any distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (10) of the next succeeding paragraph or constituted a Permitted Investment, plus

(7) the aggregate amount of Declined Amounts and Total Leverage Excess Proceeds since the Closing Date, plus

(8) dividends, distributions, Returns, fees and other payments from any Unrestricted Subsidiaries or joint ventures or other Investments in entities that are not Restricted Subsidiaries.

Section 7.05 will not prohibit:

(1) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower, or Junior Financing of the Borrower or any Subsidiary Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Borrower or contributions to the equity capital of the Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(3) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Restricted Subsidiaries) of Refunding Capital Stock; and

(4) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph of Section 7.05 and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Borrower in an aggregate amount no greater than the Unpaid Amount (with the payment of such Unpaid Amount being treated as a payment under the applicable provision);

(5) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(6) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Borrower held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Borrower or any Subsidiary of the Borrower or their Immediate Family Members (including for all purposes of this subclause (6), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their Immediate Family Members) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (6) shall not exceed the greater of (x) $60.0 million and (y) 7.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date) in any calendar year (with any portion of such applicable cap with respect to any calendar year that is not utilized in such calendar year being permitted to be carried over for any succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Borrower from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower, in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Borrower or its Restricted Subsidiaries that occurs after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Borrower or its Restricted Subsidiaries that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in clause (a), (b) or (c) of this clause (6) previously used to make Restricted Payments pursuant to this clause (6); (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year);

provided, further, cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries, in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provisions of this Agreement;

(7) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described in Section 7.01;

(8) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Borrower issued after the Closing Date; provided, however, that (A) the Total Net Leverage Ratio for the most recently ended Test Period for which Internal Financial Statements are available on or prior to the date of issuance of such Designated Preferred Stock is 6.00:1.00 or less or the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Internal Financial Statements are available on or prior to the date of issuance of such Designated Preferred Stock of the Borrower is 2.00 to 1.00 or greater and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Borrower from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(9) [reserved];

(10) the declaration and payment of dividends on the Borrower’s common stock of up to the sum of (x) 6.0% per annum of the net cash proceeds received by the Borrower from any public offering of common stock, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or S-8 and other than any public sale constituting Excluded Contributions plus (y) 7.00% of the Market Capitalization of the Borrower;

(11) Restricted Payments that are made with Excluded Contributions;

(12) other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (12), not to exceed the greater of (x) $270.0 million and (y) 35.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date);

(13) [reserved];

(14) [reserved];

(15) make payments to the Sponsors for any other monitoring, consulting, management, transaction, advisory, financing, underwriting or placement services or in respect of other investment banking activities, termination or similar fees, indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of the Sponsors including, without limitation, in connection with acquisitions or divestitures, which payments are approved in respect of such activities by a majority of the Board of Directors of the Borrower;

(16) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Borrower or any Subsidiary of the Borrower (or their respective Affiliates, estates or Immediate Family Members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower or any Subsidiary of the Borrower in connection with such Person’s purchase of Equity Interests of the Borrower; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(17) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(18) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;

(19) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(20) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower;

(21) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (21) that are at such time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $175.0 million and (y) 22.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such transaction (measured as of the date of such transaction based upon the Internal Financial Statements most recently available on or prior to such date) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(22) the making of payments to or on behalf of the Sponsors for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved in respect of such activities by a majority of the Board of Directors of the Borrower in good faith;

(23) any additional Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment on a pro forma basis, the Borrower’s Total Net Leverage Ratio does not exceed 4.50 to 1.00; and

(24) Restricted Payments made with the Net Cash Proceeds from the sale or other disposition of the Existing Non-Core Assets, distributions in the form of returns of capital from the Existing Non-Core Assets or the dividend or distribution of the Capital Stock or assets of the Existing Non-Core Assets;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (23), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, amend, modify or change any term or condition of any Junior Financing Documentation equal to or greater than the Threshold Amount in any manner that is, taken as a whole, materially adverse to the interests of the Administrative Agent or the Lenders.

As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries. The Borrower will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement. If the Borrower or any Restricted Subsidiary makes a Restricted Payment that, at the time of the making of such Restricted Payment, in the good faith determination of the Borrower, would be permitted under this Agreement, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments made in good faith to the financial statements of the Borrower (or any direct or indirect parent of the Borrower) or any Qualified Reporting Subsidiary) affecting Consolidated Net Income, Consolidated EBITDA, Total Net Leverage Ratio or any other financial measure or ratio.

For purposes of the covenant described above in Section 7.05, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 7.06 Burdensome Agreements.

Permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b) make loans or advances to the Borrower or any of its Restricted Subsidiaries;

(c) create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; or

(d) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of the Borrower or any of its Restricted Subsidiaries in effect on the Closing Date, including pursuant to this Agreement and the other Loan Documents, related Swap Contracts and Indebtedness permitted pursuant to Section 7.01(c);

(2) [reserved];

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than the Borrower or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Financing Lease Obligations entered into in the ordinary course of business, to the extent such obligations impose restrictions of the nature discussed in clauses (c) or (d) in the first paragraph of this covenant on the property so acquired;

(9) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clauses (c) or (d) in the first paragraph of this covenant on the property subject to such lease;

(10) any encumbrance or restriction effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Receivables Financing;

(11) any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary that is incurred subsequent to the Closing Date pursuant to the Section 7.01, provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Borrower in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by the Borrower in good faith);

(12) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Borrower in good faith;

(14) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture; and

(15) any encumbrances or restrictions of the type referred to in clauses 7.06(a), (b) and (c) imposed by any amendments, modifications, restatements, renewals, increases, supplements,

refundings, replacements or Refinancings of the contracts, instruments or obligations referred to in 7.06 (1) through (14) ; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing.

For purposes of determining compliance with this Section 7.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 7.07 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower to reflect such change in fiscal year.

Section 7.08 Financial Covenant. As of the end of each Test Period of the Borrower (commencing with September 30, 2021) and so long as the aggregate amount of L/C Obligations and Revolving Credit Loans outstanding as of the end of such fiscal quarter (excluding (a) up to $25.0 million in non-Cash Collateralized Letters of Credit and (b) any Cash Collateralized Letters of Credit) exceeds 35.0% of the aggregate amount of all Revolving Credit Commitments in effect as of such date, permit the First Lien Net Leverage Ratio as of the end of such Test Period of the Borrower to be greater than 6.00 to 1.00 (the “Financial Covenant”):

Section 7.09 Changes in Covenants Following Investment Grade Condition

(a) If on any date following the Closing Date, the Investment Grade Condition is satisfied, then, beginning on that day, the following Sections in this Agreement will no longer be applicable to and will not in any way restrict the Borrower or any Subsidiary: the second and third sentences of Section 6.07(a), Section 6.07(b), Section 6.12 as it relates to additional Collateral, Sections 6.14 and 6.18, Section 7.01 as it relates to Indebtedness of Loan Parties, and Sections 7.04, 7.05 and 7.06 (such covenants, the “Suspension Covenants”). The Borrower shall deliver to the Administrative Agent an officers’ certificate certifying that the Investment Grade Condition has been attained. In the event that the Borrower is not required to comply with the Suspension Covenants for any period of time as a result of the foregoing (such period, the “Covenant Suspension Period”), and on any subsequent date (the “Reversion Date”) the Investment Grade Condition is not satisfied due to changes in ratings by Moody’s or S&P (but not, for purposes of clarity, any “outlook”, “guidance” or unofficial or other pronouncement as to ratings) or because an Event of Default shall have occurred and be continuing, then the Borrower and any Restricted Subsidiary will thereafter again be required to comply with the Suspension Covenants with respect to any future events or transactions. Notwithstanding that the Suspension Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under any Loan Document with respect to the Suspension Covenants and none of the Borrower or any Subsidiary shall bear any liability for any actions taken or events occurring during the Covenant Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspension Covenants during the Covenant Suspension Period (or upon termination of the Covenant Suspension Period or after that time based solely on events that occurred during the Covenant Suspension Period); provided that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under clause (c) of the first paragraph of Section 7.05 or the second paragraph of Section 7.05 and, if not permitted by clause (c) of the first paragraph of Section 7.05 or the second paragraph of Section 7.05, such Restricted Payment shall be deemed permitted by clause (c) of the first paragraph of Section 7.05 and shall be deducted for purposes of calculating the amount pursuant to clause (c) of the first paragraph of Section 7.05 (so that the amount available under clause (c) of the first paragraph of Section 7.05 immediately following such Restricted Payment shall be negative). Solely for the purpose of determining the amount of Liens permitted under Section 7.02 during any Covenant Suspension Period, and without limiting the Borrower’s or any Restricted Subsidiary’s ability to incur Indebtedness during any Covenant Suspension Period, to the extent that calculations in Section 7.02 or the definition of Permitted Liens refer to Section 7.01, such calculations shall be made as though Section 7.01 remains in effect during the Covenant Suspension Period.

(b) It is understood and agreed that (i) with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though the covenant in Section 7.05 had been in effect prior to, but not during the Covenant Suspension Period, (ii) all Indebtedness incurred or issued during the Covenant Suspension Period will be classified to have been incurred or issued pursuant to Section 7.01(c), (iii) all Investments completed during the Covenant Suspension Period will be classified to have been incurred or issued pursuant to clause (6) of the definition of “Permitted Investment”, (iv) any transaction prohibited pursuant to Section 7.06 entered into after the Reversion Date pursuant to an agreement entered into during any Covenant Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 7.06 and (v) any transaction with an Affiliate entered into after the Reversion Date pursuant to an agreement entered into during any Covenant Suspension Period shall be deemed to be permitted pursuant to Section 6.18(b)(5). No subsidiary may be designated as an Unrestricted Subsidiary during a Covenant Suspension Period, unless such designation would have complied with Section 7.05 of this Agreement as if such Section 7.05 would have been in effect for the purposes of designating Unrestricted Subsidiaries from the Closing Date to the date of such designation.

The Borrower shall provide an officers’ certificate to the Administrative Agent indicating the attainment of the Investment Grade Condition or the occurrence of the Reversion Date. The Administrative Agent shall have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Covenant Suspension Period on the Borrower and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the Lenders of the attainment of the Investment Grade Condition or Reversion Date.

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan, (ii) within five Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, or (iii) any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document within 10 (ten) Business Days after the same becomes due and payable; or

(b) Specific Covenants. Any Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.11 or in any Section of Article VII (subject to, in the case of the Financial Covenant, the cure rights contained in Section 8.03 and the proviso at the end of this clause (b)) provided that a Default by the Borrower under Section 7.08 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to the Term Facilities, any New Term Facility, Refinancing Notes or any Specified Refinancing Debt (unless refinancing the Revolving Credit Facility) unless and until the Required Revolving Lenders shall have terminated their Revolving Credit Commitments and declared all amounts outstanding under the Revolving Credit Facility to be immediately due and payable; or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof has been delivered to the Borrower by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) on the date as of which made or deemed made and such representation, warranty certification or statement of fact, if capable of being cured, remains incorrect in such respect for 30 days after receipt by the Borrower of written notice thereof by the Administrative Agent; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (w) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (x) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder, (y) Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased, redeemed or satisfied (or as to which an offer to repurchase, prepay defease, redeem or satisfy is required to be made) in connection with any asset sale event, casualty or condemnation event, change of control, excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to so offer or repurchase, prepay, defease, redeem or satisfy in the absence of any default thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. The Borrower or any Significant Subsidiary (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, a winding-up, an administration, a dissolution, or a composition or makes an assignment for the benefit of creditors or any other action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise); or appoints, applies for or consents to the appointment of any receiver, administrator, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Significant Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or suspends making payments or enters into a moratorium or standstill arrangement in relation to its Indebtedness or is taken to have failed to comply with a statutory demand (or otherwise be presumed to be insolvent by applicable Law) or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity to the extent that such Loan Party or Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) One or more ERISA Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which event or events or unfunded liability or unfunded liabilities results or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) with respect to a Foreign Plan, a termination, withdrawal, imposition of a Lien or noncompliance with applicable Law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Certain Loan Documents. Any material provision of any Collateral Document, any Guaranty, the Intercompany Subordination Agreement and/or any intercreditor agreement required to be entered into pursuant to the terms of this Agreement, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or Section 7.04 or during any Covenant Suspension Period), or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) ceases to be in full force and effect (except that any such failure to be in full force and effect with respect to the documents referred to in clause (vii) of the definition of Loan Documents shall constitute an Event of Default only if the Borrower receives notice thereof and the Borrower fails to remedy the relevant failure in all material respects within 15 days of receiving said notice); or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document, any Guaranty, the Intercompany Subordination Agreement and any intercreditor agreement required to be entered into pursuant to the terms of this Agreement; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document or the perfected first priority Liens created thereby (except as otherwise expressly provided in this Agreement or the Collateral Documents); or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing (including any Event of Default arising by virtue of the termination and declaration contemplated by the proviso to Section 8.01(b)), the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (and, if a Financial Covenant Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving Lenders only, and in such case, without limiting the proviso to Section 8.01(b), only with respect to the Revolving Credit Facility and any Letters of Credit, L/C Credit Extensions and L/C Obligations), take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event that the Borrower fails to comply with the requirements of the Financial Covenant at any time when the Borrower is required to comply with such Financial Covenant, pursuant to the terms thereof, then (A) from the beginning of the most recently ended fiscal quarter of the Borrower until the expiration of the 15th Business Day subsequent to the date the relevant Compliance Certificate is required to be delivered pursuant to Section 6.02(b) (the last day of such period being the “Anticipated Cure Deadline”), the Borrower shall have the right (the “Cure Right”) to issue common Capital Stock (or preferred equity reasonably acceptable to the Administrative Agent) for cash and contribute the proceeds therefrom in the form of common Capital Stock or in another form reasonably acceptable to the Administrative Agent to the Borrower or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form reasonably acceptable to the Administrative Agent) (“Cure Equity”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise by the Borrower of such Cure Right, the calculation of Consolidated EBITDA as used in the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA for such fiscal quarter (and for any subsequent period that includes such fiscal quarter) shall be increased, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs (including the determination of amounts available under Section 7.05) or determining the Applicable Commitment Fee or Applicable Rate), by an amount equal to the Cure Amount; provided that (1) the receipt by the Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including, but not limited to, determining the availability or amount of any covenant baskets or carve-outs or determining the Applicable Commitment Fee or Applicable Rate) and (2) Consolidated Funded Indebtedness in the Test Period for which the Cure Amount is deemed applied shall be decreased solely to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness (and, for the avoidance of doubt, not through cash netting) (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated Funded Indebtedness; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred (and any other Default as a result thereof, including the failure to meet any condition requiring no Default or Event of Default based solely on the basis of any actual or purported Event of Default under the Financial Covenant) shall be deemed cured for the purposes of this Agreement; and

(B) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrower intend to exercise the Cure Right in respect of a fiscal quarter, the Lenders (i) shall not be permitted to accelerate Loans held by them, to terminate the Revolving Credit Commitments held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Financial Covenant, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline and (ii) shall not be obligated to make any Credit Extension under the Revolving Credit Facility.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five fiscal quarters in respect of which the Cure Right is exercised during the term of the Facilities and (iii) for purposes of this Section 8.03, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the Financial Covenant.

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacity as such;

(b) second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the L/C Borrowings and obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16, ratably among the Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(d) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit without any pending drawing, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.04;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g) last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrower or as otherwise required by Law;

provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 8.04, in each case except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender and L/C Issuer hereby irrevocably appoints JPMorgan to act on its behalf as Administrative Agent hereunder and under the other Loan Documents (subject to the provisions in Section 9.09), and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article IX. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby. Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement).

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.03 Liability of Agents.

(a) No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (B) in the absence of its own gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other

Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(b) The Administrative Agent shall not have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and (ii) to disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have acknowledged receipt of, consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender, an L/C Issuer or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, (vi) the creation, perfection or priority of Liens on the Collateral or (vii) compliance by Affiliate Lenders with the terms hereof relating to Affiliate Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent- Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person (including, for the avoidance of doubt, any such Agent-Related Person in its capacity as L/C Issuer); provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Credit Facility). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person and regardless of whether any such Person is a party thereto. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided further, that failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.

Section 9.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).

Section 9.09 Successor Agents.

(a) The Administrative Agent or Collateral Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to the Borrower, the L/C Issuer and the Lenders. If the

Administrative Agent or Collateral Agent or a controlling Affiliate of the Administrative Agent or the Collateral Agent is subject to an Agent-Related Distress Event, the Borrower may remove such Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal, as applicable, of the Administrative Agent or Collateral Agent, as applicable, the Administrative Agent or Collateral Agent (other than to the extent subject to an Agent-Related Distress Event or if the Administrative Agent is being removed as a result of it being a Disqualified Institution), as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or such successor collateral agent, as applicable, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s or Collateral

Agent’s notice of resignation or removal, the retiring Administrative Agent’s or Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed), (ii) all payments, notices, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than as specifically set forth in clause (i) above of this Section 9.09(a) but the provisions of this Article IX and Sections 10.04 and 10.05, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable. At any time the Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent or Collateral Agent may be removed as the Administrative Agent or Collateral Agent hereunder at the request of the Borrower and the Required Lenders.

(b) Any resignation by or removal of JPMorgan Chase Bank, N.A. as Administrative Agent or Collateral Agent pursuant to this Section 9.09 shall also constitute its resignation or removal as an L/C Issuer, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as L/C Issuer with respect to any Letters of Credit issued by it prior to the date of such resignation or removal. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder or upon the expiration of the 30-day period following the retiring Administrative Agent or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, (i) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer (if any) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make (or the Borrower shall enter into) other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts, in each case, due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Reserved.

Section 9.12 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.14 Appointment of Supplemental Agents, Incremental Arrangers, Incremental Notes Arrangers and Specified Refinancing Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by them in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent and the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05

(obligating the Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the

Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.

(d) In the event that the Borrower appoint or designate any Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent pursuant to Sections 2.14, 2.15 and 2.18, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to New Loan Commitments, New Incremental Notes or Specified Refinancing Debt, as applicable, shall be exercisable by and vest in such Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent to exercise such rights, powers and privileges with respect to the New Loan Commitments, New Incremental Notes or Specified Refinancing Debt, as applicable, and to perform such duties with respect to such New Loan Commitments, New Incremental Notes or Specified Refinancing Debt, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the

Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent, as the context may require. Each Lender and L/C Issuer hereby irrevocably appoints any Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent to act on its behalf hereunder and under the other Loan Documents pursuant to Sections 2.14, 2.15 and 2.18, as applicable, and designates and authorizes such Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger, Incremental Notes Arranger or Specified Refinancing Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

Section 9.15 Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized to, to the extent required by the terms of the Loan Documents, (i) enter into any intercreditor agreement contemplated by this Agreement, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement contemplated by this Agreement or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement or the applicable Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Revolving Lender), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (but not the Required Lenders or any other group of Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or L/C Borrowing or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders or any other group of Lenders) (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 10.01), it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under the Term Facilities or any amendment or waiver of the MFN Protection shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (iii) of the proviso following clause (h) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders or any other group of Lenders), it being understood that any change to the definitions of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, or to amend or waive the MFN Protection

(d) modify Section 8.04 without the written consent of each Lender directly and adversely affected thereby;

(e) change (i) any provision of this Section 10.01 (other than the last two paragraphs of this Section), or the percentage set forth in the definition of Required Lenders, or the percentage set forth in any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e) or modifications in connection with repurchases of Term Loans, amendments with respect to New Loan Commitments and amendments with respect to extensions of maturity), without the written consent of each Lender (but not the Required Lenders or any other group of Lenders), or (ii) the percentage set forth in the definition of “Required Revolving Lenders,” without the written consent of each Lender under the Revolving Credit Facility (but not the Required Lenders or any other group of Lenders) or any amendment or waiver of the MFN Protection;

(f) other than in a transaction permitted under Section 7.03 or Section 7.04, or during a Covenant Suspension Period, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender; or

(h) (i) amend or otherwise modify Section 7.08 (or for the purposes of determining compliance with the Financial Covenant, any defined terms used therein), or (ii) waive or consent to any Default or Event of Default resulting from a breach of the Financial Covenant or (iii) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VIII as a result of a breach of Section 7.08, in each case, without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (h) shall not require the consent of any Lenders other than the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Borrower and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application or other Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected only with the consent of the applicable Lenders other than Defaulting Lenders or Affiliate Lenders (other than Debt Fund Affiliates) and not the Required Lenders, or any similar group, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender or Affiliate Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender or Affiliate Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender or Affiliate Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender or Affiliate Lender. Notwithstanding anything to the contrary herein, any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time.

This Section 10.01 shall be subject to any contrary provision of Section 2.14 or Section 2.18. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) amendments and modifications in connection with the transactions provided for by Section 2.14, Section 2.15 or Section 2.18 that benefit existing Lenders may be effected without such Lenders’ consent, (b) if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, omission, defect, error, mistake or inconsistency , in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (c) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document, the Guaranty, or enter into any new agreement or instrument, to better implement the intentions of this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document if in the case of amendments contemplated by clause (b) the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts actually included in determining whether the threshold in the definition of Required Lenders has been satisfied. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) extend the scheduled Maturity Date and any amortization of the Loans and Commitments under such Facility and/or change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility and/or modify other terms (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any L/C Issuer, without its prior written consent.

In connection with any such loan modification offer, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any loan modification applicable to the Revolving Credit Facility, the Borrower shall prepay any Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders) outstanding on such effective date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders), as the case may be, ratable with any revised Pro Rata Share of a Revolving Credit Lender in respect of the Revolving Credit Facility arising from any non-ratable loan modification to the Revolving Credit Commitments under this Section 10.01. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12, Section 6.14 and/or Section 6.16 with respect to the Borrower, all material Subsidiary Guarantors and each other Subsidiary Guarantor that is organized in a jurisdiction for which local counsel to the Administrative Agent in such jurisdiction advises that such deliveries are reasonably necessary to preserve the Collateral in such jurisdiction.

Section 10.02 Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Co-Borrower, the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no

event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Co-Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and each L/C Issuer may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the

“Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable

Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof except to the extent such reliance is deemed to be gross negligence or willful misconduct of the Administrative Agent, Collateral Agent, L/C Issuer or Lender in a final non-appealable judgment of a court of competent jurisdiction. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, or (a) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13); and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 10.04 Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one firm of primary counsel to the Agents and, if necessary, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty, and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender (including, for the avoidance of doubt, each L/C Issuer) for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such reasonable costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited in the case of counsel costs to the reasonable fees, disbursements and other charges of one firm of counsel to Administrative Agent, the other Agents or the Lenders taken as a whole, one firm of financial or restructuring advisors to Administrative Agent, the other Agents or the Lenders taken as a whole, and, if necessary, of one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty, if any, and, in the event of any actual or perceived conflict of interest, one additional firm of counsel and one firm of financial or restructuring advisors in each relevant jurisdiction for each Lender or group of similarly affected Lenders or Agents subject to such conflict after notification to the Borrower), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after written demand therefor (accompanied by a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least 3 Business Days prior to the Closing Date (or such shorter period as the Borrower shall otherwise agree)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent after any applicable grace periods have expired, in its sole discretion and the Borrower shall immediately reimburse the Administrative Agent, as applicable.

Section 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent, each Agent-Related Person, each Lender, each L/C Issuer, each of their respective Affiliates and each partner, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the fees, disbursements and other charges of (i) one firm of counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such similarly affected Indemnitees in each relevant jurisdiction, and (iii) if necessary, one firm of local counsel in each jurisdiction material to the interests of the Indemnitees (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, (B) the material breach by any Indemnitee or any of its Affiliates or controlling persons or any of its officers, directors, employees, agents, advisors or members or any of the foregoing of any of its obligations hereunder or under the Loan Documents or (C) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent or any L/C Issuer, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any person of the Borrower or its Subsidiaries; or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 10.05 to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the Indemnified Parties with respect to which the applicable Indemnified Party is entitled to indemnification under Section 10.05. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the Borrower shall not be liable for any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). All amounts due under this Section shall be payable within 30 days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except, subject to Section 7.03, that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to any Disqualified Institution to the extent the list of Disqualified Institutions has been made available to the Lenders) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that:

(i) (A) in the case of an assignment (x) to a Lender or an Affiliate of a Lender, or (y) of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or such lesser amount as is acceptable to the Administrative Agent and the Borrower), in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent and the Borrower), in the case of any assignment in respect of a Term Facility, in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment, (2) such assignment is in respect of Term Loans and is to a Lender, an Affiliate of a Lender (provided that such affiliate must be a controlled bank affiliate and not a loan syndicate affiliate) or an Approved Fund (other than any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders); provided that the Borrower shall be deemed to have consented to any assignment of a Term Loan unless the Borrower objects thereto by written notice to the Administrative Agent within 15 Business Days after having received notice thereof and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is in respect of (x) the Term Loans and is to a Lender, an Affiliate of a Lender (provided that such affiliate must be a controlled bank affiliate and not a loan syndicate affiliate) or an Approved Fund, or (y) the Revolving Credit Facility and is to a Revolving Credit Lender (provided that in each case the Administrative Agent shall acknowledge any such assignment), and (C) the consent of each L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; provided, however, that the consent of each L/C Issuer shall not be required for any assignment of a Term Loan;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (A), (B) to any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), (C) to any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders, (D) the Borrower or any its Subsidiaries except as permitted under clause (j) below or (E) to any Affiliate Lender except as permitted under Section 10.07(i);

(vi) no Revolving Credit Commitments or Revolving Credit Loans may be assigned to any Affiliate Lender;

(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any L/C Issuer or Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Notwithstanding anything to the contrary, if Goldman Sachs Bank USA is a Lender, it may assign all or any portion of its Loans and Commitments to Goldman Sachs Lending Partners without consent or approval of the Borrower or any L/C Issuer.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender with respect to its own Loans and Commitments only, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the L/C Issuers, subject to the first proviso below, sell participations to any Person (other than a natural person, an Affiliate Lender (other than a Debt Fund Affiliate), a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (a) in the case of any participations in any Revolving Credit Commitments transferring voting rights (with any participation subject to a voting agreement (including back-to-back agreement) being deemed a participation transferring voting rights), other than voting participations sold to another Revolving Credit Lender that was a Revolving Credit Lender as of the Closing Date (other than any Defaulting Lender) or an Approved Fund, in each case that has such voting rights, such Lender shall provide the Borrower with prior notice of such participation and such other reasonably available information with respect to the applicable participant that the Borrower may reasonably request and (b) in the case of any participation in any Revolving Credit Commitments that does not transfer voting rights, other than voting participations sold to another Revolving Credit Lender that was a Revolving Credit Lender on the Closing Date (other than any Defaulting Lender) or an Approved Fund, such Lender shall have used commercially reasonable efforts to provide the Borrower prompt written notice of any such participation after such sale has occurred; provided further that in the case of any of clause (a) or (b) in the preceding proviso, a failure to provide such notice and information shall not render such participation invalid or ineffective; provided, further, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender) and Section 3.08) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a change in any Law after the Participant becomes a Participant.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders, or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 3.08); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05), except to the extent that the SPC’s right to a greater payment results from a change in any Law after the grant to the SPC takes place. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to any Other Affiliate (including any Debt Fund Affiliate), but only if:

(i) the assigning Lender and Other Affiliate (other than a Debt Fund Affiliate) purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(ii) after giving effect to such assignment, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 30% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase); and

(iii) such Other Affiliate (other than Debt Fund Affiliates) shall all times thereafter be subject to the voting restrictions specified in Section 10.01.

In connection with each assignment pursuant to this Section 10.07(i), such Lender, independently and, without reliance on the Other Affiliates, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and none of the Other Affiliates, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Other Affiliates, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(j) Notwithstanding anything to the contrary herein, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g) exists, any Lender may assign all or any portion of its Term Loans, Specified Refinancing Term Loans and New Term Loans hereunder to the Borrower or any of its Subsidiaries, but only if:

(i) (A) such assignment is made pursuant to a Dutch Auction open to all Term Lenders, Specified Refinancing Term Loan lenders or New Term Loan lenders, of each applicable Tranche, on a pro rata basis or (B) such assignment is made as an open market purchase;

(ii) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or any of its Subsidiaries; and

(iii) the Borrower and its Subsidiaries do not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.14 or refinanced pursuant to Section 2.18) to acquire such Term Loan.

(k) Notwithstanding anything to the contrary herein, (i) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any other Lender to which representatives of the Borrower is not then present, (ii) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender or any communication by or among the Administrative Agent and one or more other Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (iii) no assignments in respect of the Revolving Credit Facility may be made to the Sponsors or any Affiliate of the Sponsors and (iv) neither the Sponsors nor any Affiliate of the Sponsors (other than Debt Fund Affiliates) may be entitled to receive advice of counsel to the Agents or other Lenders and none of them shall challenge any assertion of attorney-client privilege by any Agent or other Lender.

(l) Notwithstanding anything to the contrary herein, any L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(m) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury Regulations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary.

(n) In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Borrower and any other Loan Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties.

Section 10.08 Confidentiality. Each of the Agents, the L/C Issuer and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliate’s respective partners, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors and service providers on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to promptly notify the Borrower after disclosure); (d) to any other party to this Agreement; (e) [reserved]; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution (but with respect to any Lender and its Affiliates, only to the extent the list of Disqualified Institutions has been made available to such Lender); (g)with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any contractual counterparty in any swap, hedge, or similar agreement or to any such contractual counterparty’s professional advisor (other than a Disqualified Institution (but with respect to any Lender, only to the extent the list of Disqualified Institutions has been made available to such Lender)). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Borrower or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll or trust fund accounts, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations then due and owing to such Secured Party hereunder or under any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)) and although such Obligations may be denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary (other than UK Holdco and Barbados Finco) or FSHCO constitute security for, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower, it being understood that (a) the Capital Stock of any Foreign Subsidiary or FSHCO that is directly owned by the Borrower or a Domestic Subsidiary of the Borrower does not constitute such an asset, and may be pledged, to the extent set forth in Section 6.12 and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the Engagement Letter and the fee letter referred to therein that, by its terms, survive the termination or expiration of the Engagement Letter or the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of said fee letter shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01 or Section 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized).

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.03.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower and its Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Arrangers, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20 Affiliate Activities. The Borrower acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents, (ii) be customers or competitors of the Borrower and its Affiliates or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this clause.

Section 10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document (including any Assignment and Assumption) or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.24 Joint and Several Liability. Each of the Borrower and Co-Borrower agrees that it is jointly and severally liable for the obligations of the Borrower or Co-Borrower, as applicable, hereunder, including with respect to the payment of principal of and interest on all Loans and the payment of fees and indemnities and reimbursement of costs and expenses.

Section 10.25 Acknowledgement Regarding Any Support QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any

QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.26 Acknowledgement and Consent to Bail-In of EEA or UK Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA or UK Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA or UK Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part in the principal amount, or outstanding amount due (including any accrued but unpaid interest) or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA or UK Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

Section 10.27 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.28 Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential Hedge Banks party to a Secured Hedge Agreement and potential Cash Management Banks party to a Secured Cash Management Agreement) and each L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall to the extent requested by the Borrower or, solely in the case of clause (d) below, to the extent provided for under this Agreement,

(a) release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (ii) that is sold, exchanged, issued, transferred, or otherwise Disposed (including any disposition by means of a distribution or Restricted Payment) of or distributed or to be sold, Disposed of or distributed as part of or in connection with any transaction not prohibited hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) that constitutes or becomes Excluded Property as a result of an occurrence not prohibited hereunder or (v) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (1), (4), (6) (only with regard to clause 7.01(d)), (9), (11) (solely with respect to cash deposits), (16), (17) (other than with respect to self-insurance arrangements), (18) (solely to the extent constituting Excluded Property), (21), (26) (solely to the extent the Lien of the Collateral Agent on such property is not, pursuant to such agreements, required or permitted to be senior to or pari passu with such Liens), (29) (solely with respect to cash deposits), (34) and (48) of the definition thereof;

(c) release any Guarantor from its obligations under the Guaranty if in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary (including in connection with any designation of an Unrestricted Subsidiary), as a result of a transaction or designation permitted hereunder (it being understood that no Guarantor shall be released from its Guarantee in connection with a de minimis transfer of equity interests in such Guarantor if there is no bona fide business purpose for such transfer of equity and/or such transfer of equity is intended solely to obtain a release of the Guarantee, in each case as determined in good faith by the Borrower); provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Specified Refinancing Debt, any Refinancing Notes, Credit Agreement Refinancing Indebtedness, any New Incremental Notes; and

(d) establish intercreditor arrangements as contemplated by this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.28. In each case as specified in this Section 10.28, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.28.

If at any time the Investment Grade Condition is attained, the Borrower may request that the Collateral be released from the Liens created by Collateral Documents (excluding, for the avoidance of doubt, the Guaranty), and upon the Borrower’s delivery to the Administrative Agent of an officers’ certificate certifying that the Investment Grade Condition has been attained the Collateral Documents shall be automatically terminated and all such Collateral shall be released from the Liens created by the Collateral Documents without delivery of any instrument or performance of any act by any Person.

If any Collateral has been released from the Liens created by the Collateral Documents pursuant to the provisions of the preceding paragraph, then on any Reversion Date (the “IG Reinstatement Condition”), the Loan Parties shall, within 60 days of the written request of the Administrative Agent (or such later date as the Administrative Agent may agree):

(i) (A) enter into a new Security Agreement and any other applicable Collateral Document to replace the terminated Security Agreement or Collateral Document, as applicable, and (B) deliver to the Administrative Agent (or its counsel) (including by telecopy or email transmission) a counterpart of the Security Agreement and other applicable Collateral Document signed on behalf of each Loan Party, and the Security Agreement and other applicable Collateral Documents shall be in full force and effect;

(ii) deliver to the Administrative Agent the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.02 or discharged on or prior to the date of the applicability of the IG Reinstatement Condition;

(iii) file in the proper form each Uniform Commercial Code financing statement or other filing required by the Collateral Documents and confirm that all other perfection steps required by the Collateral Documents shall have been taken; and/or

(iv) deliver to the Administrative Agent a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Collateral Documents, any casualty policies of which shall be endorsed or otherwise amended to include a “standard” or “New York” additional lender’s additional loss payable endorsement and any general liability policy of which shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PPD, INC., as Borrower

By:	/s/ B. Judd Hartman
	Name:	B. Judd Hartman
	Title:	General Counsel and Secretary

PPD Development, L.P.
	By:	PPD GP, LLC, its general partner

By:	/s/ B. Judd Hartman
	Name:	B. Judd Hartman
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, an L/C Issuer and a Lender

By:	/s/ Dawn Lee Lum
Name: Dawn Lee Lum
Title: Executive Director

[Signature Page to Credit Agreement]

Barclays Bank PLC, as an L/C Issuer and a Lender

By:	/s/ Ronnie Glenn
	Name:	Ronnie Glenn
	Title:	Director

[Signature Page to Credit Agreement]

Bank of America, N.A., as an L/C Issuer and a Lender

By:	/s/ Joseph L. Corah
	Name:	Joseph L. Corah
	Title:	Director

[Signature Page to Credit Agreement]

Goldman Sachs Bank USA, as an L/C Issuer and a Lender

By:	/s/ Thomas Manning
	Name:	Thomas Manning
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Mizuho Bank, Ltd., as an L/C Issuer and a Lender

By:	/s/ Raymond Ventura
	Name:	Raymond Ventura
	Title:	Managing Director

[Signature Page to Credit Agreement]

Morgan Stanley Senior Funding, Inc., as an L/C Issuer and a Lender

By:	/s/ Graham Robertson
Name: Graham Robertson
Title: Authorized Signatory

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A., as an L/C Issuer and a Lender

By:	/s/ Jack Kelly
Name: Jack Kelly
Title: Vice President #23204

[Signature Page to Credit Agreement]

Credit Suisse AG, Cayman Islands Branch, as an L/C
Issuer and a Lender

By:	/s/ Whitney Gaston
Name: Whitney Gaston
Title: Authorized Signatory

By:	/s/ Komal Shah
Name: Komal Shah
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Citibank, N.A., as an L/C Issuer and a Lender

By:	/s/ Eugene Yermash
Name: Eugene Yermash
Title: Vice President

[Signature Page to Credit Agreement]

Deutsche Bank AG New York Branch, as an L/C
Issuer and a Lender

By:	/s/ Michael Strobel
Name: Michael Strobel
Title: Vice President
michael-p.strobel@db.com

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Vice President
philip.tancorra@db.com

[Signature Page to Credit Agreement]

Execution Version

Schedule 1

to the Credit Agreement

Guarantors

PPD, Inc.
PPD Development, L.P.
Access to Patients, LLC
Acurian, Inc.
Applied Bioscience International, LLC
ATP, LLC
Compass NeuroHealth, LLC
COMPASS RESEARCH, LLC
Compass Research North, LLC
Compass Research Phase 1, LLC
Eagle Holding Company II, LLC
Evidera, Inc.
JAGUAR (BARBADOS) FINANCE SRL
Jaguar Holding Company I, LLC
Jaguar Holding Company II
MediciGroup, Inc.
Neurohealth, Inc.
Optimal Research, LLC
Pharmaceutical Product Development, LLC
Pharmaco Investments, Inc.
PPD AERONAUTICS, LLC
PPD Global Central Labs, LLC
PPD GP, LLC
PPD Holdings, LLC
PPD Investigator Services, LLC
PPD Services, Inc.
PPD Vaccines and Biologics, LLC
River Ventures, LLC
Synarc Inc.
SYNEXUS CLINICAL RESEARCH US, INC.
The Compass Clinic, LLC
WILDCAT ACQUISITION HOLDINGS (UK) LIMITED

Execution Version

Schedule 1.01(a)

to the Credit Agreement

Reconciliation to Adjusted EBITDA

PPD, Inc. and subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30, 2020
	2020	2019	2020	2019
Net income attributable to common stockholders of PPD, Inc.	$51,983	$26,652	$47,065	$47,901	$53,831
Recapitalization investment portfolio consideration	(44,468)	(11,231)	6,529	(16,830)	16,513
Net income attributable to noncontrolling interest	1,587	1,161	4,499	3,390	6,043

Net income	9,102	16,582	58,093	34,461	76,387
Reconciliation to Adjusted EBITDA:
Interest expense, net	49,882	85,754	165,995	229,147	248,592
Provision for income taxes	11,169	9,044	20,682	12,387	11,252
Depreciation and amortization	71,317	66,889	206,395	197,896	273,329
Stock-based compensation expense	5,409	3,178	16,099	11,701	20,030
Option holder special bonuses (a)	1,486	2,703	5,629	14,857	9,646
Other expense (income), net	17,153	(9,157)	14,097	3,158	38,082
Long-lived asset impairment	1,414	—	1,414	—	2,698
Sponsor fees and related costs (b)	—	935	448	2,871	1,382
Severance and charges for other cost reduction activities (c)	(178)	1,709	2,060	7,757	4,701
Transaction-related and public company transition costs (d)	2,886	4,171	8,944	12,991	18,903
Loss on extinguishment of debt	—	—	93,534	—	93,534
Loss (gain) on investments (e)	53,100	15,106	(16,649)	22,716	(20,322)
Other adjustments (f)	9,846	5,765	47,076	13,382	59,224

Adjusted EBITDA	$232,586	$202,679	$623,817	$563,324	$837,438

a)	Represents PPD’s costs associated with special cash bonuses paid to PPD’s option holders.

b)

Represents management fees incurred under consulting services agreements with certain investment funds of Hellman & Friedman LLC and its affiliates and The Carlyle Group, Inc. and its affiliates. These consulting services agreements terminated upon consummation of PPD’s initial public offering (“IPO”).

c)

Represents employee separation costs, exit and disposal costs associated with the full or partial exit of certain leased facilities, costs associated with planned employee reorganizations and other contract termination costs from various cost-reduction activities.

d)

Represents integration and transaction costs incurred with completed or contemplated acquisitions, costs incurred in connection with PPD’s IPO, secondary offering, other transaction costs and costs associated with PPD’s public company transition.

e)	Represents the fair value accounting gains or losses primarily from PPD’s investments in Auven Therapeutics Holdings, L.P. and venBio Global Strategic Fund, L.P.

f)

Other adjustments include amounts that management believes are not representative of our operating performance. These adjustments include implementation costs associated with a new enterprise resource planning application, one-time costs incurred in 2020 associated with the termination of a long-term incentive program which has been replaced by a traditional stock-based program in 2020, advisory costs associated with the adoption of new accounting standards, one-time costs and income associated with the COVID-19 pandemic and other unusual charges or income.

Execution Version

Schedule 1.01(e)

to the Credit Agreement

Contracts Prohibiting Subsidiary Guarantees

[None.]

Execution Version

Schedule 1.01(k)

to the Credit Agreement

Existing Letters of Credit

Issuing Bank	No.	Issue Date	Expiration Date	Entity	Beneficiary	Original Face Amount	Current Face Amount
Credit Suisse AG	TS-07006568	09/19/12	09/19/2021	Pharmaceutical Product Development, LLC	Chubb & Son, a division of Federal Insurance Company	$1,800,000	$1,000,000	[1]
Credit Suisse AG	TS-07009891	08/31/2016	08/31/2021	Jaguar Holding Company II	Brandywine Wisconsin Avenue	$339,354.00	$339,354.00
Credit Suisse AG	TS-07009892	08/31/2016	08/31/2021	Jaguar Holding Company II	Wells Fargo Bank	$291,012.08	291,012.08

1	[Original amount was $1,800,000, which was reduced to $1,000,000 by amendment dated March 13, 2015.]

Execution Version

Schedule 2.01(a)

to the Credit Agreement

Commitments and Pro Rata Shares

Initial Term Commitment

Term Lender	Initial Term Commitment	Pro Rata Share of Facility
JPMorgan Chase Bank, N.A.	$3,050,000,000	100%
TOTAL	$3,050,000,000	100%

Execution Version

Schedule 2.01(b)

to the Credit Agreement

Commitments and Pro Rata Shares

Revolving Credit Commitment

Revolving Credit Lender	Revolving Credit Commitment	Pro Rata Share of Facility
JPMorgan Chase Bank, N.A.	$100,000,000	16.7%
Barclays Bank PLC	$100,000,000	16.7%
Bank of America, N.A.	$60,000,000	10.0%
Goldman Sachs Bank USA	$60,000,000	10.0%
Mizuho Bank, Ltd.	$60,000,000	10.0%
Morgan Stanley Senior Funding, Inc.	$60,000,000	10.0%
HSBC Bank USA, N.A.	$50,000,000	8.3%
Credit Suisse AG, Cayman Islands Branch	$45,000,000	7.5%
Citibank, N.A.	$32,500,000	5.4%
Deutsche Bank AG New York Branch	$32,500,000	5.4%
TOTAL	$600,000,000	100%

Execution Version

Schedule 4.01(a)(ix)

to the Credit Agreement

Jurisdictions of Local Counsel Opinions

Loan Party	Jurisdiction
SYNEXUS CLINICAL RESEARCH US, INC.	Arizona

COMPASS RESEARCH, LLC	Florida
Compass Research North, LLC
Compass Research Phase 1, LLC
The Compass Clinic, LLC
Compass NeuroHealth, LLC
NeuroHealth, Inc.

PPD Global Central Labs, LLC	Kentucky

Optimal Research, LLC	Maryland

ATP, LLC
PPD AERONAUTICS, LLC	North Carolina
PPD Services, Inc.
River Ventures, LLC

Access to Patients, LLC	Pennsylvania
MediciGroup, Inc.
PPD Vaccines and Biologics, LLC

JAGUAR (BARBADOS) FINANCE SRL	Barbados

Execution Version

Schedule 5.08(b)

to the Credit Agreement

Material Real Property

Record Owner	Address	County
River Ventures, LLC	929 North Front St. Wilmington, NC 28401-3331	New Hanover

Execution Version

Schedule 5.12

to the Credit Agreement

Subsidiaries and Other Equity Investments

Parent Entity	Restricted Subsidiaries
PPD, Inc.	Eagle Holding Company II, LLC
Eagle Holding Company II, LLC	Jaguar Holding Company I, LLC
Jaguar Holding Company I, LLC	Jaguar Holding Company II

Jaguar Holding Company II	JAGUAR (BARBADOS) FINANCE SRL WILDCAT ACQUISITION HOLDINGS (UK) LIMITED

WILDCAT ACQUISITION HOLDINGS (UK) LIMITED	Pharmaceutical Product Development, LLC

Pharmaceutical Product Development, LLC

Synexus Clinical Research Topco Limited

PPD Global Central Labs, LLC

PPD Investigator Services, LLC

Applied Bioscience International, LLC

PPD Vaccines and Biologics, LLC

PPD Services, Inc.

PPD Corporate Foundation

SYNEXUS CLINICAL RESEARCH US, INC.

Synarc Inc.

PPD do Brasil-Suporte a Pesquisa Clinica Ltda. (0.01%)

Applied Bioscience International, LLC	PPD Holdings, LLC PPD GP, LLC PPD Argentina, S.A. (5%) PPD International Holdings, Inc. y Compania Limitada (1%) PPD Development (HK) Limited (50%) PPD Peru S.A.C. (0.1%) PPD (Guatemala), S.A. (1%)

PPD Development, L.P.	PPD AERONAUTICS, LLC APBI Finance Corporation Pharmaco Investments, Inc. PPD International Holdings, LLC ATP, LLC

Parent Entity	Restricted Subsidiaries
River Ventures, LLC PPD Mexico, S.A. de C.V. (0.002%) Pharmaceutical Product Development Spain SL (0.763%) Acurian, Inc. Evidera, Inc.

PPD Holdings, LLC (99.9%) PPD GP, LLC (0.1%)	PPD Development, L.P.

PPD International Holdings, LLC	PPD International Holdings, LLC (Belgium Branch)
AbC.R.O., Inc.
Pharmaceutical Product Development Spain SL (99.237%)
PPD do Brasil-Suporte a Pesquisa Clinica Ltda. (99.99%)
PPD Argentina, S.A. (95%)
PPD International Holdings, Inc. y Compania Limitada (99%)
PPD Scandinavia AB
PPD (Guatemala), S.A. (99%)
PPD Development (Thailand) Co., Ltd (99.995%)
Pharmaceutical Product Development South Africa (Proprietary) Ltd
PPD Canada, Ltd.
PPD Australia Pty Ltd
PPD Hungary Research and Development Ltd[2] (3.33%)
PPD Italy S.r.l.
PPD Mexico, S.A. de C.V. (99.998%)
PPD – SNBL K.K. (60%)
PPD Peru S.A.C. (99.99%)
PPD Czech Republic s.r.o. (2.22%)
PPD Pharmaceutical Development Japan K.K. (100%)
PPD International Holdings (UK) Ltd.
Pharmaceutical Product Development South Africa Proprietary Limited – Uganda Branch

AbC.R.O., Inc.	PPD Hrvatska d.o.o.
PPD Romania SRL (99.33%)
PPD International Investments Limited (0.4%)

PPD BULGARIA EOOD	PPD Romania SRL (0.67%)

[2]	This is an English translation of the name of this Restricted Subsidiary.

Parent Entity	Restricted Subsidiaries
APBI Finance Corporation (80%)	PPD CT Investments LLP
PPD International Holdings, LLC (20%)

PPD UK Holdings Ltd	Excel Pharmastudies, Inc. (organized in Cayman Islands)
PPD Global Ltd
PPD BULGARIA EOOD
Leicester Clinical Research Centre Limited
Chelmsford Clinical Trials Unit Limited
PPD Global Central Labs BV (99.9%)
PPD Development (S) Pte. Ltd.
PPD (Netherlands) BV
PPD Slovak Republic s.r.o. (85%)
PPD Pharmaceutical Development India Private Limited (99.99%)
PPD Serbia D.O.O.
PPD Development Ireland Limited
PPD Global Central Labs (S) Pte. Ltd.
Greenbird Limited (99.97%)
PPD Development (Thailand) Co., Ltd (0.0025%)
PPD Colombia S.A.S.
Clinical Technology Centre (International) Limited (1%)
PPD Pharmaceutical Development Vietnam Company Limited
Clinical Technology Centre (Ireland) Limited
PPD Latvia SIA

PPD Global Ltd	PPD Global Ltd, Austrian Branch
PPD Global Limited (Kenya Branch)
PPD Global Ltd (Greece Branch)
PPD Global Limited Merkezi İngiltere Türkiye İstanbul Şubesi (Turkey Branch)
PPD Global Limited (Israeli Branch)
PPD Global Limited Sucursal em Portugal (Portugal Branch)
PPD Global Limited New Zealand Branch
PPD Global Limited (Ghana Branch)
Clinical Technology Centre (International) Limited (99%)
PPD Global Central Labs BV (0.1%)
PPD Slovak Republic s.r.o. (15%)
PPD Pharmaceutical Development India Private Limited (0.01%)

Parent Entity	Restricted Subsidiaries
PPD Global Central Labs BV	PPD Laboratories (Suzhou) Co., Ltd.[3]

PPD International Investments Limited	PPD UK Holdings Ltd
Synexus Clinical Research MIDCO No 1 Limited

PPD Development (S) Pte. Ltd.	PPD Development (S) Pte.Ltd. (Indonesian Representative Office)
PPD Development (S) Pte.Ltd. (Korean Branch)
PPD Development (S) Pte.Ltd. (Malaysian Branch)
PPD Development (S) Pte.Ltd. (Philippines Branch)
PPD Development (S) Pte.Ltd. (Representative Office in Ho Chi Minh City)
PPD Pharmaceutical Development (Beijing) Co., Ltd.[4]
PPD Development (HK) Limited (50%)
PPD Development (Thailand) Co., Ltd (0.0025%)

PPD Pharmaceutical Development (Beijing) Co., Ltd.	PPD Pharmaceutical Development (Beijing) Co., Ltd. Shanghai Branch
PPD Pharmaceutical Development (Beijing) Co., Ltd. Guangzhou Branch
PPD Pharmaceutical Development (Beijing) Co., Ltd. Shenyang Branch

PPD (Netherlands) BV	Greenbird Limited (0.03%)
PPD International Holdings GmbH
PPD France SAS
PPD Pharmaceutical Development Philippines Corp. (99,999%)

PPD International Holdings GmbH	PPD Germany GmbH
PPD Poland Sp. Z o.o.
PPD Czech Republic s.r.o. (97.78%)
PPD Germany GmbH & Co KG (72%)
PPD Hungary Research & Development Ltd (96.67%)

PPD Germany GmbH	PPD Germany GmbH & Co KG (28%)

Greenbird Limited	Limited Liability Company PPD Development (Smolensk)[5]

Limited Liability Company PPD Development (Smolensk)	Limited Liability Company Contract Research Organization Innopharm – Ukraine[6]

[3]	This is an English translation of the name of this Restricted Subsidiary
[4]	This is an English translation of the name of this Restricted Subsidiary.
[5]	This is an English translation of the name of this Restricted Subsidiary.
[6]	This is an English translation of the name of this Restricted Subsidiary.

Parent Entity	Restricted Subsidiaries
Acurian, Inc.	Panoply Health Limited

PPD International Holdings (UK), Ltd.	PPD International Investments Limited (99.6%)
PPD Switzerland GmbH

SYNEXUS CLINICAL RESEARCH US, INC.	Optimal Research, LLC

Synexus Clinical Research MIDCO No 1 Limited	Synexus Clinical Research MIDCO No.2 Limited
Synexus Clinical Research Limited
Synexus Clinical Research MIDCO No.2 Limited	Synexus Clinical Research MIDCO No. 3 Limited
Synexus Clinical Research MIDCO No. 3 Limited	Synexus Clinical Research MIDCO No. 4 Limited
Synexus Clinical Research MIDCO No. 4 Limited	Synexus Clinical Research Finance Limited
Synexus Clinical Research Finance Limited	Synexus Clinical Research Acquisitions Limited
Synexus Clinical Research Acquisitions Limited	Synexus Ukraine Limited Liability Company (1%)
Synexus Clinical Research Limited	Synexus Limited
Synexus Czech s.r.o.
Synexus Bulgaria EOOD
Synexus Magyaroszag Kft
Synexus Ukraine Limited Liability Company (99%)
Synexus Clinical Research South Africa (Pty) Limited
Synexus Polska Sp Z.o.o
Synexus Clinical Research GmbH

Synexus Bulgaria EOOD	Medical Centre Synexus Sofia EOOD

Evidera, Inc.	Evidera, Inc. (UK Branch)
0972792 B.C. LTD (Canada)
Evidera Holdings, Ltd (England)

Evidera Holdings, Ltd	Evidera Access Consulting Ltd (England)
Evidera Access Consulting Ltd	Evidera Ltd (England)
PPD do Brasil-Suporte a Pesquisa Clinica Ltda.	Medimix Latam Pesquisa De Mercado Ltda. (Brazil)
PPD Pharmaceutical Development Philippines Corp.	Shorecloud Corporation (Philippines)
Synarc Inc.	Center for Clinical and Basic Research A/S (Denmark)
Center for Health and Medical Research – CCBR Hong Kong Limited (HK)

Parent Entity	Restricted Subsidiaries
MediciGroup, Inc. (Pennsylvania)
Compass Research LLC (Florida)

MediciGroup, Inc.	Medici Global Ltd. (England)
Access to Patients, LLC (Pennsylvania)

Center for Clinical and Basic Research A/S	Center for Clinical and Basic Research (Beijing) Limited[7]
Center for Clinical and Basic Research AS (Estonia)
DDF Properties Estonia OÜ (Estonia)
CCBR Asia Limited (HK)
UAB Center for Clinical and Basic Research (Lithuania)
UAB DDF Properties LT (Lithuania)

Center for Clinical and Basic Research (Beijing) Limited	Center for Clinical and Basic Research (Beijing) Limited Shanghai Branch

COMPASS RESEARCH, LLC	The Compass Clinic, LLC (Florida)
Compass Research Phase 1, LLC (Florida)
Compass Research North, LLC (Florida)

The Compass Clinic, LLC	Compass NeuroHealth, LLC (Florida)

Compass NeuroHealth, LLC	NeuroHealth, Inc. (Florida)

[7]	This is an English translation of the name of this Restricted Subsidiary.

Execution Version

Schedule 5.16

to the Credit Agreement

Intellectual Property Matters

Registered Patents, Patent Applications, Trademarks and Trademark Applications

Registered Patents

Owner	Registration Number	Country	Expiration Date
Pharmaceutical Product Development, LLC	7,934,434 B2	USA	Sept. 27, 2029
Pharmaceutical Product Development, LLC	8,790,599	USA	Jul. 14, 2031
Evidera, Inc.	7,136,787	USA	Aug. 28, 2023

Patent Applications

None.

Registered Trademarks

Owner	Mark	Registration Number	Country	Expiration Date
Pharmaco Investments, Inc.	“PPD” (Word Mark)	2,435,414	USA	Mar. 13, 2031
Pharmaco Investments, Inc.	“PPD” (Stylized)	2,332,213	USA	Mar. 21, 2030
Pharmaco Investments, Inc.	“PPD QUERYDIRECT”	2,644,316	USA	Oct. 29, 2022
Pharmaco Investments, Inc.	“PRECLARUS”	4,573,756	USA	Jul. 22, 2024
Pharmaco Investments, Inc.	“TRIMENTUM”	4,787,158	USA	Aug. 4, 2025
Acurian, Inc.	“ACURIAN RECRUITMENT MANAGER”	3,971,039	USA	May 31, 2021
Acurian, Inc.	“ACURIAN” (Plus Design)	2,697,439	USA	Mar. 18 2023
Acurian, Inc.	“ACURIAN”	2,566,246	USA	Apr. 30, 2022
Acurian, Inc.	“ACURIAN HEALTH”	4,411,824	USA	Oct. 1, 2023
Acurian, Inc.		4,429,550	USA	Nov. 5, 2023
Acurian, Inc.	“ACURIAN RETENTION MANAGER”	4,621,574	USA	Oct. 14, 2024
SYNEXUS CLINICAL RESEARCH US, INC.		6,128,809	USA	Aug. 18, 2030
Optimal Research, LLC	OPTIMAL RESEARCH INTEGRATED SITE SOLUTIONS	5,129,408	USA	Jan. 24, 2027
Evidera, Inc.	“E-RS”	4,959,657	USA	May 17, 2026
Evidera, Inc.	“EVIDERA” + Design	4,555,020	USA	Jun. 24, 2024
Evidera, Inc.	“EVIDERA”	4,555,019	USA	Jun. 24, 2024

Owner	Mark	Registration Number	Country	Expiration Date
Evidera, Inc.	“EXACT-PRO INITIATIVE” + Design	4,728,703	USA	Apr. 28, 2025
Evidera, Inc.	“EviDICE”	5,141,280	USA	Feb. 14, 2027
Evidera Inc.	“IVALUE SUITE”	5,154,972	USA	Mar. 7, 2027
Evidera, Inc.	“RxEVIDICE”	5,150,411	USA	Feb. 28, 2027
Evidera, Inc.	“THE EVIDENCE FORUM”	5,252,789	USA	Jul. 25, 2027
Evidera, Inc.	“EVIDERA” + Design	5,487,857	USA	Jun. 5, 2028
MediciGroup, Inc.	WORLDS APART, PURPLE TOGETHER	4,735,643	USA	May 12, 2025
MediciGroup, Inc.	TEAM EPILEPSY	4,160,281	USA	Jun. 19, 2022
MediciGroup, Inc.	STUDYCOORDINATOR.NET	3,987,441	USA	Jun. 28, 2021
MediciGroup, Inc.	L2FU	4,018,286	USA	Aug. 30, 2021
MediciGroup, Inc.	CENTER FOR PATIENT RECRUITMENT	2,956,002	USA	May 24, 2025
MediciGroup, Inc.	HEAD START TO RECRUITMENT	3,867,150	USA	Oct. 26, 2020
MediciGroup, Inc.	MEDICIGLOBAL + Design	3,864,845	USA	Oct. 19, 2020
MediciGroup, Inc.	STUDY SEMINARS	2,515,932	USA	Dec. 4, 2021
MediciGroup, Inc.	VIP	2,445,248	USA	Apr. 17, 2021
MediciGroup, Inc.	CTIP	2,360,017	USA	Jun. 20, 2020
MediciGroup, Inc.	MEDICIGROUP	2,131,963	USA	Jan. 27, 2028
MediciGroup, Inc.	SMART	2,902,264	USA	Nov. 9, 2024
Evidera, Inc. (f/k/a Fieldaccess, LLC)	LIVETRACKER	4,950,468	USA	May 3, 2022
Evidera, Inc. (f/k/a Fieldaccess, LLC)	MEDIMIX	3,158,599	USA	Oct. 17, 2026

Trademark Applications

None.

Execution Version

Registered Copyrights

Owner	Full Title	Registration Number	Registration Date
Pharmaco Investments, Inc.	Premature ejaculation Questionnaire by GenuPro, Inc.	TXu000923003	Septemer 30, 1999
PPD Development, L.P.	PPD Clinical Foundation Program, Volumes I and II, Training Materials, Version February 2009	TXu001615996	May 14, 2009
PPD Development, L.P.	Richmond Labs User Guide	TXu001060523	March 29, 2002
Evidera, Inc.	Exact Daily Diary – 23	TX0007266150	Jun. 01, 2006
Evidera, Inc.	Exact Daily Diary – 14	TX0007266160	Jun. 01, 2006
Evidera, Inc.	Exact Daily Diary – 5	TX0007266162	Jun. 01, 2006
MediciGroup, Inc.	Adapt	TXu001624361	Feb. 27, 2008
MediciGroup, Inc.	Perspectives: clinical trial recruitment in the news	TX0005512712	Mar. 13, 2002
MediciGroup, Inc.	Perspectives: clinical trial recruitment in the news	TX0005512713	Mar. 13, 2002
MediciGroup, Inc.	StudyCoordinator.net	TXu001353726	Apr. 10, 2007
COMPASS RESEARCH, LLC	Secure Test: APTest: Dementia Screening Test	TXu002148073	Jun. 06, 2019

Schedule 6.16

to the Credit Agreement

Post-Closing Undertakings

1.

Within seven (7) days following the Closing Date, (or such later date that the Administrative Agent may agree in its sole discretion), the Loan Parties shall have delivered to the Administrative Agent instruments representing the Pledged Debt listed below, in each case, indorsed in blank:

a)

Loan Note Instrument in the amount of $1,450,000,000, dated December 5, 2011, as amended by a Deed of Variation dated December 19, 2017 and a Deed of Variation dated June 28, 2018 issued by WILDCAT ACQUISITION HOLDINGS (UK) LIMITED to JAGUAR (BARBADOS) FINANCE SRL.

a.	Certificate No. 1 issued thereunder: $1,450,000,000

b)

Loan Note Instrument in the amount of $575,000,000, dated December 5, 2011, as amended by a Deed of Variation dated December 19, 2017 and a Deed of Variation dated June 28, 2018 issued by WILDCAT ACQUISITION HOLDINGS (UK) LIMITED to JAGUAR (BARBADOS) FINANCE SRL.

a.	Certificate No. 1 issued thereunder: $575,000,000

2.

Within seven (7) days following the Closing Date, (or such later date that the Administrative Agent may agree in its sole discretion), the Loan Parties shall have delivered to the Administrative Agent undated stock powers executed in blank in respect of the stock certificates representing the Pledged Interests listed below:

Issuer Name	Shareholder	Number of shares		Certificate Number
Medici Global Ltd.	MediciGroup, Inc.	71		5
MediciGroup, Inc.	Synarc Inc.	33.3	*	4
NeuroHealth, Inc.	Compass NeuroHealth, LLC	1,000		CS-1
Access to Patients, LLC	MediciGroup, Inc.	100%		1
MediciGroup, Inc.	Synarc Inc.	66.7	**	2
Jaguar Holding Company II	Jaguar Holding Company I, LLC	1000		2

3.

Within sixty (60) days following the Closing Date, the Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent (i) a lender’s loss payable endorsement with respect to the Loan Parties’ property insurance policy, and (ii) an additional insured endorsement with respect to the Loan Parties’ general liability and other third party insurance policies.

Execution Version

Schedule 7.01

to the Credit Agreement

Closing Date Indebtedness

1. Unsecured senior notes issued by PPD Development, L.P. and Jaguar Holding Company II consisting of (i) $500.0 million aggregate principal amount of 4.625% senior notes due 2025 and (ii) $700.0 million aggregate principal amount of 5.000% senior notes due 2028, in each case, under an indenture dated as of June 5, 2020.

2. The following interest rate swaps:

Swap#	Terms	Notional Amount	Fixed Interest Rate	Maturity Date	Counterparty
1	Variable to fixed	$1,500,000,000.00	1.19%	March 31, 2025	Goldman Sachs
2	Variable to fixed	$1,500,000,000.00	1.22%	March 31, 2025	JP Morgan
3	Variable to fixed	$500,000,000.00	1.17%	March 31, 2025	Barclays
4	Fixed to variable	$500,000,000.00	0.52%	March 31, 2025	Barclays

Schedule 7.02

to the Credit Agreement

Existing Liens

None.

Schedule 7.05

to the Credit Agreement

Closing Date Investments

1.

Investments under the Amended and Restated Limited Partnership Agreement of Deerfield Healthcare Innovations Fund II, L.P. by and among Deerfield Mgmt HIF II, L.P., Deerfield Management Company, L.P., and the Limited Partners (by their attorney-in-fact Deerfield Mgmt HIF II, L.P.) dated June 26, 2019; and agreed to by Pharmaceutical Product Development, LLC (by its attorney-in-fact Deerfield Mgmt HIF II, L.P.) on March 10, 2020 and the Subscription Agreement by and among Deerfield Mgmt HIF II, L.P. (by itself and as attorney-in-fact for and on behalf of Deerfield Healthcare Innovations Fund II, L.P.) and signed by Pharmaceutical Product Development, LLC on February 10, 2020.

2.

Investments under the Amended and Restated Limited Partnership Agreement of Abingworth Bioventures 8 LP by and among Abingworth Bioventures 8 GP LP and the Limited Partners; and agreed to by Synexus Clinical Research Topco Limited in the Deed of Adherence accepted by Abingworth LLP on May 11, 2020.

3.

Investments under the Amended and Restated Limited Partnership Agreement of Abingworth Bioventures VII LP by and among Abingworth Bioventures VII GP LP and the Limited Partners; and agreed to by Synexus Clinical Research Topco Limited in the Deed of Adherence accepted by Abingworth LLP in June 2018.

4.

Investments under the Amended and Restated Partnership Agreement of Abingworth Clinical Co- Development Fund 2 GP LP dated November 19, 2020 by and among Abingworth Clinical Co- Development Fund 2 GP LP and the Limited Partners.

Schedule 10.02

to the Credit Agreement

Administrative Agent’s Office, Certain Addresses for Notices

BORROWERS:

PPD, Inc.

929 North Front Street

Wilmington, NC 28401

Attention: General Counsel

(P) [            ]

(F) [            ]

(E) [            ]

With copies to:

Joe Bress

The Carlyle Group

520 Madison Avenue, 39th Floor

New York, NY 10022

(P) [            ]

(F) [            ]

(E) [            ]

Trevor Watt

Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

(P) [            ]

(F) [            ]

(E) [            ]

PPD, Inc.

929 North Front Street

Wilmington, NC 28401

Attention: Chief Executive Officer

(P) [            ]

(F) [            ]

(E) [            ]

PPD, Inc.

929 North Front Street

Wilmington, NC 28401

Attention: Chief Financial Officer

(E) [            ]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions)

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Kevin Campbell

(P) [            ]

(F) [            ]

(E) [            ]

Administrative Agent’s Office

(for notices under all Loan Documents excluding Collateral Documents)

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Kevin Campbell

(P) [            ]

(F) [            ]

(E) [            ]

With copies to:

Daniel Seale

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

(P) [            ]

(E) [            ]

Administrative Agent’s Office

(for notices under the Collateral Documents)

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Kevin Campbell

(P) [            ]

(F) [            ]

(E) [            ]

With copies to:

Daniel Seale

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

(P) [            ]

(E) [            ]

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date: ______________, _____

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Kevin Campbell

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby irrevocably requests (select one):

☐	A Borrowing of Loans A conversion or continuation of Loans

1.	On _______________________ (a Business Day).

2.	In the principal amount of $_______________.

3.	In the form of a _________________________[1].

4.	Comprised of ____________________________.

                                     [Type of Loan requested]

5.	[For the borrowing of, conversion to, or continuation of Eurocurrency Rate Loans: with an Interest Period of _____ months.][2]

[1]

Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans, New Term Loans, Specified Refinancing Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans or a continuation of Eurocurrency Rate Loans.

[2]

With respect to Eurocurrency Rate Loans, may be 1, 2, 3 or 6 months, or to the extent consented to by all Appropriate Lenders, twelve months thereafter (or such shorter interest period as may be agreed to by all Lenders of the applicable Tranche).

A-1-1	Form of Committed Loan Notice

[The Borrowing requested herein complies with the Credit Agreement, including [the proviso to the first sentence of Section 2.01(b) of the Credit Agreement and]3 Section 4.02 of the Credit Agreement.]

PPD, INC.

By:

Name:

Title:

3	To be included in requests for Revolving Credit Borrowings.

A-1-2

EXHIBIT A-2

FORM OF REQUEST FOR L/C CREDIT EXTENSION

Date: ______________, _____

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Kevin Campbell

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

[[___________]1, as L/C Issuer under the Credit Agreement

[_____________________]

[_____________________]

[_____________________]

Attention: [_____________]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, , and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby requests an [issuance][amendment][extension] of [a] [standby][commercial] Letter[s] of Credit in the amount of $__________. Enclosed herewith is the related Letter of Credit Application, with the information required pursuant to Section 2.03(c) of the Credit Agreement.

The beneficiary of the requested Letter of Credit will be [                ] and the Letter of Credit will have a stated expiration date of [                ].

The Credit Extension requested herein complies with the Credit Agreement, including Section 4.02 of the Credit Agreement.

[1]	Insert name and address of L/C Issuer if not JPMorgan Chase Bank, N.A.

A-2-1	Form of Request for L/C Credit Extension

PPD, INC.

By:

Name:

Title:

A-2-2	Form of Request for L/C Credit Extension

EXHIBIT C-1

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned promises to pay to ____________________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, , and

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under the Agreement from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of each Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of any kind in connection with this Term Note (including protest, demand, dishonor and non-payment).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-1-1	Form of Term Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

PPD, INC.

By:

Name:

Title:

C-1-2	Form of Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-3	Form of Term Note

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned promises to pay to ______________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of each Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of any kind in connection with this Revolving Credit Note (including protest, demand, dishonor and non-payment).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-2-1	Form of Revolving Credit Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

PPD, INC.

By:
Name:
Title:

C-2-2	Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3	Form of Revolving Credit Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Kevin Campbell

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                   of the Borrower, and that, as such, he/she is authorized to execute and deliver this compliance certificate (this “Certificate”) to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section, together with a customary management’s discussion and analysis of financial information.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in all material respects in accordance with GAAP as at such date and for such period, subject only to normal and recurring year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory footnotes, together with a customary management’s discussion and analysis of financial information.

D-1-1	Form of Compliance Certificate

2. Attached hereto as Schedule 1A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

3. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.

[select one:]

[To the knowledge of the undersigned during such fiscal period the Borrower performed and observed each covenant and other agreement of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

[Use following paragraph 4 only when the Financial Covenant is being tested for the applicable fiscal quarter or year]

4. [The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.]

[Use following paragraph 4 if the Financial Covenant is not then being tested; include the second bracketed language only for fiscal year-end statements]

4. [The Applicable Rate is [_]% and the Applicable Commitment Fee is [_]%.][The calculations set forth in Schedule 2 attached hereto set forth in reasonable detail the calculation of (i) Excess Cash Flow and (ii) the amount available under clause (c) of the first paragraph of Section 7.05 of the Credit Agreement as at the end of the fiscal year ending December 31, [_].]

5. Attached hereto as Schedule 3 are all supplements to Schedule 5.12 to the Credit Agreement to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of this Certificate.

[Use following paragraph only with delivery in connection with fiscal year-end financial statements]

6. [Attached hereto as Schedule 4 are all supplements to Schedules II through IV of the Security Agreement to update such schedules that were delivered at the Closing Date or pursuant to a subsequent periodic Compliance Certificate.]

D-1-2	Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,            .

PPD, INC.

By:
Name:
Title:

D-1-3	Form of Compliance Certificate

[Complete only when the Financial Covenant is being tested for the applicable fiscal quarter or year.

If the Financial Covenant is not then being tested and the Compliance Certificate is being delivered in connection with year-end financial statements, instead replace the below with a reasonably detailed calculation of (i) Excess Cash Flow and (ii) the amount available under clause (c) of the first paragraph of Section 7.05 of the Credit Agreement as at the end of the applicable fiscal year]

For the Quarter/Year ended                             (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 7.08 – First Lien Net Leverage Ratio.

A. Consolidated EBITDA

1.	Consolidated Net Income		$

2.	increased, in each case (other than in clauses (xi), (xii), and (xiv)) to the extent deducted and not added back in calculating such Consolidated Net Income (and, in each case, without duplication), by:

	(i)	provision for taxes based on income, profits or capital, including federal and state franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Restricted Subsidiaries; plus	$

	(ii)	Consolidated Interest Expense; plus	$

	(iii)	all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus	$

	(iv)	the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; plus	$

D-1-4	Form of Compliance Certificate

(v)	the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent of any of the Permitted Holders, in each case, to the extent permitted by Section 6.18 of the Credit Agreement; plus	$

(vi)	earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period; plus	$

(vii)	all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management and all losses, charges and expenses related to payments made to holders of options or other derivative equity interests in the common equity of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution; plus	$

(viii)	all non-cash losses, charges and expenses, including any write-offs or write-downs[1]; plus	$

(ix)	all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities that were not already excluded in calculating such Consolidated Net Income; plus	$

(x)	restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with any acquisitions, project start-up costs (including entry into new market/channels and new service offerings), costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, systems, facilities or equipment conversion costs, excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; plus	$

[1]

Provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any Test Period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future Test Period will be subtracted from Consolidated EBITDA for such future Test Period.

D-1-5	Form of Compliance Certificate

	(xi)	Pro Forma Cost Savings; plus	$

	(xii)	amounts included on Schedule 1.01(a) of the Credit Agreement to the extent such amounts, or amounts of similar type and nature to those listed on Schedule 1.01(a) of the Credit Agreement, without duplication, continue to be applicable during such period; plus	$

	(xiii)	the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing; plus	$

	(xiv)	the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income; plus	$

	(xv)	with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby	$

2.1	Total		$

3.	decreased (without duplication and to the extent increasing such Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date and (ii) the amount of any minority interest income consisting of a Subsidiary loss attributable to minority equity interest of third parties in any non-Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period)		$

4.	increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net cash or realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including cash or net realized gains and losses from exchange rate fluctuations on		$

D-1-6	Form of Compliance Certificate

intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if they were denominated in foreign currencies

	5.	increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice)[2]	$

	6.	Total Consolidated EBITDA	$

B.	Consolidated Funded First Lien Indebtedness:

	1.	Consolidated Funded Indebtedness that is secured by a Lien on the Collateral that does not rank junior in priority to the Liens on the Collateral securing the Obligations	$

C.	First Lien Net Leverage Ratio:		: 1

		Consolidated Funded First Lien Indebtedness of the Borrower Parties as of the last day of the Test Period most recently ended on or prior to such date of determination (line I.B.1)	$

Minus
		the unrestricted cash and Cash Equivalents of the Borrower Parties as of such date of determination	$

Divided
by

		Consolidated EBITDA of the Borrower Parties for such Test Period (line I.A.6).	$

[2]	Provided that:
(a)

there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period, in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis

(b)

there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period, and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period, in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis; and

(c)

the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xv) above if any such item individually is less than $2,000,000 in any fiscal quarter.

D-1-7	Form of Compliance Certificate

SCHEDULE 3

to the Compliance Certificate

(Supplements to Schedule 5.12 to the Credit Agreement)

D-1-9	Form of Compliance Certificate

SCHEDULE 4

to the Compliance Certificate

(Supplements to Schedules II through IV to the Security Agreement)

D-1-10	Form of Compliance Certificate

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions for Assignment and Assumption and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (the “Effective Date”) (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guaranties included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	PPD, INC., a Delaware corporation

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer.

E-1-1	Form of Assignment and Assumption

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Revolving Credit Facility	$	$	%

Term Facility	$	$	%

7.	Trade Date:

Effective Date:	, 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

E-1-2	Form of Assignment and Assumption

[Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:][1]

[Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as L/C Issuer

By:

Name:
Title:

Consented to and Accepted:

BARCLAYS BANK PLC, as L/C Issuer

By:

Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as L/C Issuer

By:

Name:
Title:

Consented to and Accepted:

GOLDMAN SACHS BANK USA, as L/C Issuer

By:

Name:
Title:

[1]

To be added unless the assignment is in respect of (x) the Term Loans and is to a Lender, an Affiliate of a Lender (provided that such affiliate must be a controlled bank affiliate and not a loan syndicate affiliate) or an Approved Fund or (y) the Revolving Credit Facility and is to a Revolving Credit Lender.

E-1-3	Form of Assignment and Assumption

Consented to and Accepted:

MIZUHO BANK, LTD., as L/C Issuer

By:

Name:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as L/C Issuer

By:

Name:
Title:

Consented to and Accepted:

HSBC BANK USA, N.A., as L/C Issuer

By:

Name:
Title:

Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as L/C Issuer

By:

Name:

Consented to and Accepted:

CITIBANK, N.A., as L/C Issuer

By:

Name:

E-1-4	Form of Assignment and Assumption

Consented to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer

By:

Name:
Title:][2]

[Consented to and Accepted:

[PPD, INC.],

By:

Name:
Title:][3]

[Acknowledged:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

By:

Name:
Title:][4]

[2]	To be added only if the Assignment is in respect of the Revolving Credit Facility.
[3]

To be added unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment, (2) such assignment is in respect of a Term Loan and is to a Lender, an Affiliate of a Lender (provided that such affiliate must be a controlled bank affiliate and not a loan syndicate affiliate) or an Approved Fund (other than any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders).

[4]	To be added if consent from the Administrative Agent is not required.

E-1-5	Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of its respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Affiliate Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received or has been accorded the opportunity to receive a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (viii) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement, (ix) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire such Assigned Interest, is experienced in acquiring assets of such type and (x) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

E-1-6	Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

E-1-7	Form of Assignment and Assumption

EXHIBIT E-2

FORM OF AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

This Affiliate Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Affiliate Lender Assignment and Assumption set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (the “Effective Date”) (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Other Affiliate (other than a Debt Fund Affiliate)]

3.	Borrower:	PPD, INC., a Delaware corporation

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “ Lenders ” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer.

E-2-1	Form of Affiliate Lender Assignment and Assumption

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Revolving Credit Facility	$	$		%
Term Facility	$	$		%

7. Trade Date:

Effective Date:	, 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Acknowledged:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:

E-2-2	Form of Affiliate Lender Assignment and Assumption

[PPD, INC.],][1]
By:
Name:
Title:

[1]

To be added unless (1) an Event of Default under Section 8.01 (a), (f) or (g) of the Credit Agreement has occurred and is continuing at the time of assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders).

E-2-3	Form of Affiliate Lender Assignment and Assumption

ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of its respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Other Affiliate, (iii) [after giving effect to this Assignment and Assumption, the aggregate principal amount of all Term Loans held by all Other Affiliates (other than Debt Fund Affiliates) constitutes less than 30% of the aggregate principal amount of all Term Loans then outstanding,]2 (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received or has been accorded the opportunity to receive a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (viii) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement, (ix) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire such Assigned Interest, is experienced in acquiring assets of such type and (x) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) shall at all times be subject to the voting restrictions set forth in Section 10.01 of the Credit Agreement. For the avoidance of doubt,

[2]	To be excluded for any Assignee that is a Debt Fund Affiliate

E-2-4	Form of Affiliate Lender Assignment and Assumption

Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to any Affiliate Lender. The Assignee further acknowledges and agrees that it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

E-2-5	Form of Affiliate Lender Assignment and Assumption

EXHIBIT E-3

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[On file with the Administrative Agent]

E-3-1	Form of Administrative Questionnaire

EXHIBIT F

FORM OF GUARANTY

[See attached]

Execution Version

GUARANTY

DATED AS OF JANUARY 13, 2021

AMONG

THE GUARANTORS NAMED HEREIN

AND

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN,

AS GUARANTORS,

AND

JPMORGAN CHASE BANK, N.A.

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Guaranty

Exhibit A             Guaranty Supplement

Schedule I           Provisions applicable to the UK Holdco and the Barbados Finco

Guaranty

GUARANTY

GUARANTY dated as of January 13, 2021 (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”) among the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity together with any successor administrative agent, the “Administrative Agent”) and collateral agent (in such capacity together with any successor collateral agent, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto, each L/C Issuer party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

WHEREAS, it is a condition precedent to the making of Loans by the Lenders from time to time, the issuance of Letters of Credit by the L/C Issuers from time to time, the entry by the Hedge Banks into Secured Hedge Agreements from time to time and the entry by the Cash Management Banks into Secured Cash Management Agreements from time to time that each Guarantor shall have executed and delivered this Guaranty;

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrowers, the issuance of, and participation in, Letters of Credit for the account of the Borrower or any Restricted Subsidiary under the Credit Agreement and the entering into by the Loan Parties of Secured Hedge Agreements and Secured Cash Management Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans from time to time, the L/C Issuers to issue Letters of Credit from time to time, the Hedge Banks to enter into Secured Hedge Agreements from time to time and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time;

NOW, THEREFORE, in consideration of the premises and the other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Parties and each Guarantor, jointly and severally with each other Guarantor, hereby covenants and agrees as follows:

Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all

Guaranty

Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, any Letter of Credit, any Secured Cash Management Agreement or any Secured Hedge Agreement (the Loan Documents, Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements, collectively, the “Secured Documents”) (including, without limitation, any extensions, increases, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Secured Document, to the extent reimbursable under Section 10.04 of the Credit Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of the benefits of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar local, foreign, federal or state law to the extent applicable to such Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guaranty, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar local, foreign, federal or state law, in each case applicable to such Guarantor.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty pertaining to the Guaranteed Obligations, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor, the Borrower and any other guarantor, as applicable, so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Secured Documents.

(d) Notwithstanding any provisions to the contrary contained in this Guaranty, the obligations and liabilities under this Guaranty with respect to the UK Holdco and the Barbados Finco shall be limited by the applicable local provisions and laws set forth in Schedule I (as may be supplemented pursuant to Section 8 or as otherwise agreed to by the Administrative Agent) with respect to such Guarantor.

Section 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Secured Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The obligations of each Guarantor

2	Guaranty

under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Secured Documents, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be joint and several, irrevocable, absolute and unconditional and shall not be affected or impaired by any circumstance or occurrence whatsoever irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full in cash of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) or the release of this Guaranty in accordance with any relevant release provisions in the Secured Documents) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability, at any time, of any Secured Document (including this Guaranty) or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Secured Documents, or any other amendment or waiver of or any consent to departure from any Secured Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, impairment, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Secured Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party;

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations;

(h) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

3	Guaranty

(i) any payment made to any secured creditor on the Indebtedness which any Secured Party repays the Borrowers or any other Secured Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceedings;

(j) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor; or

(k) any other circumstance (including, without limitation, any statute of limitations), any act or omission, or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made. For the avoidance of doubt, this paragraph shall survive the termination of this Guaranty.

Section 3. Waivers and Acknowledgments.

Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature (in accordance with the terms hereof) and applies to all Guaranteed Obligations, whether existing now or in the future.

Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, limits, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor, (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder, (iii) any right to proceed against the Borrowers, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party and (iv) any right to proceed against or exhaust any security held from the Borrowers, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party.

Each Guarantor acknowledges that the Administrative Agent may, in accordance with the Loan Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage or any collateral serving as security held by the Administrative Agent or Collateral Agent by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable laws.

4	Guaranty

Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of their respective Subsidiaries now or hereafter known by such Secured Party. Each Guarantor acknowledges that the Secured Parties shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Loan Party or any of their respective Subsidiaries.

Each Guarantor hereby unconditionally and irrevocably waives any right (i) to require the Administrative Agent or any of the Secured Parties to first proceed against, initiate any actions before a court or any other judge or authority, or enforce any other rights or security or claim payment from the Borrower or any other person, before claiming any amounts due from the Guarantor hereunder; (ii) to which it may be entitled to have the assets of the Borrower or any other person first be used, applied or depleted as payment of the Borrower’s obligations hereunder, prior to any amount being claimed from or paid by the Guarantor hereunder; and (iii) to which it may be entitled to have claims against it, or assets to be used or applied as payment, divided between the Borrower and the Guarantor (including other Guarantors).

Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Secured Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits and with full knowledge of their significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

Section 4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Secured Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or arrangements satisfactory to the L/C Issuer that issued

5	Guaranty

such Letters of Credit shall have been made) and the expiration or termination of all Commitments. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the termination of the Aggregate Commitments and the payment in full in cash of the Guaranteed Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) payable under this Guaranty and (b) the latest date of expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Secured Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) the Aggregate Commitments shall have been terminated and all of the Guaranteed Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) payable under this Guaranty shall have been paid in full in cash and (iii) all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty of any kind (either express or implied), necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 5. Payments Free and Clear of Taxes, Etc.

Any and all payments by any Guarantor under this Guaranty or any other Loan Document shall be made, in accordance with the terms of the Credit Agreement, without setoff, counterclaim or other defense, free and clear of and without deduction for any and all present or future Taxes. The provisions of Section 3.01 of the Credit Agreement are hereby incorporated by reference and each Guarantor agrees to be bound by such provisions as if such provisions were set forth in full herein, provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Guarantors” hereunder.

Each Guarantor’s obligations hereunder to make payments in the respective applicable currency (such applicable currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective other Secured Party of the full amount of the Obligation Currency expressed to

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be payable to the Administrative Agent, the Collateral Agent or such other Secured Party under this Guaranty or the other Loan Documents or any Secured Hedge Agreement, as applicable. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made in a manner consistent with Section 10.23 of the Credit Agreement as determined on the date immediately preceding the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. If the amount of the Judgment Currency actually paid is greater than the sum originally due to the Administrative Agent in the Obligation Currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

For purposes of determining the rate of exchange for this Section 5, such amounts shall not include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 6. Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

(a) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived; and

(b) such Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Secured Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 7. Covenants. Each Guarantor covenants and agrees that unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), the expiration or termination of all

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Letters of Credit (other than Letters of Credit which have been Cash Collateralized or arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) and the expiration or termination of all Commitments, such Guarantor will perform and observe, and cause each of its Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents applicable to such Guarantor on its or their part to be performed or observed or that the Borrower have agreed to cause such Guarantor or such Restricted Subsidiaries to perform or observe.

Section 8. Amendments, Guaranty Supplements, Etc. Subject to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (at the direction of the Required Lenders) and the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon a Guarantor becoming an Excluded Subsidiary, or ceasing to be a Restricted Subsidiary, in each case as a result of a transaction permitted under the Loan Documents, such Guarantor shall be released from this Guaranty in accordance with the provisions of Section 9.11 of the Credit Agreement.

It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall execute and deliver a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”) and upon the execution and delivery thereof, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered as follows: if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Schedule 10.02 of the Credit Agreement; if to any Agent or any Lender, at its address specified in Schedule 10.02 of the Credit Agreement; if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party; if to any Cash Management Bank, at its address specified in the Secured Cash Management Agreement to which it is a party; or at such other address as shall be designated by the recipient in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement.

Section 10. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.02 of the Credit Agreement to authorize the Administrative Agent to declare the Loans immediately due and payable pursuant to the provisions of said Section 8.02, each Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent or such Lender, other than deposits held in “Exempt Deposit Accounts” (as such term is defined in the Security Agreement), to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Secured Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Secured Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent and such Lender may have. This Section 11 is subject to the terms and conditions set forth in Section 10.09 of the Credit Agreement.

Section 12. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the termination of the Aggregate Commitments and the payment in full in cash of the Guaranteed Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) payable under this Guaranty and the Lenders have no further commitment to lend under the Credit Agreement and (ii) the latest date of expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), (b) be binding upon each Guarantor, its successors and assigns and (c) bind and inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, permitted transferees and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person in accordance with Section 10.07 of the Credit Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties, other than pursuant to a transaction permitted by the Credit Agreement and consummated in accordance with the terms and conditions contained therein.

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Section 13. Fees and Expenses; Indemnification.

Each Guarantor, jointly and severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder to the extent provided in Section 10.04 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Guarantors.”

Without limitation of any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by applicable law, indemnify, defend and save and hold harmless each Indemnitee from and against, and shall pay as and when incurred, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid, binding obligations of any Loan Party enforceable against such Loan Party in accordance with its terms.

Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby and secured by the Collateral Documents. The provisions of this Section 13 shall remain operative and in full force and effect regardless of the termination of this Guaranty, any other Loan Document, any Letter of Credit, any Secured Hedge Agreement or any Secured Cash Management Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Guaranty or any other Loan Document or any document governing any of the Obligations arising under any Secured Hedge Agreements or any Secured Cash Management Agreement, any resignation of the Administrative Agent or the Collateral Agent or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 13 shall be payable within twenty (20) Business Days after written demand therefor.

Section 14. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations now or hereafter owing to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 14:

(a) Prohibited Payments, Etc. Except as otherwise set forth in this Section 14(a), a Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default under Sections 8.01(a), (b) (solely with respect to the Financial Covenant Event of Default), (f) or (g) of the Credit Agreement (including the commencement and continuation of

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any proceeding under any Debtor Relief Law relating to any other Loan Party), unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default not described in the preceding sentence, upon notice from the Administrative Agent, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) the Administrative Agent is authorized and empowered (but without any obligation to do so), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 15. Right of Contribution.

Each Guarantor agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of any Guaranteed Obligation of any other Guarantor, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor which has not paid its proportionate share of such payment.

Each Guarantor’s right of contribution under this Section 15 shall be subject to the terms and conditions of Section 4. The provisions of this Section 15 shall in no respect limit the obligations and liabilities of the Borrower or any Guarantor to the Administrative Agent and the Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Guarantor hereunder. Each Guarantor agrees to contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

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Section 16. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty and each amendment, waiver and consent with respect hereto by telecopier, .pdf or other electronic transmission shall be effective as delivery of an original executed counterpart thereof. The words “execution,” “execute”, “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 17. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH

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SECURED PARTY, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED THEREIN) IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THIS GUARANTY. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, EACH OF THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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(f) Each Guarantor (other than the Borrower) hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Borrower hereby accepts such designation and appointment.

Section 18. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 19. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

Section 20. Guaranty Enforceable by Administrative Agent or Collateral Agent. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Parties agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Collateral Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent. The Secured Parties further agree that this Guaranty may not be enforced against any director, manager, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

Section 21. Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 21, or otherwise under this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 21 shall remain in full force and effect until the termination of this Guaranty in accordance with Section 12. Each Qualified ECP Guarantor intends that this Section 21 constitute, and this Section 21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000

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at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunder duly authorized as of the date first written above.

[GUARANTORS]

Jaguar (Barbados) Finance SRL

By:
Name:
Title:

Witness:

Name:
Address:
Occupation: Attorney-at-Law

[Signature Page to Guaranty]

Acknowledged and Agreed,

JPMORGAN CHASE BANK, N.A,

as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guaranty]

FORM OF GUARANTY SUPPLEMENT

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Brandon Allen

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

Reference is made to (i) that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation, PPD Development, L.P., a Delaware limited partnership, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and a L/C Issuer, and the other parties party thereto and (ii) the Guaranty dated as of January 13, 2021 (as amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement (this “Guaranty Supplement”), the “Guaranty”), among the Guarantors party thereto and the Administrative Agent. The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. Guaranty; Limitation of Liability.

(a) The undersigned hereby, jointly and severally with the other Guarantors absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Secured Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Secured Document, to the extent reimbursable under Section 10.04 of the Credit Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

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(b) The undersigned, and by its acceptance of the benefits of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to such Guarantor. To effectuate the foregoing intention, by acceptance of the benefits of this Guaranty Supplement and the Guaranty, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance or subject to avoidance under Debtor Relief Laws or any similar foreign, federal or state law, in each case applicable to such Guarantor.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor, the Borrower and any other guarantor, as applicable, so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Secured Documents.

2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Guaranty to the same extent as each other Guarantor.

4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier, .pdf or other electronic transmission shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF

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MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE UNDERSIGNED, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED THEREIN) IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THE GUARANTY. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY SUPPLEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY SUPPLEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Remainder of page left intentionally blank]

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Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

[Signature Page to Guaranty Supplement]

Acknowledged and Agreed,

JPMORGAN CHASE BANK, N.A, as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guaranty Supplement]

SCHEDULE I

Provisions applicable to the UK Holdco and the Barbados Finco

Pursuant to Section 1(d) of the Guaranty, the obligations and liabilities under this Guaranty with respect to the UK Holdco and the Barbados Finco shall be limited by the applicable local provisions and laws set forth in this Schedule I, which may be supplemented as otherwise agreed to by the Administrative Agent, with respect to such Guarantor.

Notwithstanding any provisions to the contrary contained in this Guaranty or in the Secured Documents (including Section 6.12(a) of the Credit Agreement), with respect to any Guarantor or Additional Guarantor incorporated or organized in the respective jurisdictions listed below, this Guaranty shall be subject in all respects to the following limitations:

1. For Guarantors incorporated or organized in the United Kingdom. The guarantee and indemnity in this Guaranty does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the United Kingdom Companies Act 2006.

2. For Guarantors incorporated or organized in Barbados. The guarantee and indemnity in this Guaranty does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of section 53 of the Companies Act, Cap.308 of the laws of Barbados.

EXHIBIT G

FORM OF SECURITY AGREEMENT

[See attached]

Execution Version

SECURITY AGREEMENT

Dated January 13, 2021

among

The Grantors referred to herein,

as Grantors

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

T A B L E O F C O N T E N T S

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Schedules:

Schedule I	–	Location, Chief Executive Office, Type Of Organization, Jurisdiction Of
Organization, Organizational Identification Number, Tax Identification Number
and Trade Names
Schedule II	–	Pledged Interests
Schedule III	–	Patents, Trademarks and Copyrights
Schedule IV	–	Commercial Tort Claims
Schedule V	–	Equipment and Inventory

Exhibits:

Exhibit A	–	Form of Security Agreement Supplement
Exhibit B	–	Form of Intellectual Property Security Agreement
Exhibit C	–	Form of Intellectual Property Security Agreement Supplement

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SECURITY AGREEMENT dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, this “Agreement”), among PPD, INC., a Delaware corporation (“Borrower”), PPD DEVELOPMENT, L.P., a Delaware limited partnership (the “Co-Borrower”, the other Persons listed on the signature pages hereof (the “Subsidiary Grantors”), the Additional Grantors (as hereinafter defined) from time to time party hereto (the Borrower, the Co-Borrower, the Subsidiary Grantors and such Additional Grantors being, collectively, the “Grantors”), and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement (as defined below)).

PRELIMINARY STATEMENTS

(1) The Borrower and the Co-Borrower have entered into a Credit Agreement dated of even date herewith (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder), being herein referred to as the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer, and the other parties party thereto.

(2) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral (as hereinafter defined).

(3) It is a condition precedent to the making of Loans by the Lenders from time to time and the issuance of Letters of Credit by the L/C Issuers from time to time, the entry into Secured Hedge Agreements by the Hedge Banks from time to time and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time that the Grantors shall have granted the security interests and made the pledges contemplated by this Agreement to the Collateral Agent for the benefit of the Secured Parties.

(4) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents and the other Secured Documents (as defined herein).

(5) Capitalized terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC are used in this Agreement as such terms are defined in such Article 8 or 9 (including Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Accounts, Documents, Equipment, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Securities Accounts, Securities Intermediary, Security, Security Entitlements, Supporting Obligations and Uncertificated Security).

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans from time to time, the L/C Issuers to issue Letters of Credit from time to time, the Hedge Banks to enter into Secured Hedge Agreements from time to time and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

Section 1. Grant of Security. As security for the payment or performance, as the case may be, in full of the Secured Obligations (as defined below), each Grantor hereby collaterally assigns and pledges to the Collateral Agent (and its successors and permitted assigns), for the benefit of the Secured

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Parties, and each Grantor hereby grants to the Collateral Agent (and its successors and permitted assigns), for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all Accounts;

(b) all cash and Cash Equivalents;

(c) all Chattel Paper;

(d) all Commercial Tort Claims set forth on Schedule IV hereto or for which notice is required to be provided pursuant to Section 5(a) below;

(e) all Deposit Accounts;

(f) all Documents;

(g) all Equipment;

(h) subject to Section 21 hereof, all Fixtures;

(i) all General Intangibles;

(j) all Goods;

(k) all Instruments;

(l) all Inventory;

(m) all Letter-of-Credit Rights;

(n) the following (the “Security Collateral”):

(i) all indebtedness from time to time owed to such Grantor, including, without limitation, the indebtedness set forth opposite such Grantor’s name on and otherwise described on Schedule II (as such Schedule II may be supplemented from time to time by supplements to this Agreement) (all such indebtedness being the “Pledged Debt”), and the instruments and promissory notes, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(ii) all Equity Interests of any Person from time to time acquired, owned or held directly by such Grantor in any manner, including, without limitation, the Equity Interests owned or held by each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule II (as such Schedule II may be supplemented from time to time by supplements to this Agreement) (all such Equity Interests being the “Pledged Interests”), and the certificates, if any, representing such shares or units or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in

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exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto; provided that such Grantor shall not be required to pledge, and the terms “Pledged Interests” and “Security Collateral” used in this Agreement shall not include, any voting Equity Interests that constitute Excluded Assets; and

(iii) all Investment Property and all Financial Assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all warrants, rights or options issued thereon or with respect thereto;

(o) all contracts and agreements between any Grantor and one or more additional parties (including, without limitation, any Swap Contracts, licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements) and the IP Agreements (as hereinafter defined), in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements (all such Collateral being the “Agreement Collateral”);

(p) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models, statutory invention registrations and all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, trademark applications, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in any “intent-to-use” trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to Allege Use with respect thereto, to the extent, if any, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such application under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet websites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files) and firmware, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, database rights and rights in data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

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(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration at the U.S. Patent and Trademark Office (the “USPTO”) and registrations with the U.S. Copyright Office (the “USCO”) set forth in Schedule III hereto (as such Schedule III may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the applicable form of Exhibit C hereto (each, an “IP Security Agreement Supplement”) executed by such Grantor to the Collateral Agent from time to time), together with all reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof; and

(vii) all agreements granting to any Grantor, or pursuant to which any Grantor grants to any other Person rights in any of the foregoing (“IP Agreements”);

(viii) any and all claims for damages or injunctive relief for past, present and future infringement, dilution, misappropriation, violation or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(q) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(r) all books, records, ledger cards, files, correspondence (including, without limitation, customer lists, blueprints, technical specifications, manuals, computer software, tapes, disks and other electronic storage media and related data processing software credit files, printouts and other computer output materials and records and similar items that at any time evidence or contain information relating to any of the Collateral) of such Grantor pertaining to any of the Collateral;

(s) all other tangible and intangible personal property of whatever nature whether or not covered by Article 9 of the UCC; and

(t) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and Supporting Obligations that constitute property of the types described in clauses (a) through (r) of this Section 1), and, to the extent not otherwise included, all payments under insurance covering any Collateral (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (s), the security interest created by this Agreement shall not extend to, and the terms “Collateral,” “Security Collateral,” “Agreement Collateral,” “Intellectual Property Collateral” and other terms defining the components of the Collateral in the foregoing clauses (a) through (s) shall not include any Excluded Property;

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provided, further, that immediately upon the ineffectiveness, lapse or termination of any restriction or condition covering, or resulting in, any asset or other property of a Grantor constituting Excluded Property, the Collateral shall include and such Grantor shall be deemed to have granted a security interest in, such Grantor’s right, title and interest in and to such asset or other property as if such restriction or condition had never been in effect and such asset or other property shall no longer constitute Excluded Property;

provided, further, that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (s), no Grantor shall be required to (x) take any action or enter into any agreement in contravention of the Perfection Exceptions or (y) make any filing with respect to any Intellectual Property Collateral other than filing a UCC financing statement and filings at the USPTO or USCO.

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements, collectively, the “Secured Documents”) (as such Secured Documents may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations that would be owed by such Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under its contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates, if any, representing or evidencing the Pledged Interests (other than Equity Interests of non-wholly owned Subsidiaries with a fair market value of less than $25,000,000) and all instruments representing or evidencing the Pledged Debt individually or in an aggregate principal amount together with all other such Pledged Debt in excess of $25,000,000 (other than any short-term intercompany current liabilities incurred in the ordinary course of business and consistent with past practice in connection with the cash management operations of the Borrower and its Restricted Subsidiaries) shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. During the continuation of an Event of Default, the Collateral Agent shall have the right at any time, in its discretion and without notice to any Grantor, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees

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any or all of the Security Collateral, subject only to the revocable rights specified in Section 10(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations and (iii) convert Security Collateral consisting of Financial Assets credited to any Securities Account to Security Collateral consisting of Financial Assets held directly by the Collateral Agent, and to convert Security Collateral consisting of Financial Assets held directly by the Collateral Agent to Security Collateral consisting of Financial Assets credited to any Securities Account.

(b) During the continuation of an Event of Default and after the Collateral Agent has given notice to the applicable Grantor of its intent to exercise remedies, with respect to any Security Collateral in which any Grantor has any right, title or interest and that (i) is not an uncertificated security, promptly upon the request of the Collateral Agent, such Grantor will notify each issuer of Pledged Interests that such Pledged Interests are subject to the security interests granted hereunder or (ii) is an uncertificated security, promptly upon the request of the Collateral Agent, such Grantor will cause the issuer thereof either (A) to (other than with respect to shares in Barbados Finco) register the Collateral Agent as the registered owner of such security or (B) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent.

(c) Each Grantor agrees that to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, (i) such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(d) During the continuation of an Event of Default and after the Collateral Agent has given notice to the applicable Grantor of its intent to exercise remedies, promptly upon the request of the Collateral Agent, such Grantor will notify each issuer of Pledged Debt that such Pledged Debt is subject to the security interests granted hereunder.

Section 5. Maintaining Collateral Accounts; Giving Notice of Commercial Tort Claims. So long as any Secured Obligation of any Loan Party shall remain unpaid (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) or any Letter of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized):

(a) each Grantor will give prompt notice to the Collateral Agent of any individual Commercial Tort Claim with a claimed amount in excess of $25,000,000 and will promptly execute or otherwise authenticate a supplement to this Agreement and otherwise take all necessary action to subject such Commercial Tort Claim to the security interests granted under this Agreement; and

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(b) with respect to any Deposit Accounts containing Cash Collateral, each Grantor will maintain such Deposit Accounts only with the Administrative Agent or the Collateral Agent or with another commercial bank reasonably acceptable to the Collateral Agent that has agreed with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of funds in such accounts without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent.

Section 6. Representations and Warranties. Each Grantor represents and warrants to the Collateral Agent and each Secured Party as follows (it being understood that none of the following applies to the Excluded Property):

(a) as of the Closing Date (after giving effect to the Transactions), (i) such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, type of organization, jurisdiction of organization or incorporation, organizational identification number (if any) and taxpayer identification number (if any) are correctly set forth in Schedule I hereto (as such Schedule I may be supplemented from time to time by supplements to this Agreement), (ii) such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office, in the state or jurisdiction set forth in Schedule I hereto and (iii) such Grantor has no trade names other than as listed on Schedule I hereto and, within the 5 years preceding the Closing Date, has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or incorporation, organizational identification number or taxpayer identification number (if any) from those set forth on Schedule I, except as described on Schedule I;

(b) all of the Equipment and Inventory of such Grantor, in each case, with value (together with the value of all Equipment and Inventory of all other Grantors located at the same place) in excess of $25,000,000 are located at the places specified in Schedule 5.08(b) to the Credit Agreement and on Schedule V hereto as of the Closing Date. All Pledged Interests consisting of certificated securities (other than Equity Interests of non-wholly owned Subsidiaries with a fair market value of less than $25,000,000) and all Pledged Debt consisting of instruments in an aggregate principal amount in excess of $25,000,000 have been or will be delivered to the Collateral Agent in accordance herewith and with the Credit Agreement;

(c) such Grantor is the legal and beneficial owner of the Collateral (other than Intellectual Property Collateral) granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, and Permitted Liens;

(d) (i) the Pledged Interests pledged by such Grantor on the Closing Date constitute the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto, which schedule correctly represents as of the date hereof the issuer, the certificate number, if any, the Grantor and the record owner, the number and class and the percentage pledged of such class, (ii) no amount payable under or in connection with any of the Pledged Debt in an aggregate principal amount in excess of $25,000,000 on the Closing Date is evidenced by an instrument or Tangible Chattel Paper other than such instruments and Tangible Chattel Paper indicated on Schedule II, which schedule correctly represents the issuers thereof, the initial principal amount, the Grantor and holder and date of issuance of all Pledged Debt, and (iii) as of the Closing Date, the Pledged Interests pledged by such Grantor hereunder have been validly issued and, in the case of Pledged Interests issued by a corporation, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction) and, in the case of Pledged Debt among the Grantors and their Subsidiaries, are legal, valid and binding obligations of the issuers thereof;

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(e) such Grantor has full power, authority and legal right to pledge all the Collateral pledged by such Grantor pursuant to this Agreement and upon the filing of appropriate financing statements under the UCC and the recordation of the IP Security Agreement (as defined below) with the USPTO and the USCO, as applicable, and the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by this Agreement), all actions necessary to perfect the security interest, so far as perfection is possible under relevant law, in the Collateral of such Grantor created under this Agreement with respect to which a Lien may be perfected by filing or possession or control pursuant to the UCC or 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 subject to the terms of this Agreement shall have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid, enforceable and, together with such filings and other actions, perfected, so far as perfection is possible under relevant law, first priority security interest in such Collateral of such Grantor (subject to the Perfection Exceptions and Permitted Liens), securing the payment of the Secured Obligations;

(f) except as could not reasonably be expected to have a Material Adverse Effect:

(i) to the knowledge of any Grantor, the conduct of the business of such Grantor as currently conducted does not infringe upon, misappropriate, dilute or otherwise violate the intellectual property rights of any third party;

(ii) such Grantor is the exclusive owner of all of the Intellectual Property Collateral set forth on Schedule III;

(iii) as of the Closing Date, the Intellectual Property Collateral set forth on Schedule III hereto includes all of the patents, patent applications, trademark registrations and applications, and copyright registrations filed at the USPTO or the USCO material to such Grantor’s business (hereinafter “Registered Intellectual Property Collateral”);

(iv) the Registered Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part;

(v) no claim, action, suit, investigation, litigation or proceeding has been asserted in writing and is pending or, to the knowledge of such Grantor, is threatened in writing against such Grantor (i) challenging the Grantor’s ownership of any of the Intellectual Property Collateral or (ii) alleging that the services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other intellectual property right of any third party. To the knowledge of any Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Collateral owned by such Grantor; and

(g) such Grantor has no Commercial Tort Claims with an individual claimed value in excess of $25,000,000 other than those listed in Schedule IV and additional Commercial Tort Claims subject to the requirements of Section 5(a) hereof.

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Section 7. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or that the Collateral Agent may reasonably request, in order to grant, preserve, perfect and/or protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor, subject in each case to the Perfection Exceptions. Without limiting the generality of the foregoing, each Grantor will, upon the Collateral Agent’s reasonable request, promptly with respect to Collateral of such Grantor: (i) if any such Collateral with a value in excess of $25,000,000 shall be evidenced by a promissory note or other instrument or Chattel Paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the perfected security interest granted or purported to be granted by such Grantor hereunder; (iii) deliver and pledge to the Collateral Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank (to the extent required to be pledged pursuant to the Credit Agreement or this Agreement) or otherwise take any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) of the Collateral; and (iv) deliver to the Collateral Agent evidence that all other action (subject to the Perfection Exceptions) that the Collateral Agent may reasonably require from time to time in order to grant, preserve, perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect), whether now owned or hereafter existing or acquired or such other description as the Collateral Agent, as it reasonably determines is necessary or advisable, of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) At the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a) of the Credit Agreement, the Borrower shall update Schedules II through IV of this Agreement with any changes since the Closing Date or the delivery of the previous annual financial statements, as applicable, or confirm that there have been no such changes during such period.

Section 8. Post-Closing Changes; Collections on Assigned Agreements and Accounts. (a) No Grantor will change its name, type of organization, jurisdiction of organization or incorporation, organizational identification number (if any), taxpayer identification number (if any) or location from those referred to in Section 6(a) of this Agreement without giving concurrent written notice (or subsequent written notice if the Collateral Agent agrees in its reasonable discretion) to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of maintaining the perfection and priority of the security interest created by this Agreement.

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(b) Except as otherwise provided in this Section 8(b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Accounts. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as such Grantor (or, during the continuation of an Event of Default, the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Accounts, including, without limitation, those rights set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Accounts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be either (A) released to such Grantor to the extent permitted under the terms of the Credit Agreement so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 8.04 of the Credit Agreement and (ii) except with the consent of the Collateral Agent, such Grantor will not adjust, settle or compromise the amount or payment of any Account, release wholly or partly any Obligor thereof, or allow any credit or discount thereon.

Section 9. As to Intellectual Property Collateral. (a) Except as could not reasonably be expected to have a Material Adverse Effect, with respect to each item of its Registered Intellectual Property Collateral, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the USPTO and USCO, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the USPTO and USCO, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor shall use proper statutory notice in connection with its use of Intellectual Property Collateral registered with, issued by, or applied for with the USPTO or USCO that is material to the business of the Borrower and its Restricted Subsidiaries. Except as could not be reasonably expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Registered Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain.

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(c) Notwithstanding the foregoing, each Grantor may refrain from taking, or shall be permitted to take, as the case may be, any actions otherwise prohibited or required by the foregoing clauses (a) and (b) of this Section 9 with respect to Intellectual Property Collateral which it determines in its good faith business judgment not to be useful to its business or worth protecting or maintaining (including without limitation by abandoning, allowing to lapse, failing to defend, renew, maintain or enforce or causing any such Intellectual Property Collateral to become unenforceable, abandoned, invalidated or publicly available).

(d) With respect to its Registered Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate a patent, trademark, or copyright security agreement, as applicable, in substantially the form set forth in Exhibit B hereto (an “IP Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Registered Intellectual Property Collateral with the USPTO and USCO, as applicable.

(e) Without limiting Section 1, each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(p) that is not, as of the Closing Date, a part of the Intellectual Property Collateral, including for the avoidance of doubt, by filing a Statement of Use or an Amendment to Allege Use with respect to any “intent-to-use” Trademark application of such Grantor which is accepted by the USPTO, (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall, to the extent required pursuant to Section 6.12 of the Credit Agreement, execute and deliver to the Collateral Agent, or otherwise authenticate, an IP Security Agreement Supplement covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the USPTO and USCO.

(f) Solely at such time as the Collateral Agent is lawfully entitled to exercise its rights and remedies under Section 14, each Grantor grants to the Collateral Agent an irrevocable (during the continuance of such Event of Default), non-exclusive and assignable license (exercisable without payment of royalty or other compensation to such Grantor) subject, (i) to any restrictions in contracts with third parties, (ii) in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, and (iii) in the case of trade secrets, to reasonable efforts to maintain the confidentiality and security of such trade secrets, to use, assign or sublicense any intellectual property in which such Grantor has rights wherever the same may be located, including, without limitation, in such license access to (x) all media in which any of the licensed items may be recorded or stored, and (y) all software and computer programs used for compilation or print-out of same. The license granted under this Section is to enable the Collateral Agent to exercise its rights and remedies under Section 14 and for no other purpose.

Section 10. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under Section 8.01(f) or (g) of the Credit Agreement, the Collateral Agent has not notified such Grantor of its intent to exercise remedies as set forth below:

(i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided, however, that such Grantor will not exercise or refrain from exercising any such right in a manner prohibited by the Loan Documents;

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(ii) each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all:

(a) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(b) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

(c) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral,

(x) in the case of the foregoing clause (A), any such property distributed in respect of any Security Collateral shall be deemed to constitute acquired property and shall be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement or other instrument) in accordance with the terms of this Agreement and the provisions of Section 6.12 of the Credit Agreement and (y) in the case of the foregoing clauses (B) and (C), any such cash distributed in respect of any Security Collateral shall be subject to the provisions of the Credit Agreement applicable to the proceeds of a Disposition of property; and

(iii) the Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) upon notice to the applicable Grantor (and automatically in the case of clause (y) below to the extent such Event of Default is under Section 8.01(f) or (g) of the Credit Agreement), all rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 10(a)(i) shall cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 10(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions; and

(ii) all dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 10(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

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Section 11. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (in accordance with this Agreement and each other applicable Loan Document), including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent;

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper, in connection with clause (a) or (b) above; and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 12. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein after the expiration or termination of any applicable cure or grace periods, the Collateral Agent may, after providing notice to such Grantor of its intent to do so, but without any obligation to do so, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 15.

Section 13. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care with respect to the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article IX of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article IX of the Credit Agreement.

(b) The Secured Parties and the Collateral Agent have no obligation to keep Collateral in their possession identifiable. The Collateral Agent has no obligation to collect dividends, distributions or interest payable on, or exercise any option or right in connection with any Collateral. The Collateral Agent has no obligation to protect or preserve any Collateral from depreciating in value or becoming worthless and is released from all responsibility for any loss of value, whether such Collateral is in the possession of, is a security entitlement of, or is subject to the control of, the Collateral Agent, a securities intermediary, the Grantor or any other person.

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(c) The Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 14. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Accounts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to accounts containing Cash Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Accounts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC, in each case in accordance with the other provisions of this Agreement. The Agent shall have no obligation to marshal any of the Collateral. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

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(c) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to any Deposit Account of a Grantor that is not an Exempt Deposit Account. For purposes of this Agreement, the term “Exempt Deposit Account” shall mean any Deposit Account owned by or in the name of a Loan Party with respect to which such Loan Party is acting as a fiduciary for another Person who is not a Loan Party.

(d) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 15) in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations, in the manner set forth in Section 8.04 of the Credit Agreement. Notwithstanding the foregoing, if intercreditor arrangements have been entered into in accordance with Section 9.11 of the Credit Agreement among the holders of the Secured Obligations and holders of any other Indebtedness permitted under the Credit Agreement which provides for the application of proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, then such proceeds may be applied pursuant to the terms of such intercreditor arrangements.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 14, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 14, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

(h) Except as otherwise provided in any Loan Documents, with the written consent of the Administrative Agent and the Required Lenders, to the extent permitted by any such requirement of Law (including, without limitation, Section 9-610 of the UCC), the Collateral Agent (or any other Person on its behalf) may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for Disposition in accordance with this Section 14 without accountability to the relevant Grantor.

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(i) Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in Section 14(f) above and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with Section 14(f) above.

(j) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests or the Pledged Debt by reason of certain prohibitions contained in the Securities Act of 1933, as amended, (the “Securities Act”) and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

Section 15. Expenses. (a) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof, in each case, in the manner and to the extent set forth in Section 10.04 of the Credit Agreement.

(b) The parties hereto agree that the Collateral Agent shall be entitled to the benefits of, and the Grantors shall jointly and severally have the indemnification obligations described in, Section 10.05 of the Credit Agreement.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Secured Documents. The provisions of this Section 15 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Collateral Agent, or any investigation made by or on behalf of the Collateral Agent or any Secured Party. The Grantors shall promptly pay or promptly reimburse the Collateral Agent and each Secured Party, as applicable, for all amounts due under this Section 15.

Section 16. Amendments; Waivers; Additional Grantors; Etc. (a) Subject to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

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(b) Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement, the other Loan Documents and any Secured Cash Management Agreement or Secured Hedge Agreement, to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement, the other Loan Documents and any Secured Cash Management Agreement or Secured Hedge Agreement, to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I through V attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I through V, respectively, hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

Section 17. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Grantor, addressed to it in care of the Borrower at the Borrower’s address specified in Schedule 10.02 of the Credit Agreement, or if to the Collateral Agent, at its address specified in Schedule 10.02 of the Credit Agreement. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement. Delivery by telecopier or in .pdf or similar format by electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 18. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the termination of the Aggregate Commitments and the payment in full in cash of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the termination or expiration of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.07 of the Credit Agreement.

Section 19. Release; Termination. (a) Upon any sale, transfer or other disposition of any item of Collateral of any Grantor permitted by, and in accordance with, the terms of the Loan Documents to a Person that is not a Loan Party or in connection with any other release of the Liens on the Collateral provided for in Section 9.11 of the Credit Agreement, the Collateral Agent will, at such Grantor’s expense, execute and deliver without recourse and without any representation or warranty of any kind (either express or implied) to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that such Grantor shall have delivered to the Collateral Agent a written request for release (with a reasonably detailed description of the related sale, transfer or disposition), together with a form of release for execution by the Collateral Agent and, if reasonably requested by the Collateral Agent, a certificate of such Grantor to the effect that the release is in compliance with the Loan Documents.

17

(b) Upon the termination of the Aggregate Commitments and the payment in full in cash of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the termination or expiration of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), the pledge and security interests granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 20. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in ..pdf or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 21. The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures, letting and licenses of real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 22. Governing Law; Jurisdiction; Etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND

18

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 22(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f) Each Grantor (other than the Borrower) hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Borrower hereby accepts such designation and appointment.

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Section 23. Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement, if any intercreditor agreement is entered into in accordance with Section 9.11 of the Credit Agreement, in the event of any conflict or inconsistency between the provisions of such intercreditor agreement and this Agreement, the provisions of such intercreditor agreement shall prevail.

[SIGNATURE PAGES FOLLOW]

20

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

[GRANTORS]

By:
Name:
Title:

Address for notices

[Signature Page to Security Agreement]

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Signature Page to Security Agreement]

Schedule I to the

Security Agreement

LOCATION, CHIEF EXECUTIVE OFFICE,

TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION OR INCORPORATION,

ORGANIZATIONAL IDENTIFICATION NUMBER, TAX IDENTIFICATION NUMBER AND

TRADE NAMES

Grantor	Type of Organization	Jurisdiction of Organization or Incorporation	Organizational I.D. No.	Tax I.D. No.	Trade Names

Grantor	Type of Organization	Jurisdiction of Organization or Incorporation	Organizational I.D. No.	Tax I.D. No.	Trade Names

Chief Executive Office Address of [                     ]

Changes in Name, Location, Chief Executive Office, Organization Type,

Jurisdiction of Organization, Organizational Identification Number or

Taxpayer Identification Number Within the Last Five Years

Grantor	Former Legal Name	Former Organizatio n Type	Former Jurisdiction of Organization	Former Chief Executive Office	Former Organizati onal I.D. No.	Former Tax I.D. No.	Date of Change

Schedule II to the

Security Agreement

PLEDGED INTERESTS AND PLEDGED DEBT

Pledged Interests

Grantor	Issuer	Class of Equity Interest	Certificate No(s)	Number of Shares	Percentage Pledged

Pledged Debt

[To be confirmed]

Schedule III to the

Security Agreement

PATENTS, TRADEMARKS AND COPYRIGHTS

I.	Patents

II.	Trademarks

III.	Copyrights

Schedule IV to the

Security Agreement

COMMERCIAL TORT CLAIMS

Schedule V to the

Security Agreement

EQUIPMENT AND INVENTORY

[To be confirmed]

Exhibit A to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

JPMorgan Chase Bank, N.A.,

as the Collateral Agent for the

Secured Parties referred to in the

Credit Agreement referred to below

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Kevin Campbell

Phone: [                    ]

Email: [                    ]

[Name of Additional Grantor]

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement dated as of January [ ], 2021 (as it may hereafter be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “Credit Agreement”) among PPD, INC., a Delaware corporation (“Borrower”), PPD DEVELOPMENT, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto , and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer, and (ii) the Security Agreement dated January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Grantors from time to time party thereto and the Collateral Agent. Capitalized terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement (and in the event of a conflict, the applicable definition shall be the one given to such term in the Security Agreement).

Section 1.                Grant of Security.    The undersigned hereby collaterally assigns and pledges to    the Collateral Agent (and its successors and permitted assigns), for the benefit of the Secured Parties, and the undersigned hereby grants to the Collateral Agent (and its successors and permitted assigns), for the benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral of the undersigned (including all Accounts, cash and Cash Equivalents, Chattel Paper, Commercial Tort Claims set forth on Schedule IV of the Security Agreement (as supplemented), Deposit Accounts, Documents, Equipment, Fixtures (subject to Section 21 of the Security Agreement), General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Security Collateral, Agreement Collateral, Intellectual Property Collateral, and the other Collateral referred to in clauses (q), (r) and (s) of Section 1 of the Security Agreement), except for Excluded Property, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

Section 2. Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing under or in respect of the Secured Documents (as such Secured Documents may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations that would be owed by the Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3. Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules I through V to Schedules I through V, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct in all material respects.

Section 4. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Security Agreement with respect to itself (as supplemented by the attached supplemental schedules) as of the date hereof.

Section 5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned and that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be.

Section 6. Governing Law; Jurisdiction; Etc. (a) THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK

STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT SUPPLEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT SUPPLEMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT SUPPLEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS SECURITY AGREEMENT SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS SECURITY AGREEMENT SUPPLEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS SECURITY AGREEMENT SUPPLEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS SECURITY AGREEMENT SUPPLEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS SECURITY AGREEMENT SUPPLEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

Address for notices:

[Signature Page to Security Agreement Supplement]

Exhibit B to the

Security Agreement

FORM OF [PATENT / TRADEMARK / COPYRIGHT] SECURITY AGREEMENT

This [PATENT / TRADEMARK / COPYRIGHT]SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “[Patent][Trademark][Copyright] Security Agreement”) dated [ ] [ ], 202[], is among the Persons listed on the signature pages hereof (collectively, the “Grantors”) and JPMORGAN CHASE BANK, N.A., as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, PPD, INC., a Delaware corporation, and PPD DEVELOPMENT, LP, a Delaware limited partnership, have entered into the Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders, the L/C Issuers and the Administrative Agent. Capitalized terms defined in the Credit Agreement or in the Security Agreement (as defined below) and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement, as the case may be (and in the event of a conflict, the applicable definition shall be the one given to such term in the Security Agreement).

WHEREAS, as a condition precedent to the making of the Loans by the Lenders from time to time and the issuance of Letters of Credit by the L/C Issuers from time to time, the entry into Secured Hedge Agreements by the Hedge Banks from time to time and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time, each Grantor has executed and delivered that certain Security Agreement dated January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Grantors from time to time party thereto and the Collateral Agent.

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, including the [Patents / Trademarks / Copyrights], and have agreed thereunder to execute this [Patent][Trademark][Copyright] Security Agreement for recording with the [USPTO / USCO].

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

Section 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this [Patent][Trademark][Copyright] Security Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement.

Section 2. Grant of Security. Each Grantor hereby collaterally assigns and pledges to the Collateral Agent (and its successors and permitted assigns), for the benefit of the Secured Parties, and each Grantor hereby grants to the Collateral Agent (and its successors and permitted assigns), for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in and to the following (the “[Patent][Trademark][Copyright] Collateral”):

(i) [all patents and patent applications, including those set forth on Schedule A hereto; ]

(i) [all trademarks, service marks, and applications therefor, including those set forth on Schedule A hereto;]

(i) [all copyrights and exclusive copyright licenses, including, without limitation those set forth on Schedule A hereto;]

(ii) all reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof; and

(iii) any and all claims for damages or injunctive relief for past, present and future infringement, dilution, misappropriation, violation or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(iv) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

provided that notwithstanding anything to the contrary contained herein, the security interest created hereby shall not extend to Excluded Property.

Section 3.Security for Obligations. The grant of a security interest in, the Collateral by each Grantor under this [Patent][Trademark][Copyright] Security Agreement secures the payment or performance, as the case may be, in full of the Secured Obligations, including all Secured Obligations of such Grantor now or hereafter existing under or in respect of the Secured Documents (as such Secured Documents may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this [Patent][Trademark][Copyright] Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations that would be owed by such Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, or reorganization or similar proceeding involving a Loan Party.

Section 4. Recordation. Each Grantor authorizes and requests that the [Register of Copyrights / the Commissioner for Patents / the Commissioner for Trademarks] record this [Patent][Trademark][Copyright] Security Agreement.

Section 5. Execution in Counterparts. This [Patent][Trademark][Copyright] Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6. Grants, Rights and Remedies. This [Patent][Trademark][Copyright] Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this [Patent][Trademark][Copyright] Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

Section 7. Governing                Law;                  Jurisdiction;                 Etc. (a)THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(a) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) EACH PARTY TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE

PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this [Patent][Trademark][Copyright]Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

[ONLY TO INCLUDE ENTITIES WHICH OWN [PATENTS / TRADEMARKS / COPYRIGHTS]]

By:
Name:
Title:

[Signature Page to Intellectual Property Security Agreement]

JPMORGAN CHASE BANK, N.A. as Collateral Agent

By:
Name:
Title:

[Signature Page to Intellectual Property Security Agreement]

Exhibit C to the

Security Agreement

FORM OF [PATENT / TRADEMARK / COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT

This [PATENT / TRADEMARK / COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT (this    “[Patent][Trademark][Copyright]    Security    Agreement    Supplement”)     dated [                    ], is made by the Person listed on the signature page hereof (the “Grantor”) in favor of JPMORGAN CHASE BANK, N.A., as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, PPD, INC., a Delaware corporation, and PPD DEVELOPMENT, LP, a Delaware limited partnership, have entered into the Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders, the L/C Issuers and the Administrative Agent. Capitalized terms defined in the Credit Agreement or in the Security Agreement (as defined below) and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement, as the case may be (and in the event of a conflict, the applicable definition shall be the one given to such term in the Security Agreement).

WHEREAS, pursuant to the Credit Agreement, the Grantors have executed and delivered or otherwise become bound by that certain Security Agreement dated January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “[Patent][Trademark][Copyright] Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has agreed to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in any after-acquired intellectual property collateral of the Grantor, including any after-acquired [Patents / Trademarks / Copyrights], and has agreed in connection therewith to execute this [Patent][Trademark][Copyright] Security Agreement Supplement for recording with the [USPTO / USCO].

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

Section 1. Definitions.    Unless otherwise defined herein or the context otherwise requires,    terms used in this [Patent][Trademark][Copyright] Security Agreement Supplement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement, the Security Agreement and the [Patent][Trademark][Copyright] Security Agreement.

Section 2. Grant of Security. Each Grantor hereby collaterally assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in and to the following (the Additional Collateral”):

(i) [all patents and patent applications, including those set forth on Schedule A hereto; ]

(i) [all trademarks, service marks, and applications therefor, including those set forth on Schedule A hereto;]

(i) [all copyrights and exclusive copyright licenses, including, without limitation those set forth on Schedule A hereto;]

(ii) all reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof; and

(iii) any and all claims for damages or injunctive relief for past, present and future infringement, dilution, misappropriation, violation or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(iv) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

provided that, notwithstanding anything to the contrary contained herein, the security interest created hereby shall not extend to Excluded Property.

Section 3. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this [Patent][Trademark][Copyright] Security Agreement Supplement secures the payment or performance, as the case may be, in full of the Secured Obligations, including all Secured Obligations of the Grantor now or hereafter existing under or in respect of the Secured Documents (as such Secured Documents may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this [Patent][Trademark][Copyright] Security Agreement Supplement secures the payment of all amounts that constitute part of the Secured Obligations that would be owed by the Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 4. Recordation. The Grantor authorizes and requests that the [Register of Copyrights / the Commissioner for Patents / the Commissioner for Trademarks] record this [Patent][Trademark][Copyright] Security Agreement Supplement.

Section 5. Grants, Rights and Remedies. This [Patent][Trademark][Copyright] Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this [Patent][Trademark][Copyright] Security Agreement Supplement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

Section 6. Governing                Law;     Jurisdiction;     Etc. (a) THIS [PATENT] [TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(a) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) EACH PARTY TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS [PATENT][TRADEMARK][COPYRIGHT] SECURITY AGREEMENT SUPPLEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the Grantor has caused this [Patent][Trademark][Copyright] Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

[NAME OF GRANTOR]

By:
Name:
Title:

Address for notices:

[Signature Page to Intellectual Property Security Agreement Supplement]

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

[See attached]

1-3	Form of Solvency Certificate

Execution Version

SOLVENCY CERTIFICATE

January 13, 2020

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, Chris Scully, the Chief Financial Officer of PPD, INC., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This solvency certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(vi) of the Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. For the purposes of this Certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole were sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the Transactions (as defined below), determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries, taken as a whole after consummation of the Transaction, is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this Certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below:

(a) I have reviewed the financial statements referred to in Section 5.05 of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

4. As Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its subsidiaries.

5. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the Transaction, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries taken as a whole exceeds their Liabilities; (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by Chief Financial Officer as of the date first written above.

PPD, INC.

By:
Name:	Chris Scully
Title:	Chief Financial Officer

[Signature Page to Solvency Certificate]

EXHIBIT J

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

[See attached]

I-1	Intercompany Subordination Agreement

Execution Version

INTERCOMPANY SUBORDINATION AGREEMENT

Dated as of January 13, 2021

(A) Reference is made to (i) that certain Credit Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer, and (ii) any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Credit Agreement.

(B) All Indebtedness of each of the undersigned (in such capacity for the purposes of this Intercompany Subordination Agreement, an “Obligor”) to each of the other undersigned (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”) now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

(C) This Intercompany Subordination Agreement is entered into and delivered pursuant to Section 4.01(a)(i) and to the extent applicable, Section 7.01(g) and/or (i) of the Credit Agreement.

SECTION 1. Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Obligations of any such Obligor now or hereafter existing under the Credit Agreement and the other Loan Documents. For the purposes of this Intercompany Subordination Agreement, the Obligations shall not be deemed to have been paid in full until the latest of: (i) the termination of the Aggregate Commitment and the payment in full in cash of the Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) payable under the Credit Agreement and the other Loan Documents and (ii) the latest date of expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made).

SECTION 2. Events of Subordination. (a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Secured Parties shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of, or distribution of any kind or character on account of, all or any of the Subordinated Debt, and any payment or distribution of any kind or character (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any

1	Intercompany Subordination Agreement

payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Administrative Agent for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations until the Obligations shall have been paid in full.

(b) In the event that (i) any Event of Default described in Section 8.01(a) or (f) of the Credit Agreement shall have occurred and be continuing or (ii) any judicial proceeding shall be pending with respect to any Event of Default, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) or distribution of any kind or character shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or securities or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived.

(c) In the event that any Event of Default (other than an Event of Default described in Section 8.01(a) or (f) of the Credit Agreement) shall have occurred and be continuing and the Administrative Agent gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) or distribution of any kind or character shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or securities or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Obligations shall have been paid in full or (y) such Event of Default shall have been cured or waived.

(d) Except as otherwise set forth in Sections 2(a) through (c) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt as permitted by the Credit Agreement.

SECTION 3. In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a) If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i) the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or the other Secured Parties; and

(ii) each Subordinated Creditor shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

2	Intercompany Subordination Agreement

(b) All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received and thereafter held in trust for the benefit of the Secured Parties, shall be segregated from all other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Administrative Agent for the account of the Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as Collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the Credit Agreement.

(c) The Administrative Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Obligor shall have complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(d) In any case commenced by or against the Borrower or any Subsidiary of the Borrower pursuant to any Debtor Relief Law or any similar federal, foreign, state or local statute (a “Reorganization Proceeding”), to the extent not prohibited by applicable law, the Administrative Agent shall have the exclusive right to exercise any voting rights in respect of the claims of such Subordinated Creditor against the Borrower or any Subsidiary of the Borrower.

(e) If, at any time, all or part of any payment with respect to Obligations theretofore made (whether by the Borrower, the Co-Borrower, any other Loan Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded, avoided or must otherwise be returned by the holders of Obligations for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower, the Co-Borrower, any other Loan Party or such other Persons or as the result of any avoidance or other actions commenced therein), the provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(f) Each Subordinated Creditor shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the Secured Parties in any Reorganization Proceeding or any other proceeding under any Debtor Relief Law.

SECTION 4. Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Administrative Agent or the other Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Obligations shall have been paid in full in cash (other than (x) contingent indemnification obligations as to which no claim has been asserted, (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made and (z) outstanding Letters of Credit which have been Cash Collateralized (or arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made)).

SECTION 5. Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any Secured Parties to exercise and enforce its rights and remedies hereunder.

3	Intercompany Subordination Agreement

SECTION 6. Agreements in Respect of Subordinated Debt. No Subordinated Creditor will, sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made subject to this Intercompany Subordination Agreement.

SECTION 7. Agreement by the Obligors. Each Obligor agrees that it will not make any payment of, or other distribution of any kind or character on account of, any of the Subordinated Debt, or take any other action, in each case, if such payment, distribution, or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

SECTION 8. Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent and the other Secured Parties, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(i)	any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Obligations or any part thereof;

(ii)	any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guaranty or any Obligations;

(iii)	the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Secured Parties in their sole discretion may determine;

(iv)	the release or substitution of one or more of any endorsers or other guarantors of any of the Obligations;

(v)	the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Obligor or which, but for this Section 8 might operate as a discharge of such Obligor;

(vi)

any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(vii)

any defense based on any claim that such Obligor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(viii)	the benefit of any statute of limitations affecting such Obligor’s or Subordinated Creditor’s liability hereunder;

4	Intercompany Subordination Agreement

(ix)	any right to proceed against any Obligor, proceed against or exhaust any security for any Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(x)	any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and

(xi)	to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded, avoided, or must otherwise be returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

SECTION 9. Treatment of Guaranty and Security of Subordinated Debt. Any payments or distributions of any kind or character made to, or received by, any Subordinated Creditor in respect of any guaranty or security in support of the Subordinated Debt shall be subject to the terms of this Intercompany Subordination Agreement and applied on the same basis as payments or distributions made directly by the obligor under such Subordinated Debt. To the extent that the Borrower or any of its Subsidiaries (other than the respective obligor or obligors which are already parties hereto) provide a guaranty or any security in support of any Subordinated Debt, the party which is the lender of the respective Subordinated Debt will cause each such Person to become a party hereto (if such Person is not already a party hereto) not later than the date of the execution and delivery of the respective guaranty or security documentation (or such later date as the Administrative Agent may agree in its sole discretion); provided that any failure to comply with the foregoing requirements of this Section 9 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments or distributions received with respect to any guaranty or security for any Subordinated Debt, whether or not the Person furnishing such guaranty or security is a party hereto).

SECTION 10. Treatment of Intercompany Debt and Release upon a Distressed Disposal. (a) In addition to the foregoing agreements, each party hereto hereby acknowledges and agrees that, with respect to all Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower (“Intercompany Debt”) (whether or not same constitutes Subordinated Debt), that (x) such Intercompany Debt (and any promissory notes or other instruments evidencing same) may be pledged, and delivered for pledge, by the Borrower or any other Loan Parties pursuant to any Collateral Document or any other Obligations to which the Borrower or its Subsidiaries are, or at any time in the future become, a party and (y) with respect to all Intercompany Debt so pledged, the Collateral Agent shall be entitled to exercise all rights and remedies with respect to such Intercompany Debt to the maximum extent provided in the Collateral Documents (in accordance with the terms thereof and subject to the requirements of applicable law). Furthermore, with respect to all Intercompany Debt at any time owed to the Borrower or any other Loan Party, and notwithstanding anything to the contrary contained in the terms of such Intercompany Debt, each obligor (including any guarantor) and obligee with respect to such Intercompany Debt hereby agrees, for the benefit of the holders from time to time of the Obligations, that the Administrative Agent or the Collateral Agent may at any time the Collateral Agent or Administrative Agent has exercised remedies pursuant to any Loan Document, and from time to time, accelerate the maturity of such Intercompany Debt if (x) any obligor (including any guarantor) of such Intercompany Debt is subject to any voluntary or involuntary receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding or other similar proceeding pursuant to Title 11 of the United

5	Intercompany Subordination Agreement

States Code or other applicable federal, foreign, state or local law or upon an assignment for the benefit of creditors (a “Bankruptcy Proceeding”) or (y) any Event of Default under the Credit Agreement, or any event of default under, and as defined in, any other Obligations (or the documentation governing the same), shall have occurred and be continuing. Any such acceleration of the maturity of any Intercompany Debt shall be made by written notice by the Administrative Agent or Collateral Agent to the obligor on the respective Intercompany Debt; provided that no such notice shall be required (and the acceleration shall automatically occur) either upon the occurrence of a Bankruptcy Proceeding with respect to the respective obligor (or any guarantor) of the respective Intercompany Debt or upon (or following) any acceleration of the maturity of any Loans pursuant to the Credit Agreement.

(b) If a Distressed Disposal is being effected, the Collateral Agent is irrevocably authorized (at the cost of the relevant Loan Party and without any consent, sanction, authority or further confirmation from any Secured Party or Loan Party): (i) if the asset which is disposed of consists of shares in the capital of a Loan Party, to release, on behalf of the relevant Subordinated Creditors, (x) that Loan Party and any Subsidiary of that Loan Party from all or any part of its Subordinated Debt and (y) any other claim of any Subordinated Creditor over that Loan Party’s assets or over the assets of any Subsidiary of that Loan Party;

(ii) if the asset which is disposed of consists of shares in the capital of any Holding Company of a Loan Party, to release, on behalf of the relevant Subordinated Creditors, (x) that Holding Company and any Subsidiary of that Holding Company from all or any part of its Subordinated Debt and (y) any other claim of any Subordinated Creditor over the assets of any Subsidiary of that Holding Company; and (iii) if the asset which is disposed of consists of shares in the capital of a Loan Party or the Holding Company of a Loan Party (the “Disposed Entity”) and the Collateral Agent decides to transfer to another Loan Party (the “Receiving Entity”) all or any part of the Disposed Entity’s obligations or any obligations of any Subsidiary of that Disposed Entity in respect of Subordinated Debt, to execute and deliver or enter into any agreement to (x) agree to the transfer of all or part of the obligations in respect of such Subordinated Debt on behalf of the relevant Subordinated Creditors to which those obligations are owed and on behalf of the Loan Parties which owe those obligations, and (y) accept the transfer of all or part of the obligations in respect of such Subordinated Debt on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of such Subordinated Debt is to be transferred, and (iv) if the asset which is disposed of consists of an asset of any Obligor, to release, on behalf of the relevant Subordinated Creditors, any liens or other security interests on such asset held or granted to such Subordinated Creditor.

(c) Defined Terms. As used in this Section 10, the following terms shall have the following meanings:

“Acceleration Event” shall mean the Administrative Agent exercising any of its rights under Section 8.02 of the Credit Agreement.

“Disposed Entity” shall have the meaning provided in Section 10(b) of this Intercompany Subordination Agreement.

“Distress Event” shall mean any of: (a) an Acceleration Event; or (b) the enforcement of any Collateral Document after delivery of any notice required under the applicable Collateral Document.

“Distressed Disposal” shall mean a disposal of an asset of a Loan Party which is: (a) being effected in circumstances where the applicable Collateral Document has become enforceable after delivery of any notice required under the applicable Collateral Document; (b) being effected by enforcement of a Collateral Document after delivery of any notice required under the applicable Collateral Document; or (c) being effected, after the occurrence of a Distress Event, by a Loan Party to a person or persons which is not a Loan Party.

6	Intercompany Subordination Agreement

“Holding Company” shall mean, in relation to a company or corporation, any other company or corporation of which it is a Subsidiary.

“Receiving Entity” shall have the meaning provided in Section 10(b) of this Intercompany Subordination Agreement.

SECTION 11. Waiver. Each Subordinated Creditor and each Obligor hereby waive promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Intercompany Subordination Agreement and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto (unless otherwise required by the Credit Agreement or the other Loan Documents) or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

SECTION 12. Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, such Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 13. Addresses for Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.

SECTION 14. No Waiver; Remedies; Conflict of Terms. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. In the event of any conflict between the terms of this Intercompany Subordination Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

SECTION 15. Joinder. Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such Restricted Subsidiary shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

SECTION 16. Governing Law; Jurisdiction; Etc. (a) THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE STATE, COUNTY AND CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING

7	Intercompany Subordination Agreement

OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OTHER SECURED PARTY OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13 OF THIS INTERCOMPANY SUBORDINATION AGREEMENT. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS INTERCOMPANY SUBORDINATION AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 16(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 17. Counterparts; Effectiveness. This Intercompany Subordination Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Intercompany Subordination Agreement shall become effective when it shall have been executed by the Obligors, the Subordinated Creditors and each Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Obligor, each Subordinated Creditor, each Agent, each other Secured Party

8	Intercompany Subordination Agreement

and their respective permitted successors and assigns, subject to Section 6 hereof. Delivery of an executed counterpart of a signature page of this Intercompany Subordination Agreement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Intercompany Subordination Agreement. The words “execution,” “execute”, “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page left intentionally blank]

9	Intercompany Subordination Agreement

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor and each Borrower has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[SUBORDINATED CREDITORS]

By:
Name:
Title:

[OBLIGORS]

By:
Name:
Title:

[BORROWER]

By:
Name:
Title:

[CO-BORROWER]

By:
Name:
Title:

[SIGNATURE PAGE]	Intercompany Subordination Agreement

Agreed and acknowledged as of the date above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE]	Intercompany Subordination Agreement

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                      , 202_ (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of January 13, 2021 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among PPD, Inc., a Delaware corporation, PPD DEVELOPMENT, L.P., a Delaware limited partnership, the Subordinated Creditors and Obligors from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1. Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2. Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3. Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[____________________________________]

By:

Name:
Title:

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B)of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment (and from time to time upon the reasonable request of the Administrative Agent or the Borrower).

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[         ]

Form of Compliance Certificate

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment (and from time to time upon the reasonable request of the Administrative Agent or the Borrower).

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[         ]

Form of U.S. Tax Compliance Certificate

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or any successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) or (ii) an IRS Form W-8IMY (or any successor form) accompanied by an IRS Form W- 8BEN or IRS Form W-8BEN-E (or any successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment (and from time to time upon the reasonable request of the Administrative Agent or the Borrower).

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[         ]

Form of U.S. Tax Compliance Certificate

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY (or any successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) or (ii) an IRS Form W-8IMY (or any successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment (and from time to time upon the reasonable request of the Administrative Agent or the Borrower).

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[         ]

Form of U.S. Tax Compliance Certificate

EXHIBIT L-1

[FORM OF PREPAYMENT NOTICE]

LOAN PREPAYMENT NOTICE

Date:                 ,

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Kevin Campbell

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of January 13, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PPD, Inc., a Delaware corporation (the “Borrower”), PPD Development, L.P., a Delaware limited partnership (the “Co-Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and a L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

This Prepayment Notice is delivered to you pursuant to Section 2.05(a)(i) of the Agreement. The Borrower hereby gives notice of a prepayment of Loans as follows:

1.	☐ Revolving Loans ☐ Term Loans

2.	(select Type(s) of Loans) ☐ [Base Rate Loans] in the aggregate principal amount of $ . ☐ [Eurocurrency Rate Loans] with an Interest period ending , 20 in the aggregate principal amount of $ .

3.	On , 20 (a Business Day).

Form of Prepayment Notice

PPD, INC.

By:
Name:
Title:

Form of Prepayment Notice